    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 20, 1998

                                                      REGISTRATION NO. 333-61547
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          CONTINENTAL RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

           OKLAHOMA                          1311                  73-0767549
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                           --------------------------


        302 NORTH INDEPENDENCE                        ROGER CLEMENT
              SUITE 300                           302 NORTH INDEPENDENCE
         ENID, OKLAHOMA 73701                           SUITE 300
            (580) 233-8955                         ENID, OKLAHOMA 73701
  (Address, including Zip Code, and                   (580) 233-8955
              telephone                       (Name, address, including Zip
   number, including area code, of             Code, and telephone number,
   registrant's principal executive         including area code, of agent for
               offices)                                  service)

                           --------------------------


                                   COPIES TO:

                             THEODORE M. ELAM, ESQ.
                              BRICE TARZWELL, ESQ.
                    MCAFEE & TAFT A PROFESSIONAL CORPORATION
                       TENTH FLOOR, TWO LEADERSHIP SQUARE
                         OKLAHOMA CITY, OKLAHOMA 73102
                                 (405) 235-9621
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement under the earlier effective registration statement for the same offering. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                             PROPOSED MAXIMUM    PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
     SECURITIES TO BE REGISTERED          BE REGISTERED        PER UNIT(1)      OFFERING PRICE(1)    REGISTRATION FEE
10 1/4% Senior Subordinated Notes due
  2008................................     $150,000,000            100%            $150,000,000         $44,250(1)

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(f)(2).
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8, MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             ADDITIONAL REGISTRANTS

                               CONTINENTAL GAS, INC.
             (Exact name of registrant as specified in its charter)

           OKLAHOMA                          1311                  73-1363922
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                       302 NORTH INDEPENDENCE, SUITE 300
                              ENID, OKLAHOMA 73701
                                 (580) 233-8955
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                 ROGER CLEMENT
                        SENIOR VICE PRESIDENT, TREASURER
                          AND CHIEF FINANCIAL OFFICER
                       302 NORTH INDEPENDENCE, SUITE 300
                              ENID, OKLAHOMA 73701
                                 (580) 233-8955
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             CONTINENTAL CRUDE CO.
             (Exact name of registrant as specified in its charter)

           OKLAHOMA                          1311                  73-1541220
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                       302 NORTH INDEPENDENCE, SUITE 300
                              ENID, OKLAHOMA 73701
                                 (580) 233-8955
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                 ROGER CLEMENT
                        SENIOR VICE PRESIDENT, TREASURER
                          AND CHIEF FINANCIAL OFFICER
                       302 NORTH INDEPENDENCE, SUITE 300
                              ENID, OKLAHOMA 73701
                                 (580) 233-8955
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

PRELIMINARY PROSPECTUS (SUBJECT TO COMPLETION)
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

ISSUED OCTOBER 20, 1998


                                 OFFER TO EXCHANGE

                                ALL OUTSTANDING
                   10 1/4% SENIOR SUBORDINATED NOTES DUE 2008
                  ($150,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
                   10 1/4% SENIOR SUBORDINATED NOTES DUE 2008
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT
                                       OF

                          CONTINENTAL RESOURCES, INC.
                                ----------------


    The Exchange Offer will expire at 5:00 p.m., New York City time, on November , 1998, unless extended (if and as extended, the "Expiration Date"). The
Company will accept for exchange any and all validly tendered Old Notes on or prior to 5:00 p.m., New York City time, on the Expiration Date. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer."


                           --------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS WHICH INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE NEW NOTES OFFERED HEREBY.

                           --------------------------


    Continental Resources, Inc., an Oklahoma corporation (the "Company" or "Continental"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal to exchange $1,000 principal amount of its 10 1/4% Senior Subordinated Notes Due 2008 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 10 1/4% Senior Subordinated Notes Due 2008 (the "Old Notes"), of which an aggregate of $150,000,000 in principal amount was outstanding as of October 16, 1998. The New Notes and the Old Notes are collectively referred to herein as the "Notes."


                                                   (COVER CONTINUED ON PAGE II.)

                           --------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------


    Interest on the New Notes will be paid in cash at a rate of 10 1/4% per annum on each February 1 and August 1, commencing February 1, 1999. The New Notes may be redeemed at the option of the Company, in whole or in part, at any time on or after August 1, 2003 at 105.125% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on or after August 1, 2006. In addition, at any time prior to August 1, 2001, the Company may redeem up to 35% of the aggregate principal amount of the New Notes with the net proceeds of one or more sales of capital stock of the Company, at 110.250% of their principal amount, plus accrued interest; provided that after any such redemption at least $97.5 million aggregate principal amount of Notes remains outstanding. See "Description of Notes."



    This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Old Notes as of October 16, 1998. As of such date, a nominee for The Depository Trust Company was the only registered holder of the Old Notes.



    The Company will not receive any proceeds from this Exchange Offer. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."


    WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                           --------------------------

                THE DATE OF THIS PROSPECTUS IS          , 1998.

    The New Notes will be general unsecured obligations of the Company entitled to the benefits of the Indenture governing the Notes (as defined herein). The New Notes will be subordinated in right of payment to all existing and future Senior Debt (as defined in the Indenture), including indebtedness under the Company's revolving credit facility with Bank One, Oklahoma, N.A. (the "Credit Facility"), will rank equally in right of payment with the Old Notes and all other senior indebtedness of the Company, and will rank senior in right of payment to all other subordinated indebtedness of the Company. Payment of principal, premium, if any, and interest on the New Notes will be unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by the Company's two wholly owned subsidiaries, Continental Gas, Inc. and Continental Crude Co., and by its future Restricted Subsidiaries (as defined in the Indenture) (the "Subsidiary Guarantors"). The Old Notes are, and the New Notes will be, subordinated in right of payment to all existing and future Senior Debt, will rank equally in right of payment to all other senior debt and will rank senior in right of payment to all other subordinated indebtedness of the Subsidiary Guarantors. As of June 30, 1998, the Company had, on a consolidated basis, $3.8 million of Senior Debt (exclusive of $75.0 million of unused commitments under the Credit Facility), all of which ranks senior to the Notes, the Company had no senior subordinated debt outstanding (exclusive of the Notes), and the Subsidiary Guarantors had no indebtedness outstanding other than the guarantees of the Credit Facility and the Subsidiary Guarantees. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act. Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the holders of the Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Old Notes held by them. Following the completion of the Exchange Offer, none of the Notes will be entitled to the contingent increase in interest rate provided pursuant to the Old Notes. The Exchange Offer is being made pursuant to the terms of the registration rights agreement (the "Registration Rights Agreement") entered into between the Company and Chase Securities Inc. (the "Initial Purchaser") pursuant to the terms of the Purchase Agreement dated July 21, 1998 between the Company and the Initial Purchases. See "The Exchange Offer--Purpose and Effect of the Exchange Offer."


    Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes or who is an affiliate of the Company may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Holders of Old Notes wishing to accept the Exchange offer must represent to the Company in the Letter of Transmittal that such conditions have been met.


    Each broker-dealer (other than an affiliate of the Company) that receives New Notes for its own account pursuant to the Exchange Offer as a result of market making activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the last date Old Notes are accepted for exchange pursuant to the Exchange Offer (the "Exchange Date"), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any broker-dealer who is an affiliate of the Company may not rely on such no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                -----

Periodic Reports...........................................................................................          iv

Available Information......................................................................................          iv

Summary....................................................................................................           1

Risk Factors...............................................................................................          13

The Exchange Offer.........................................................................................          21

Unaudited Pro Forma Consolidated Financial Statements......................................................          29

Selected Consolidated Financial Data.......................................................................          34

Management's Discussion and Analysis of Financial Condition and Results of Operations......................          36

Business and Properties....................................................................................          45

Management.................................................................................................          62

Summary Compensation Table.................................................................................          64

Certain Relationships and Related Transactions.............................................................          65

Principal Shareholders.....................................................................................          66

Description of Credit Facility.............................................................................          66

Description of Notes.......................................................................................          67

Certain United States Tax Consequences.....................................................................          99

Plan of Distribution.......................................................................................         103

Legal Matters..............................................................................................         104

Experts....................................................................................................         104

Glossary of Terms..........................................................................................         105

Index to Financial Statements..............................................................................         F-1


                            ------------------------

    NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                            ------------------------

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD SHARES IN ANY JURISDICTION IN WHICH THIS EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                PERIODIC REPORTS

    The Company has agreed that, whether or not required by the rules and regulations of the Commission, so long as any Old Notes or New Notes are outstanding, the Company will file with the Commission all such reports and other information as it would be required to file with the Commission by Section 13(a) or 15(d) under the Securities Exchange Act of 1934 (the "Exchange Act") as if it were subject thereto. The Company will supply the Trustee appointed with respect to the Old Notes or New Notes and each holder of Old Notes or New Notes, without cost, copies of such report and other information.

                            ------------------------

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement"), which term includes all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the New Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contracts, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    The Company is not currently subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended. Upon effectiveness of a registration statement with respect to an exchange offer or a shelf registration statement with respect to resales of the Notes (see "Description of the Notes--Registration Rights"), the Company will become subject to the informational requirements of the Exchange Act.

                            ------------------------

    THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS". ALL STATEMENTS REGARDING THE COMPANY'S AND ITS SUBSIDIARIES' EXPECTED FINANCIAL POSITION, BUSINESS AND FINANCING PLANS ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY AND ITS SUBSIDIARIES BELIEVE THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, THEY CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS AND UNDER "RISK FACTORS." ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY, ITS SUBSIDIARIES OR PERSONS ACTING ON THEIR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                                    SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO "CONTINENTAL" OR THE "COMPANY" INCLUDE CONTINENTAL RESOURCES, INC. AND ITS CONSOLIDATED SUBSIDIARIES, CONTINENTAL GAS, INC. AND CONTINENTAL CRUDE CO. PRO FORMA INFORMATION GIVES EFFECT TO THE WORLAND FIELD ACQUISITION AND THE RELATED FINANCING, INCLUDING THE OFFERING. THE TERM "PV-10" AND CERTAIN OTHER INDUSTRY TERMS ARE DEFINED IN THE GLOSSARY.


                                  THE COMPANY


    Continental Resources, Inc. is engaged in the development, exploitation, exploration and acquisition of oil and gas reserves, primarily in the Rocky Mountains and the Mid-Continent and, to a lesser extent, in the Gulf Coast region of Texas and Louisiana. In addition to its exploration, development and production activities, the Company's subsidiary, Continental Gas, Inc., owns and operates 1,000 miles of natural gas pipelines, five gas gathering systems and three gas processing plants in its operating areas. Continental Gas, Inc. also engages in natural gas marketing, gas pipeline construction and saltwater disposal. Capitalizing on its growth through the drill-bit and its acquisition strategy, on a pro forma basis the Company increased its estimated proved reserves from 12.7 MMBoe in 1993 to 64.9 MMBoe in 1997, and increased its annual production from 2.0 MMBoe in 1993 to 5.2 MMBoe in 1997. At December 31, 1997, on a pro forma basis, approximately 80% of the Company's estimated proved reserves were oil and approximately 63% of its total estimated reserves were classified as proved developed. At June 30, 1998, the Company had interests in 1,399 producing wells of which it operated 1,114.


    The Company's Rocky Mountain activities are concentrated in the Williston Basin of North Dakota, South Dakota and Montana and in the Big Horn Basin of Wyoming. The Company's operations in the Williston Basin are focused on the Cedar Hills Field which the Company believes is, potentially, one of the largest onshore discoveries in the lower 48 states since 1971. The Cedar Hills Field represented approximately 45% of the PV-10 attributable to the Company's estimated proved reserves at December 31, 1997, on a pro forma basis. In the Williston Basin, the Company owns approximately 470,000 net leasehold acres and has interests in 322 gross (252 net) wells, has identified 105 potential drilling locations and conducts both primary drilling and enhanced recovery operations. The Company recently expanded its activities into the Big Horn Basin through the acquisition of producing and non-producing properties in the Worland Field. The Company currently owns approximately 35,000 net leasehold acres in the Big Horn Basin and has interests in 292 gross (125 net) producing wells which, on a pro forma basis, represented approximately 10% of the PV-10 attributable to the Company's estimated proved reserves at December 31, 1997. In the Big Horn Basin the Company has identified 164 potential drilling locations which represent significant opportunities.


    The Company's Mid-Continent activities are conducted primarily in the Anadarko Basin of western Oklahoma, southwestern Kansas and the Texas Panhandle and, to a lesser extent, in the Arkoma Basin of southeastern Oklahoma, and in southern Illinois. At December 31, 1997 the Company's Anadarko Basin properties represented approximately 95% of the PV-10 attributable to the Company's estimated proved reserves in the Mid-Continent and approximately 36% of the Company's total estimated proved reserves, on a pro forma basis. In the Anadarko Basin the Company owns approximately 57,000 net leasehold acres, has interests in 658 gross (408 net) producing wells and has identified 11 potential drilling locations. The Company also owns leasehold interests and expects to expand its exploration activities in the Arkoma Basin and Gulf Coast region of Texas and Louisiana.


RECENT EVENTS


    WORLAND FIELD ACQUISITION. Effective June 1, 1998 the Company completed an $86.5 million acquisition of producing and non-producing oil and gas properties in the Worland Field of the Big Horn Basin in northern Wyoming (the "Worland Field Acquisition"). Effective the same date, the Company sold an undivided 50% interest in the Worland Field properties (excluding inventory and certain items of equipment) to Harold Hamm, the Company's principal shareholder for $42.6 million. See "Certain Relationships and Related Transactions." All references to the Worland Field Acquisition and the related properties refer only to the Company's interest in the Worland Field properties after giving effect to the sale to the Company's principal shareholder. See "Principal Shareholders."


    Continental's interests in the Worland Field include 35,000 net leasehold acres, on which are located 292 producing wells, 272 of which are operated by the Company. As of December 31, 1997, the estimated net proved reserves attributable to the Company's interest in the Worland Field properties were 32.0 MMBoe, with an estimated PV-10 of $25.4 million. The Worland Field properties include six identified exploratory prospects for further extension of the known producing reservoirs. The Worland Field Acquisition materially increases the Company's proved reserves and provides additional exploration and exploitation opportunities in areas similar to and near Continental's Williston Basin operating area.


    CEDAR HILLS FIELD TRANSACTION. On May 15, 1998, the Company entered into a definitive agreement whereby, effective December 1, 1998, Continental and Burlington Resources Oil & Gas Company ("Burlington"), an unrelated joint interest owner in the Cedar Hills Field, will exchange undivided interests so that the Company will ultimately own working interests ranging from 90% to 92% in approximately 65,000 gross (59,000 net) leasehold acres in the northern half of the Cedar Hills Field and the joint interest owner will acquire a substantial portion of the Company's interests in the southern half of the Cedar Hills Field. As a result of this agreement, the Company will enhance its ability to unitize all interests in the northern half of the Cedar Hills Field which is necessary in order for the Company to initiate its planned HPAI enhanced recovery operations. See "Business--Rocky Mountains" for a discussion of a dispute that may impede the consummation of the exchange of interests.


                            ------------------------

    The Company's principal executive and operating offices are located at Suite 300, Continental Tower, 302 North Independence, Enid, Oklahoma 73701, and its telephone number is (580) 233-8955.

                               THE EXCHANGE OFFER
                          TERMS OF THE EXCHANGE OFFER

    This Exchange Offer is being made pursuant to the terms of the registration rights agreement (the "Registration Rights Agreement") entered into between the Company and Chase Securities, Inc. (the "Initial Purchaser") pursuant to the terms of the Purchase Agreement dated July 21, 1998 between the Company and the Placement Agents. See "The Exchange Offer--Purpose and Effect of the Exchange Offer."


The Exchange Offer................  Pursuant to the Exchange Offer, $1,000 principal amount of New Notes will be issued in exchange for each $1,000
                                    principal amount of Old Notes that are validly tendered
                                    and not withdrawn. As of October 16, 1998, a nominee for
                                    The Depository Trust Company was the only registered
                                    holder of Old Notes and $150,000,000 aggregate principal
                                    amount of Old Notes are outstanding. Holders of Old
                                    Notes whose Old Notes are not tendered and accepted in
                                    the Exchange Offer will continue to hold such Old Notes
                                    and will be entitled to all the rights and preferences
                                    and will be subject to the limitations applicable
                                    thereto under the Indenture governing the Old Notes and
                                    the New Notes. Following consummation of the Exchange
                                    Offer, the holders of Old Notes will continue to be
                                    subject to the existing restrictions upon transfer
                                    thereof and the Company will have no further obligation
                                    to such holders to provide for the registration under
                                    the Securities Act of the Old Notes held by them.
                                    Following the completion of the Exchange Offer, none of
                                    the Notes will be entitled to the contingent increase in
                                    interest rate provided with respect to the Old Notes.

Resale............................  Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties,
                                    the Company believes the New Notes issued pursuant to
                                    the Exchange Offer may be offered for resale, resold and
                                    otherwise transferred by any holder thereof (other than
                                    broker-dealers, as set forth below, and any such holder
                                    that is an affiliate of the Company within the meaning
                                    of Rule 405 under the Securities Act) without compliance
                                    with the registration and prospectus delivery provisions
                                    of the Securities Act, provided that such New Notes are
                                    acquired in the ordinary course of such holder's
                                    business and that such holder has no arrangement or
                                    understanding with any person to participate in the
                                    distribution of such New Notes. Any holder who tenders
                                    in the Exchange Offer with the intention to participate,
                                    or for the purpose of participating, in a distribution
                                    of the New Notes or who is an affiliate of the Company
                                    may not rely upon such interpretations by the staff of
                                    the Commission and, in the absence of an exemption
                                    therefrom, must comply with the registration and
                                    prospectus delivery requirements of the Securities Act
                                    in connection with any secondary resale transaction.
                                    Failure to comply with such requirements in such
                                    instance may result in such holder incurring liabilities
                                    under the Securities Act for which the holder is not
                                    indemnified by the Company. Each broker-dealer (other
                                    than an affiliate of the

                                    Company) that receives New Notes for its own account
                                    pursuant to the Exchange Offer must acknowledge that it
                                    will deliver a prospectus meeting the requirements of
                                    the Securities Act in connection with any resale of such
                                    New Notes. The Letter of Transmittal states that by so
                                    acknowledging and by delivering a prospectus, a
                                    broker-dealer will not be deemed to admit that it is an
                                    underwriter within the meaning of the Securities Act.
                                    The Company has agreed that, for a period of 180 days
                                    after the Exchange Date, it will make this Prospectus
                                    available to any broker-dealer for use in connection
                                    with any such resale. See "Plan of Distribution."
                                    The Exchange Offer is not being made to, nor will the
                                    Company accept surrenders for exchange from, holders of
                                    Old Notes in any jurisdiction in which this Exchange
                                    Offer or the acceptance thereof would not be in
                                    compliance with the securities or blue sky laws of such
                                    jurisdiction.

Expiration Date...................  The Exchange Offer will expire at 5:00 p.m., New York
                                    City time, on November   , 1998, unless extended, in
                                    which case the term Expiration Date shall mean the
                                    latest date and time to which the Exchange Offer is
                                    extended. Any extension, if made, will be publicly
                                    announced through a release to the Dow Jones News
                                    Service and as otherwise required by applicable law or
                                    regulations.

Conditions to the Exchange
  Offer...........................  The Exchange Offer is subject to certain conditions, which may be waived by the Company. See "The Exchange
                                    Offer-- Conditions of the Exchange Offer." The Exchange
                                    Offer is not conditioned upon any minimum principal
                                    amount of Old Notes being tendered.
Procedures for Tendering
  Old Notes.......................  Each holder of Old Notes wishing to accept the Exchange
                                    Offer must complete, sign and date the Letter of
                                    Transmittal, or a facsimile thereof, in accordance with
                                    the instructions contained herein and therein, and mail
                                    or otherwise deliver such Letter of Transmittal, or a
                                    facsimile thereof, together with such Old Notes and any
                                    other required documentation to United States Trust
                                    Company of New York, the Exchange Agent, at the address
                                    set forth herein and therein. By executing the Letter of
                                    Transmittal, each holder will represent to the Company
                                    that, among other things, the New Notes acquired
                                    pursuant to the Exchange Offer are being obtained in the
                                    ordinary course of business of the person receiving such
                                    New Notes, whether or not such person is the holder,
                                    that neither the holder nor any such other person has an
                                    arrangement or understanding with any person to
                                    participate in the distribution of such New Notes and
                                    that neither the holder nor any such other person is an
                                    affiliate of the Company within the meaning of Rule 405
                                    under the Securities Act. See "The Exchange Offer--Terms
                                    of the Exchange Offer--Procedures for Tendering Old
                                    Notes" and "The Exchange Offer--Terms of the Exchange
                                    Offer--Guaranteed Delivery Procedures."
Special Procedures for Beneficial
  Owners..........................  Any beneficial owner whose Old Notes are registered in the

                                    name of a broker, dealer, commercial bank, trust company
                                    or other nominee and who wishes to tender such Old Notes
                                    in the Exchange Offer should contact such registered
                                    holder promptly and instruct such registered holder to
                                    tender on such beneficial owner's behalf. If such
                                    beneficial owner wishes to tender on its own behalf,
                                    such owner must, prior to completing and executing the
                                    Letter of Transmittal and delivering its Old Notes,
                                    either make appropriate arrangements to register
                                    ownership of the Old Notes in such owner's name or
                                    obtain a properly completed stock power from the
                                    registered holder. The transfer of registered ownership
                                    may take considerable time and may not be able to be
                                    completed prior to the Expiration Date. See "The
                                    Exchange Offer--Terms of the Exchange Offer--Procedures
                                    for Tendering Old Notes."

Guaranteed Delivery Procedures....  Holders of Old Notes who wish to tender their Old Notes and whose Old Notes are not immediately available or who
                                    cannot deliver their Old Notes, the Letter of
                                    Transmittal or any other documents required by the
                                    Letter of Transmittal to the Exchange Agent prior to the
                                    Expiration Date, must tender their Old Notes according
                                    to the guaranteed delivery procedures set forth in "The
                                    Exchange Offer--Terms of the Exchange Offer-- Guaranteed
                                    Delivery Procedures."
Acceptance of Old Notes and
  Delivery of New Notes...........  Subject to certain conditions (as described more fully in "The Exchange Offer--Conditions of the Exchange
                                    Offer"), the Company will accept for exchange any and
                                    all Old Notes which are properly tendered in the
                                    Exchange Offer and not withdrawn prior to 5:00 p.m., New
                                    York City time, on the Expiration Date. The New Notes
                                    issued pursuant to the Exchange Offer will be delivered
                                    as promptly as practicable following the Expiration
                                    Date.

Withdrawal Rights.................  Except as otherwise provided herein, tenders of Old
                                    Notes may be withdrawn at any time prior to 5:00 p.m.,
                                    New York City time, on the Expiration Date. See "The
                                    Exchange Offer--Terms of the Exchange Offer--Withdrawal
                                    of Tenders of Old Notes."
Certain Federal Income Tax
  Considerations..................  For a discussion of certain federal income tax considerations relating to the exchange of New Notes for
                                    Old Notes, see "Certain United States Tax Consequences."

Exchange Agent....................  United States Trust Company of New York is the Exchange
                                    Agent. The address, telephone number and facsimile
                                    number of the Exchange Agent are set forth in "The
                                    Exchange Offer-- Exchange Agent."

                             TERMS OF THE NEW NOTES

    The Exchange Offer applies to all $150,000,000 aggregate principal amount of Old Notes outstanding. The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes except that the New Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes, will be entitled to the benefits of the Indenture and will be treated as a single class thereunder with any Old Notes that remain outstanding. Following the Exchange Offer, none of the Notes will be entitled to the contingent increase in interest rate provided for in accordance with the terms of the Registration Rights Agreement which rights will terminate upon consummation of the Exchange Offer. See "Description of the Notes."

Issuer............................  Continental Resources, Inc.
Securities Offered................  $150,000,000 aggregate principal amount of 10 1/4%
                                    Senior Subordinated Notes due 2008.
Maturity Date.....................  August 1, 2008.
Interest Payment Dates............  February 1 and August 1 of each year, commencing on
                                    February 1, 1999.
Mandatory Redemption..............  None.
Optional Redemption...............  Except as described below, the Notes will not be redeemable at the Company's option prior to August 1,
                                    2003. Thereafter, the Notes will be subject to
                                    redemption at any time at the option of the Company, in
                                    whole or in part, at the redemption prices set forth
                                    herein, plus accrued and unpaid interest thereon to the
                                    applicable redemption date. In addition, prior to August
                                    1, 2001, the Company may, at its option, on any one or
                                    more occasions, redeem up to 35% of the original
                                    aggregate principal amount of the Notes at a redemption
                                    price of 110.25% of the principal amount thereof, plus
                                    accrued and unpaid interest, if any, thereon to the
                                    redemption date, with the net cash proceeds of one or
                                    more public offerings of common stock of the Company;
                                    provided that at least 65% of the original aggregate
                                    principal amount of the Notes remains outstanding
                                    immediately after the occurrence of such redemption. See
                                    "Description of Notes-- Optional Redemption."
Change of Control.................  Upon the occurrence of a Change of Control, (i) the
                                    Company will have the option, at any time, on or prior
                                    to August 1, 2003 (but in no event more than 90 days
                                    after the occurrence of such Change of Control), to
                                    redeem the Notes, in whole but not in part, at a
                                    redemption price equal to 100% of the principal amount
                                    thereof plus the Applicable Premium as of, and accrued
                                    and unpaid interest, if any, to, the date of redemption,
                                    and (ii) if the Company does not so redeem the Notes,
                                    the Company will be required to offer to repurchase all
                                    or a portion of each Holder's Notes, at an offer price
                                    in each case equal to 101% of the aggregate principal
                                    amount of such Notes plus accrued and unpaid interest,
                                    if any, to the date of repurchase, and to repurchase all
                                    Notes tendered pursuant to such offer. The Credit
                                    Facility prohibits the Company from repurchasing any
                                    Notes pursuant to a Change of Control offer prior to the
                                    repayment in full of the Senior Debt under the Credit
                                    Facility. If a Change of Control were to occur, the
                                    Company may not have

                                    sufficient available funds to purchase all Notes
                                    tendered pursuant to the Change of Control offer after
                                    first satisfying its obligations under the Credit
                                    Facility or other Senior Debt that may then be
                                    outstanding, if accelerated. The failure by the Company
                                    to purchase all Notes tendered pursuant to the Change of
                                    Control offer would constitute an Event of Default (as
                                    defined). If any Event of Default occurs, the Trustee
                                    (as defined) or holders of at least 25% in principal
                                    amount of the Notes then outstanding may declare the
                                    principal of and the accrued and unpaid interest on such
                                    Notes to be due and payable immediately. However, such
                                    repayment would be subject to certain subordination
                                    provisions in the Indenture (as defined). See "Risk
                                    Factors--Repurchase of Notes Upon a Change of Control
                                    and Certain Other Events" and "Description of
                                    Notes--Ranking and Subordination" and "--Repurchase at
                                    the Option of Holders--Change of Control," and "--Events
                                    of Default and Remedies."
Ranking...........................  The Notes are general unsecured obligations of the
                                    Company and are subordinated in right of payment to all
                                    existing and future Senior Debt of the Company, which
                                    will include borrowings under the Credit Facility. The
                                    Notes will rank equally in right of payment with all
                                    other senior subordinated debt of the Company and any
                                    other indebtedness which does not expressly provide that
                                    it is subordinated in right of payment to the Notes. As
                                    of June 30, 1998, on a pro forma basis after giving
                                    effect to the consummation of the Offering and the
                                    application of the proceeds therefrom and the Worland
                                    Field Acquisition and related financing, the aggregate
                                    principal amount of Senior Debt outstanding would have
                                    been approximately $3.8 million (exclusive of $75.0
                                    million of unused commitments under the Credit Facility)
                                    and there would have been no senior subordinated debt
                                    outstanding (exclusive of the Notes). The Notes will
                                    also be effectively subordinated to all secured
                                    indebtedness of the Company, including indebtedness
                                    under the Credit Facility. See "Capitalization,"
                                    "Description of Notes-- Ranking and Subordination" and
                                    "Description of Credit Facility."
Subsidiary Guarantees.............  The Company's payment obligations under the Notes are jointly, severally and unconditionally guaranteed on a
                                    senior subordinated basis by each Restricted Subsidiary
                                    of the Company and any future Restricted Subsidiary of
                                    the Company. The Subsidiary Guarantees are subordinated
                                    to all Guarantor Senior Debt of the Subsidiary
                                    Guarantors substantially to the same extent and manner
                                    as the Notes are subordinated to Senior Debt. At June
                                    30, 1998, on a pro forma basis, there would have been no
                                    Guarantor Senior Debt outstanding other than the
                                    guarantees of the Credit Facility and the Subsidiary
                                    Guarantees. Each Subsidiary Guarantee will be
                                    effectively subordinated to all secured indebtedness of
                                    the relevant Subsidiary Guarantor, including
                                    indebtedness under the Credit Facility. See "Description
                                    of Notes--Subsidiary Guarantees" and "Description of
                                    Credit Facility."

Certain Covenants.................  The Notes are issued pursuant to an indenture (the
                                    "Indenture") containing certain covenants that, among
                                    other things, limits the ability of the Company and its
                                    Restricted Subsidiaries to incur additional indebtedness
                                    and issue Disqualified Capital Stock (as defined), pay
                                    dividends, make distributions, make investments, make
                                    certain other Restricted Payments (as defined), enter
                                    into certain transactions with affiliates, dispose of
                                    certain assets, incur liens securing Indebtedness (as
                                    defined) of any kind other than Permitted Liens (as
                                    defined) and engage in mergers and consolidations. See
                                    "Description of Notes--Certain Covenants."
Book-Entry; Delivery
  and Form........................  Transfers of Notes between participants and The
                                    Depository Trust Company ("DTC") will be effected in the
                                    ordinary way in accordance with DTC rules and will be
                                    settled in same-day funds. See "Description of the
                                    Notes."

                                USE OF PROCEEDS


    The Company will not receive any proceeds from the issuance of the New Notes pursuant to this Prospectus. The net proceeds from the issuance and sale of the Old Notes were $145.9 million. The Company used $143.2 million of such net proceeds to reduce the outstanding balance under the Credit Facility and the balance for general corporate purposes. Advances under the Credit Facility were used to complete the Worland Field Acquisition, for operations and for working capital, and bore interest at variable rates for which the weighted average annual rate at June 30, 1998, was 7.5%.


                                  RISK FACTORS

    See "Risk Factors," immediately following this Summary, for a discussion of certain factors relating to the Company, its business and an investment in the Notes.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA


    The following tables set forth certain historical and pro forma financial data. The pro forma financial information gives effect to the Worland Field Acquisition and the related financing, including the Offering, as described in the notes to the Unaudited Pro Forma Financial Statements. The pro forma statement of operations data give effect to the Worland Field Acquisition and related financing, including the Offering, as if they had occurred on January 1, 1997, and the pro forma balance sheet data give effect to the Worland Field Acquisition and related financing, including the Offering, as if they had occurred on June 30, 1998. The pro forma financial information does not purport to represent what the Company's results of operations would have been if the Worland Field Acquisition and related financing, including the Offering, had been completed on such dates nor does it indicate the future financial position or future results of operations of the Company. The information set forth below should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Statements," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Financial Statements included elsewhere herein.



                                                                                                       SIX MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                          JUNE 30,
                                                --------------------------------------------  ----------------------------------
                                                                                  PRO FORMA                           PRO FORMA
                                                  1995       1996       1997        1997        1997        1998        1998
                                                ---------  ---------  ---------  -----------  ---------  ----------  -----------
                                                                             (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Oil and gas sales...........................  $  30,576  $  75,016  $  78,599   $  88,725   $  39,135  $   31,291   $  33,418
  Gathering, marketing and processing.........     20,639     25,766     25,021      25,021      15,522       9,804       9,804
  Oil and gas service operations..............      6,148      6,491      6,405       6,405       3,715       3,062       3,062
                                                ---------  ---------  ---------  -----------  ---------  ----------  -----------
Total revenues................................     57,363    107,273    110,025     120,151      58,372      44,157      46,284
Operating costs and expenses:
  Production expenses and taxes...............      7,611     19,338     20,748      25,958      10,622       9,074      10,342
  Exploration expenses........................      6,184      4,512      6,806       6,806       3,410       2,650       2,650
  Gathering, marketing and processing.........     13,223     21,790     22,715      22,715      12,873       8,409       8,409
  Oil and gas service operations..............      3,680      4,034      3,654       3,654       1,855       1,825       1,825
  Depreciation, depletion and amortization....      9,614     22,876     33,354      34,930      16,713      16,483      17,935
  General and administrative..................      8,260      9,155      8,990       8,990       3,986       4,914       4,914
                                                ---------  ---------  ---------  -----------  ---------  ----------  -----------
Total operating costs and expenses............     48,572     81,705     96,267     103,053      49,459      43,355      46,075
                                                ---------  ---------  ---------  -----------  ---------  ----------  -----------
Operating income..............................      8,791     25,568     13,758      17,098       8,913         802         209
Interest income...............................        137        312        241       1,591         104         780         830
Interest expense..............................     (2,396)    (4,550)    (4,804)    (15,684)     (2,313)     (5,174)     (7,836)
Other income (expense), net(1)................       (411)       233      8,061       8,061         685          93          92
                                                ---------  ---------  ---------  -----------  ---------  ----------  -----------
Income (loss) before income taxes.............      6,121     21,563     17,256      11,066       7,389      (3,499)     (6,705)
Federal and state income taxes (benefit)(2)...      2,252      8,238     (8,941)     (8,941)     (8,941)     --          --
                                                ---------  ---------  ---------  -----------  ---------  ----------  -----------
Net income (loss).............................  $   3,869  $  13,325  $  26,197   $  20,007   $  16,330  $   (3,499)  $  (6,705)
                                                ---------  ---------  ---------  -----------  ---------  ----------  -----------
                                                ---------  ---------  ---------  -----------  ---------  ----------  -----------
OTHER FINANCIAL DATA:
  Adjusted EBITDA(3)..........................  $  24,315  $  53,502  $  54,721   $  61,447   $  29,825  $   20,808   $  21,716
  Net cash provided by operations.............     18,985     41,724     51,477      46,963      27,948       9,669         794
  Net cash used in investing..................    (58,022)   (50,619)   (78,359)   (116,710)    (39,673)   (116,132)    (73,581)
  Net cash provided by (used in) financing....     37,994     10,494     24,863      99,190       8,556     106,498      64,725
  Capital expenditures(4).....................     58,226     50,341     80,937     114,838      41,678     116,534     116,534
RATIOS:
  Adjusted EBITDA to interest expense.........       10.1x      11.8x      11.4x        3.9x       12.9x        4.0x        2.8x
  Total debt to Adjusted EBITDA...............        1.8x       1.0x       1.5x        2.5x        n/a         n/a         n/a
  Earnings to fixed charges(5)................        3.6x       5.7x       4.6x        1.7x        4.2x        n/a         n/a

                                                                                                AT JUNE 30, 1998
                                                                                             ----------------------
                                                                                              ACTUAL     PRO FORMA
                                                                                             ---------  -----------
                                                                                             (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents................................................................  $   1,336   $   2,114
  Total assets.............................................................................    257,863     247,613
  Long-term debt, including current maturities.............................................    164,052     153,802
  Stockholders' equity.....................................................................     74,765      74,765


--------------------------

(1) In 1997, other income includes $7.5 million resulting from the settlement of certain litigation matters.

(2) Effective June 1, 1997, the Company elected to be treated as a S Corporation for federal income tax purposes. The conversion resulted in the elimination of the Company's deferred income tax assets and liabilities existing at May 31, 1997, and, after being netted against the then existing tax provision, resulted in a net income tax benefit to the Company of $8.9 million.


(3) Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation, depletion, amortization and exploration expense, excluding proceeds from litigation settlements. Adjusted EBITDA is not a measure of cash flow as determined by generally accepted accounting principles ("GAAP"). Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with GAAP or as an indicator of a company's operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of Adjusted EBITDA. The Company's computation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company believes that Adjusted EBITDA is a widely followed measure of operating performance and may also be used by investors to measure the Company's ability to meet future debt service requirements, if any. Even though the volume of oil and gas produced by the Company during the six months ended June 30, 1998, on an actual and pro forma basis, was greater than in the comparable period in 1997, the Company's Adjusted EBITDA for the 1998 period was less than in 1997. The decrease in Adjusted EBITDA for the 1998 period was attributable to declines in oil and gas prices. Adjusted EBITDA does not give effect to the Company's exploration expenditures, which are largely discretionary by the Company and which, to the extent expended, would reduce cash available for debt service, repayment of indebtedness and dividends.


(4) Capital expenditures include costs related to acquisitions of producing oil and gas properties.

(5) For purposes of computing the ratio of earnings to fixed charges, earnings are computed as income before taxes from continuing operations, plus fixed charges. Fixed charges consist of interest expense and amortization of costs incurred in the Offering.

                       SUMMARY RESERVE AND OPERATING DATA


    The following tables set forth summary information with respect to estimated proved oil and gas reserves and certain operating data as of December 31, 1995, 1996, 1997 and June 30, 1997 and 1998 and on a pro forma basis as of December 31, 1997 and June 30, 1998 to give effect to the Worland Field Acquisition. See "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business and Properties" "Reserve Engineers" and the Financial Statements included elsewhere herein.



                                                                               YEAR ENDED DECEMBER 31,
                                                                      ------------------------------------------
                                                                                                          PRO
                                                                                                         FORMA
                                                                        1995       1996       1997      1997(1)
                                                                      ---------  ---------  ---------  ---------
ESTIMATED PROVED RESERVES (at December 31):
  Oil and condensate (MBbl).........................................     17,501     19,492     24,719     51,967
  Natural gas (MMcf)................................................     54,820     50,535     49,378     77,848
  Oil equivalents (MBoe)............................................     26,638     27,915     32,949     64,942
  Percent oil.......................................................       65.7%      69.8%      75.0%      80.0%
  Percentage proved developed.......................................       80.3%      84.0%      83.0%      63.0%
PRODUCT PRICES (at December 31)(2):
  Oil and condensate (per Bbl)(3)...................................  $   23.00  $   23.00  $   18.06  $   14.59
  Natural gas (per Mcf)(3)..........................................       3.28       3.28       2.25       2.07
FUTURE NET CASH FLOWS BEFORE TAX ($000):
  Undiscounted(3)...................................................    405,329    420,211    386,810    545,029
  Discounted(3)(4)..................................................    206,650    258,278    241,625    267,016
  Standardized measure of discounted future cash flows(5)...........
ESTIMATED RESERVE LIFE INDEX (years)(6).............................       12.0        7.0        7.0       12.5
RESERVE ADDITIONS (MBoe):
  Acquisition.......................................................      6,968        307      -         31,993
  Extensions, discoveries and revisions.............................      4,941      5,246      9,894      9,894
                                                                      ---------  ---------  ---------  ---------
  Net additions.....................................................     11,909      5,553      9,894     41,887
                                                                      ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------
COSTS INCURRED ($000):
  Acquisitions......................................................  $  16,293  $   3,327  $     476  $  44,426
  Exploration and development.......................................     22,516     37,501     59,060     59,060
                                                                      ---------  ---------  ---------  ---------
  Total costs incurred..............................................  $  38,809  $  40,828  $  59,536  $ 103,486
                                                                      ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------
AVERAGE FINDING COSTS (per Boe)(7)..................................  $    3.26  $    7.35  $    6.02  $    2.47
THREE YEAR WEIGHTED AVERAGE FINDING COSTS
  (per Boe)(8)......................................................       3.39       4.69       5.09       3.09



                                                            YEAR ENDED DECEMBER 31,                 SIX MONTHS ENDED JUNE 30,
                                                  --------------------------------------------  ---------------------------------
                                                                                       PRO                                PRO
                                                                                      FORMA                              FORMA
                                                    1995       1996       1997       1997(9)      1997       1998       1998(9)
                                                  ---------  ---------  ---------  -----------  ---------  ---------  -----------
PRODUCTION VOLUMES(10):
  Oil and condensate (MBbls)....................      1,199      2,888      3,518       4,146       1,615      1,983       2,244
  Natural gas (MMcf)............................      5,880      6,527      5,789       6,399       2,881      2,933       3,314
  Total (MBoe)..................................      2,179      3,976      4,483       5,213       2,095      2,472       2,796
UNIT ECONOMICS:
  Average sales price per Bbl...................  $   17.11  $   20.78  $   18.61   $   18.14   $   20.08  $   13.14   $   12.45
  Average sales price per mcf...................       1.40       2.13       2.21        2.03        2.33       1.79        1.66
  Average equivalent price (per Boe)(11)........  $   14.03  $   18.87  $   17.53   $   17.02   $   18.68  $   12.66   $   11.95
  Lifting cost (per Boe)(12)....................       3.49       4.86       4.63        4.98        5.07       3.67        3.60
  Depreciation, depletion and amortization (per
    Boe)(12)....................................       3.76       5.44       6.74        6.01        7.31       5.95        5.62
  General and administrative expense(13)........       2.74       1.64       1.47        1.26        1.04        .58        1.40
                                                  ---------  ---------  ---------  -----------  ---------  ---------  -----------
  Gross margin..................................  $    4.04  $    6.93  $    4.69   $    4.77   $    5.26  $    1.46   $    1.83
                                                  ---------  ---------  ---------  -----------  ---------  ---------  -----------
                                                  ---------  ---------  ---------  -----------  ---------  ---------  -----------


                See Notes to Summary Reserve and Operating Data.

                  NOTES TO SUMMARY RESERVE AND OPERATING DATA

(1) To give effect to the Worland Field Acquisition as if it had occurred on December 31, 1997.

(2) Reflects the actual realized prices received by the Company, including the results of the Company's hedging activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) In 1996, the Company changed its fiscal year-end from May 31 to December 31. Because reports on a December 31 year-end basis prior to 1996 were not available, information as of December 31, 1995 was determined from the Company's production, drilling, acquisition and sale data as applied to its December 31, 1996 reserve report.


(4) Represents the present value of estimated future net cash flows before income tax discounted at 10%, using prices in effect at the end of the respective periods presented and including the effects of hedging activities. In accordance with applicable requirements of the Commission, estimates of the Company's proved reserves and future net cash flows are made using oil and gas sales prices estimated to be in effect as of the date of such reserve estimates and are held constant throughout the life of the properties (except to the extent a contract specifically provides for escalation). The prices used in calculating PV-10 as of December 31, 1997 were $18.06 per Bbl of oil and $2.25 per Mcf of natural gas. Average prices as of September 30, 1998, on a pro forma basis, were $12.95 per Bbl of oil and $1.66 per Mcf of natural gas. These prices, if applied to estimated proved reserves of the Company as of December 31, 1997, would result in a PV-10, on a pro forma basis, of $208.7 million at such date, as estimated by the Company.



(5) The discounted future net cash flows before tax have been determined on the same basis as the Standardized Measure of Discounted Future Cash Flows under SFAS 69, except that no effect was given for future income taxes because the Company is an S Corporation for federal income tax purposes and is not a taxpaying entity.



(6) Reserve life index is calculated by dividing proved reserves by annual production (on a Boe basis).



(7) Average finding cost is calculated by dividing total costs incurred by reserve additions.



(8) The three year weighted average finding cost is calculated by dividing the sum of the finding costs for the three years ended on December 31 of each of the referenced years by the sum of the reserve additions for each of such years.



(9) To give effect to the Worland Field Acquisition as if it had occurred on January 1, 1997.



(10) Production volumes are derived from the Company's production records and reflect actual quantities of oil and gas produced without regard to the time of receipt of proceeds from the sale of such production.



(11) Calculated by dividing oil and gas revenues, as reflected on the Financial Statements, by production volumes on a Boe basis. Oil and gas revenues reflected in the Financial Statements are recognized as production is sold and may differ from oil and gas revenues reflected on the Company's production records which reflect oil and gas revenues by date of production.



(12) Relates to drilling and development activities.



(13) Relates to drilling and development activities, net of operating overhead income.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS, THE FOLLOWING FACTORS RELATING TO THE COMPANY AND THE OFFERING SHOULD BE CONSIDERED WHEN EVALUATING AN INVESTMENT IN THE NOTES OFFERED HEREBY.

VOLATILITY OF OIL AND GAS PRICES

    The Company's revenues, profitability and future rate of growth are substantially dependent upon prevailing prices for oil and gas and natural gas liquids, which are dependent upon numerous factors such as weather, economic, political and regulatory developments and competition from other sources of energy. The Company is affected more by fluctuations in oil prices than natural gas prices, because a majority of its production is oil. The volatile nature of the energy markets and the unpredictability of actions of OPEC members make it particularly difficult to estimate future prices of oil and gas and natural gas liquids. Prices of oil and gas and natural gas liquids are subject to wide fluctuations in response to relatively minor changes in circumstances, and there can be no assurance that future prolonged decreases in such prices will not occur. All of these factors are beyond the control of the Company. Any significant decline in oil and, to a lesser extent, in natural gas prices would have a material adverse effect on the Company's results of operations and financial condition. Although the Company may enter into hedging arrangements from time to time to reduce its exposure to price risks in the sale of its oil and gas, the Company's hedging arrangements are likely to apply to only a portion of its production and provide only limited price protection against fluctuations in the oil and gas markets. See "Management' s Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties--Oil and Gas Marketing."

REPLACEMENT OF RESERVES

    The Company's future success depends upon its ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. Unless the Company successfully replaces the reserves that it produces (through successful development, exploration or acquisition), the Company's proved reserves will decline. There can be no assurance that the Company will continue to be successful in its effort to increase or replace its proved reserves. Approximately 37% of the Company's estimated proved reserves at December 31, 1997, on a pro forma basis, was attributable to undeveloped reserves. Recovery of such reserves will require significant capital expenditures and successful drilling operations. There can be no certainty regarding the results of developing these reserves. To the extent the Company is unsuccessful in replacing or expanding its estimated proved reserves, the Company may be unable to pay the principal of and interest on the Notes in accordance with their terms, or otherwise to satisfy certain of its covenants contained in the Indenture. See "Description of Notes--Certain Covenants."

UNCERTAINTY OF ESTIMATES OF OIL AND GAS RESERVES AND FUTURE NET CASH FLOWS

    This Prospectus contains estimates of the Company's oil and gas reserves and the future net cash flows from those reserves which have been prepared by the Company and certain independent petroleum consultants. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. There are numerous uncertainties inherent in estimating quantities and future values of proved oil and gas reserves, including many factors beyond the control of the Company. Each of the estimates of proved oil and gas reserves, future net cash flows and discounted present values relies upon various assumptions, including assumptions required by the Commission as to constant oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and gas reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. As a result, such estimates are inherently imprecise. Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves may vary substantially from those estimated in the report. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves set forth in this Prospectus. In addition, the Company's reserves may be subject to downward or upward revision, based upon production history, results of future exploration and development, prevailing oil and gas prices and other factors, many of which are beyond the Company's control. The PV-10 of the Company's proved oil and gas reserves does not necessarily represent the current or fair market value of such proved reserves, and the 10% discount rate required by the Commission may not reflect current interest rates, the Company's cost of capital or any risks associated with the development and production of the Company's proved oil and gas reserves. At December 31, 1997, the estimated future net cash flows and PV-10 of $545.0 million and $267.0 million, respectively, attributable to the Company's proved oil and gas reserves, on a pro forma basis, are based on prices in effect at that date ($14.59 per Bbl of oil and $2.07 per Mcf of natural gas), which may be materially different than actual future prices. As of September 30, 1998, the average prices were $12.95 Bbl of oil and $1.66 per Mcf of natural gas, on a pro forma basis. If such prices were applied to the Company's proved oil and gas reserves at December 31, 1997, the estimated future net cash flows and PV-10 at December 31, 1997 would have been approximately $472.9 million and $208.7 million, respectively.


PROPERTY ACQUISITION RISKS

    The Company's growth strategy includes the acquisition of oil and gas properties. There can be no assurance, however, that the Company will be able to identify attractive acquisition opportunities, obtain financing for acquisitions on satisfactory terms or successfully acquire identified targets. In addition, no assurance can be given that the Company will be successful in integrating acquired businesses into its existing operations, and such integration may result in unforeseen operational difficulties or require a disproportionate amount of management's attention. Future acquisitions may be financed through the incurrence of additional indebtedness to the extent permitted under the Indenture or through the issuance of capital stock. Furthermore, there can be no assurance that competition for acquisition opportunities in these industries will not escalate, thereby increasing the cost to the Company of making further acquisitions or causing the Company to refrain from making additional acquisitions.

    The Company is subject to risks that properties acquired by it (including those acquired in the Worland Field Acquisition) will not perform as expected and that the returns from such properties will not support the indebtedness incurred or the other consideration used to acquire, or the capital expenditures needed to develop, the properties. The addition of the Worland Field properties may result in additional impairment of the Company's oil and gas properties to the extent the Company's net book value of such properties exceeds the projected discounted future net revenues of the related proved reserves. See "--Writedown of Carrying Values." In addition, expansion of the Company's operations may place a significant strain on the Company's management, financial and other resources. The Company's ability to manage future growth will depend upon its ability to monitor operations, maintain effective cost and other controls and significantly expand the Company's internal management, technical and accounting systems, all of which will result in higher operating expenses. Any failure to expand these areas and to implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the growth of the Company's business could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the integration of acquired properties with existing operations will entail considerable expenses in advance of anticipated revenues and may cause substantial fluctuations in the Company's operating results. There can be no assurance that the Company will be able to successfully integrate the properties acquired and to be acquired or any other businesses it may acquire.

SUBSTANTIAL CAPITAL REQUIREMENTS

    The Company has made, and will continue to make, substantial capital expenditures in connection with the acquisition, development, exploitation, exploration and production of its oil and gas properties. Historically, the Company has funded its capital expenditures through borrowings from banks and from its principal stockholder, and cash flow from operations. Future cash flows and the availability of credit are subject to a number of variables, such as the level of production from existing wells, borrowing base determinations, prices of oil and gas and the Company's success in locating and producing new oil and gas reserves. If revenues were to decrease as a result of lower oil and gas prices, decreased production or otherwise, and the Company had no availability under its Credit Facility or other sources of borrowings, the Company could have limited ability to replace its oil and gas reserves or to maintain production at current levels, resulting in a decrease in production and revenues over time. If the Company's cash flow from operations and availability under the Credit Facility are not sufficient to satisfy its capital expenditure requirements, there can be no assurance that additional debt or equity financing will be available.

EFFECTS OF LEVERAGE


    At June 30, 1998, on a pro forma, consolidated basis, the Company and the Subsidiary Guarantors would have had $153.8 million of indebtedness (including current maturities of long-term indebtedness) compared to the Company's stockholders' equity of $75.0 million. See "Use of Proceeds" and "Capitalization." Although the Company's cash flow from operations has been sufficient to meet its debt service obligations in the past, there can be no assurance that the Company's operating results will continue to be sufficient for the Company to meet its obligations. See "Unaudited Pro Forma Consolidated Financial Statements," "Selected Consolidated Financial Data," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


    The degree to which the Company is leveraged could have important consequences to the holders of the Notes, including the following: (i) the Company's ability to obtain additional financing for acquisitions, capital expenditures, working capital or general corporate purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal of and interest on the Notes and the borrowings under the Credit Facility, thereby reducing funds available to the Company for its operations and other purposes; (iii) certain of the Company's borrowings are and will continue to be at variable rates of interest, which expose the Company to the risk of increased interest rates; (iv) indebtedness outstanding under the Credit Facility is senior in right of payment of, is secured by substantially all of the Company's proved reserves and certain other assets, and will mature prior to the Notes; and (v) the Company may be substantially more leveraged than certain of its competitors, which may place it at a relative competitive disadvantage and make it more vulnerable to changing market conditions and regulations. See "Description of Credit Facility" and "Description of Notes."

    The Company's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness will depend on its financial and operating performance, which, in turn, is subject to the volatility of oil and gas prices, production levels, prevailing economic conditions and to certain financial, business and other factors beyond its control. If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to sell assets, obtain additional debt or equity financing or restructure its debt. Even if additional financing could be obtained, there can be no assurance that it would be on terms that are favorable or acceptable to the Company. There can be no assurance that the Company's cash flow and capital resources will be sufficient to pay its indebtedness in the future. In the absence of such operating results and resources, the Company could face substantial liquidity problems and might be required to dispose of material assets or operations to meet debt service and other obligations, and there can be no assurance as to the timing of such sales or the adequacy of the proceeds which the Company could realize therefrom. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Credit Facility."

RESTRICTIVE COVENANTS

    The Credit Facility and the Indenture include certain covenants that, among other things, restrict: (i) the making of investments, loans and advances and the paying of dividends and other restricted payments; (ii) the incurrence of additional indebtedness; (iii) the granting of liens, other than liens created pursuant to the Credit Facility and certain permitted liens; (iv) mergers, consolidations and sales of all or a substantial part of the Company's business or property; (v) the sale of assets; and (vi) the making of capital expenditures. The Credit Facility requires the Company to maintain certain financial ratios, including interest coverage and leverage ratios. All of these restrictive covenants may restrict the Company's ability to expand or pursue its business strategies. The ability of the Company to comply with these and other provisions of the Credit Facility may be affected by changes in economic or business conditions, results of operations or other events beyond the Company's control. The breach of any of these covenants could result in a default under the Credit Facility, in which case, depending on the actions taken by the lenders thereunder or their successors or assignees, such lenders could elect to declare all amounts borrowed under the Credit Facility, together with accrued interest, to be due and payable, and the Company could be prohibited from making payments with respect to the Notes until the default is cured or all Senior Debt is paid or satisfied in full. If the Company were unable to repay such borrowings, such lenders could proceed against their collateral. If the indebtedness under the Credit Facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Notes. See "Description of Credit Facility" and "Description of Notes--Ranking and Subordination."

OPERATING HAZARDS AND UNINSURED RISKS; PRODUCTION CURTAILMENTS

    Oil and gas drilling activities are subject to numerous risks, many of which are beyond the Company's control, including the risk that no commercially productive oil and gas reservoirs will be encountered. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure irregularities in formations, equipment failure or accidents, adverse weather conditions, title problems and shortages or delays in the delivery of equipment. The Company's future drilling activities may not be successful and, if unsuccessful, such failure will have an adverse effect on future results of operations and financial condition.

    The Company's properties may be susceptible to hydrocarbon drainage from production by other operators on adjacent properties. Industry operating risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards such as oil spills, gas leaks, ruptures or discharges of toxic gases, the occurrence of any of which could result in substantial losses to the Company due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. In accordance with customary industry practice, the Company maintains insurance against the risks described above. There can be no assurance that any insurance will be adequate to cover losses or liabilities. The Company cannot predict the continued availability of insurance, or its availability at premium levels that justify its purchase.

GAS GATHERING AND MARKETING

    The Company's gas gathering and marketing operations depend in large part on the ability of the Company to contract with third party producers to purchase their gas, to obtain sufficient volumes of committed natural gas reserves, to replace production from declining wells, to assess and respond to changing market conditions in negotiating gas purchase and sale agreements and to obtain satisfactory margins between the purchase price of its natural gas supply and the sales price for such natural gas. In addition, the Company's operations are subject to changes in regulations relating to gathering and marketing of oil and gas. The inability of the Company to attract new sources of third party natural gas or to promptly respond to changing market conditions or regulations in connection with its gathering and marketing operations could have a material adverse effect on the Company's financial condition and results of operations.

SUBORDINATION OF NOTES AND GUARANTEES


    The Notes are subordinated in right of payment to all existing and future Senior Debt of the Company, including borrowings under the Credit Facility. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Notes only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes outstanding. The aggregate principal amount of Senior Debt of the Company, as of June 30, 1998, on a pro forma basis, would have been $3.8 million exclusive of $75.0 million of unused commitments under the Credit Facility. The Subsidiary Guarantees are subordinated to Guarantor Senior Debt to the same extent and in the same manner as the Notes are subordinated to Senior Debt. Additional Senior Debt may be incurred by the Company or the Subsidiary Guarantors from time to time, subject to certain restrictions. In addition to being subordinated to all existing and future Senior Debt of the Company, the Notes will not be secured by any of the Company's assets, unlike the borrowings under the Credit Facility. See "Description of Notes--Ranking and Subordination."



POSSIBLE UNENFORCEABILITY OF SUBSIDIARY GUARANTEES; DEPENDENCE ON DISTRIBUTIONS
  BY SUBSIDIARIES



    Historically, the Company has derived approximately 10% of its operating cash flows from its subsidiary, Continental Gas, Inc. The Company's other subsidiary, Continental Crude Co., is recently formed and has not engaged in any business activities. The holders of the Notes will have no direct claim against such subsidiaries other than a claim created by one or more of the Subsidiary Guarantees, which may themselves be subject to legal challenge in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of a Subsidiary Guarantor. See "--Fraudulent Conveyance Considerations." If such a challenge were upheld, such Subsidiary Guarantees would be invalid and unenforceable. To the extent that any of such Subsidiary Guarantees are not enforceable, the rights of the holders of the Notes to participate in any distribution of assets of any Subsidiary Guarantor upon liquidation, bankruptcy, reorganization or otherwise will, as is the case with other unsecured creditors of the Company, be subject to prior claims of creditors of that Subsidiary Guarantor. The Company relies in part upon distributions from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal of and interest on the Notes. The Indenture contains covenants that restrict the ability of the Company's subsidiaries to enter into any agreement limiting distributions and transfers to the Company, including dividends. However, the ability of the Company's subsidiaries to make distributions may be restricted by among other things, applicable state corporate laws and other laws and regulations or by terms of agreements to which they are or may become a party. In addition, there can be no assurance that such distributions will be adequate to fund the interest and principal payments on the Credit Facility and the Notes when due. See "Description of Notes."


REPURCHASE OF NOTES UPON A CHANGE OF CONTROL AND CERTAIN OTHER EVENTS

    Upon a Change of Control, holders of the Notes may have the right to require the Company to repurchase all Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued interest to the date of repurchase. In the event of certain asset dispositions, the Company will be required under certain circumstances to use the Excess Cash (as defined herein) to offer to repurchase the Notes at 100% of the principal amount thereof, plus accrued interest to the date of repurchase (an "Excess Cash Offer"). See "Description of Notes--Repurchase at the Option of Holders" and "--Certain Covenants."

    The events that constitute a Change of Control or require an Excess Cash Offer under the Indenture may also be events of default under the Credit Facility or other Senior Debt of the Company and the Subsidiary Guarantors, the terms of which may prohibit the purchase of the Notes by the Company until the Company's indebtedness under the Credit Facility or other Senior Debt is paid in full. In addition, such events may permit the lenders under such debt instruments to accelerate the debt and, if the debt is not paid, to enforce security interests on substantially all the assets of the Company and the Subsidiary Guarantors, thereby limiting the Company's ability to raise cash to repurchase the Notes and reducing the practical benefit of the offer to repurchase provisions to the holders of the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control or Excess Cash Offer to make any debt payment (including repurchases of Notes) as described above. Any failure by the Company to repurchase Notes tendered pursuant to a Change of Control Offer (as defined herein) or an Excess Cash Offer will constitute an Event of Default under the Indenture. See "Description of Notes--Certain Covenants."


RISK OF HEDGING AND OIL TRADING ACTIVITIES



    From time to time the Company may use energy swap and forward sale arrangements to reduce its sensitivity to oil and gas price volatility. If the Company's reserves are not produced at the rates estimated by the Company due to inaccuracies in the reserve estimation process, operational difficulties or regulatory limitations, or otherwise, the Company would be required to satisfy its obligations under potentially unfavorable terms. If the Company enters into financial instrument contracts for the purpose of hedging prices and the estimated production volumes are less than the amount covered by these contracts, the Company would be required to mark-to-market these contracts and recognize any and all losses within the determination period. Further, under financial instrument contracts, the Company may be at risk for basis differential, which is the difference in the quoted financial price for contract settlement and the actual physical point of delivery price. The Company will from time to time attempt to mitigate basis differential risk by entering into physical basis swap contracts. Substantial variations between the assumptions and estimates used by the Company in the hedging activities and actual results experienced could materially adversely affect the Company's anticipated profit margins and its ability to manage risk associated with fluctuations in oil and gas prices. Furthermore, the fixed price sales and hedging contracts limit the benefits the Company will realize if actual prices rise above the contract prices. The Company had no energy swap or forward sale arrangements in place at December 31, 1997 or at June 30, 1998. The Company plans to reduce its hedging transactions. In August 1998, the Company began entering into oil trading arrangements as part of its oil marketing activities. Under these arrangements, the Company contracts to purchase oil from one source and to sell oil to an unrelated purchaser, usually at disparate prices. Should the Company's purchaser fail to complete the contracts for purchase, the Company may suffer a loss. The Company's realized gains on these arrangements, determined before $.1 million of transportation costs and related expenses, of $1.6 million for July, $1.2 million for August and $.8 million for September 1998. The Company's policy is to limit its exposure from open positions to $1.0 million at any one time.


WRITEDOWN OF CARRYING VALUES

    The Company periodically reviews the carrying value of its oil and gas properties in accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets, including proved oil and gas properties, and certain identifiable intangibles to be held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying value of the asset, an impairment loss is recognized in the form of additional depreciation, depletion and amortization expense. Measurement of an impairment loss for proved oil and gas properties is calculated on a property-by-property basis as the excess of the net book value of the property over the projected discounted future net cash flows of the impaired property, considering expected reserve additions and price and cost escalations. The Company may be required to write down the carrying value of its oil and gas properties when oil and gas prices are depressed or unusually volatile, which would result in a charge to earnings. Once incurred, a writedown of oil and gas properties is not reversible at a later date.

LAWS AND REGULATIONS; ENVIRONMENTAL RISK

    Oil and gas operations are subject to various federal, state and local governmental regulations which may be changed from time to time in response to economic or political conditions. From time to time, regulatory agencies have imposed price controls and limitations on production in order to conserve supplies of oil and gas. In addition, the production, handling, storage, transportation and disposal of oil and gas, by-products thereof and other substances and materials produced or used in connection with oil and gas operations are subject to regulation under federal, state and local laws and regulations. See "Business and Properties--Regulation."

    The Company is subject to a variety of federal, state and local governmental regulations related to the storage, use, discharge and disposal of toxic, volatile or otherwise hazardous materials. These regulations subject the Company to increased operating costs and potential liability associated with the use and disposal of hazardous materials. Although these laws and regulations have not had a material adverse effect on the Company's financial condition or results of operations, there can be no assurance that the Company will not be required to make material expenditures in the future. If such laws and regulations become increasingly stringent in the future, it could lead to additional material costs for environmental compliance and remediation by the Company. See "Business and Properties--Regulation."

    The Company's twenty years of experience with the use of HPAI technology has not resulted in any known environmental claims. The Company's saltwater injection operations will pose certain risks of environmental liability to the Company. Although the Company will monitor the injection process, any leakage from the subsurface portions of the wells could cause degradation of fresh groundwater resources, potentially resulting in suspension of operation of the wells, fines and penalties from governmental agencies, expenditures for remediation of the affected resource, and liability to third parties for property damages and personal injuries. In addition, the sale by the Company of residual crude oil collected as part of the saltwater injection process could impose liability on the Company in the event the entity to which the oil was transferred fails to manage the material in accordance with applicable environmental health and safety laws.

    Any failure by the Company to obtain required permits for, control the use of, or adequately restrict the discharge of, hazardous substances under present or future regulations could subject the Company to substantial liability or could cause its operations to be suspended. Such liability or suspension of operations could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

    The Company operates in a highly competitive environment. The Company competes with major and independent oil and gas companies and with individual producers and developers for the acquisition of desirable oil and gas properties, as well as for the equipment and labor required to develop and operate such properties. Many of these competitors have financial and other resources substantially greater than those of the Company. See "Business and Properties--Competition."

CONTROLLING SHAREHOLDER


    At August 31, 1998, Harold Hamm, President and Chief Executive Officer and a Director of the Company, beneficially owned 44,496 shares of Common Stock representing, in the aggregate, approximately 91% of the outstanding Common Stock of the Company. As a result, Harold Hamm is in a position to control the Company. The Company is provided oilfield services by several affiliated companies controlled by Harold Hamm. Such transactions will continue in the future and may result in conflicts of interest between the Company and such affiliated companies. There can be no assurance that such conflicts will be resolved in favor of the Company. If Harold Hamm ceases to be an executive officer of the Company, such would constitute an event of default under the Credit Facility, unless waived by the requisite percentage of banks. See "Principal Shareholders," "Certain Relationships and Related Transactions" and "Description of Credit Facility."

ABSENCE OF PUBLIC MARKET; RESTRICTIONS ON TRANSFER

    The Notes are a new issue of securities for which there has been no public market and there can be no assurance that such a market for the Notes will develop or, if such a market develops, as to the liquidity of such market. The Company does not intend to apply for listing of the Notes on any securities exchange; however, the Notes have been designated for trading in the PORTAL market. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and certain other factors. Although the Initial Purchaser has informed the Company that it intends to make a market in the Notes as permitted by applicable laws and regulations the Initial Purchaser is not obligated to do so and any such market making activities may be discontinued at any time without notice. See "Transfer Restrictions," "Exchange and Registration Rights Agreement" and "Plan of Distribution."

FRAUDULENT CONVEYANCE CONSIDERATIONS

    The incurrence of indebtedness (such as the Notes) is subject to review under relevant federal bankruptcy and state fraudulent conveyance statutes in a bankruptcy or reorganization proceeding or a lawsuit by or on behalf of creditors of the Company. The Company's obligations under the Notes will be guaranteed on a subordinated, unsecured basis by existing and future Restricted Subsidiaries pursuant to the provisions of the Indenture. Under such laws, to the extent a court were to find that (a) the Notes or a Subsidiary Guarantee was incurred with the intent to hinder, delay or defraud any present or future creditor or that the Company or such Subsidiary Guarantor contemplated insolvency with a design to favor one or more creditors to the exclusion in whole or in part of other creditors or (b) at the time such person incurred obligations under the Notes or a Subsidiary Guarantee, it received less than fair consideration or reasonably equivalent value therefor, and (c) either (i) was insolvent, (ii) was rendered insolvent by such guarantee or pledge, (iii) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or (iv) intended to incur or believed that it would incur debts beyond its ability to pay such debts as they matured, such court could void such obligations and direct the return of any amounts paid with respect thereto. The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and mature. There can be no assurance that, after providing for all prior claims, if any, there would be sufficient assets to satisfy the claims of the holders of the Notes relating to any voided portion of a Subsidiary Guarantee. To the extent a Subsidiary Guarantee is voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the Notes would cease to have any claim in respect of such Subsidiary Guarantor and would be creditors solely of the Company and any other Subsidiary Guarantors.


CONSEQUENCES OF THE EXCHANGE OFFER ON NON-TENDERING HOLDERS OF OLD NOTES.



    In the event the Exchange Offer is consummated, the Company and the Subsidiary Guarantors will not be required to register any Old Notes not tendered and accepted in the Exchange Offer (other than, in certain circumstances, Notes entitled to be covered by a shelf registration statement). In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to the registration requirements under the securities laws, including the Securities Act. Following the Exchange Offer, assuming the Company and the Subsidiary Guarantors have no shelf registration obligation with respect to any Notes, none of the holders of Notes will be entitled to receive liquidated damages. See "The Exchange Offer--Purpose and Effect of The Exchange Offer."

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    The Old Notes were sold by the Company on July 24, 1998 to Chase Securities, Inc. (the "Initial Purchaser") in reliance on Section 4(2) of the Securities Act. The Placement Agents offered and sold the Old Notes only (i) to "qualified institutional buyers" (as defined in Rule 144A) in compliance with Rule 144A and
(ii) outside the United States to persons other than U.S. Persons, which term includes dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust), in reliance upon Regulation S under the Securities Act.

    In connection with the sale of the Old Notes, the Company and the Initial Purchaser entered into a Registration Rights Agreement dated as of July 21, 1998 (the "Registration Rights Agreement"), which requires the Company (i) to cause the Old Notes to be registered under the Securities Act, or (ii) to file with the Commission a registration statement under the Securities Act with respect to an issue of New Notes of the Company identical in all material respects to the Old Notes and use its best efforts to cause such registration statement to become effective under the Securities Act and, upon the effectiveness of that registration statement, to offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and which may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the Company's books or any other person who has obtained a properly completed stock power from the registered holder, or any person whose Old Notes are held of record by The Depository Trust Company ("DTC") who desires to deliver such Old Notes by book-entry transfer at DTC.


    The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued regarding EXXON CAPITAL HOLDINGS CORPORATION (available May 13, 1989) and MORGAN STANLEY & CO. INCORPORATED (available June 5, 1991), the Company believes the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes or who is an affiliate of the Company may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. Each broker-dealer (other than an affiliate of the Company) that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed that, for a period of 180 days after the Exchange Date, it will make the

Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

    By tendering in the Exchange Offer, each holder of Old Notes will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, (ii) neither the holder of Old Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, (iii) if the holder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for Old Notes, neither the holder nor any such other person is engaged in or intends to participate in the distribution of such New Notes, and (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or, if such holder is an "affiliate," that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.


    Each holder, by tendering, also acknowledges and agrees that any holder using the Exchange Offer to participate in a distribution of the New Notes (a) could not rely on the position of the Commission enunciated in EXXON CAPITAL HOLDINGS CORPORATION (available May 13, 1998) and MORGAN STANLEY AND CO., INC. (available June 5, 1991) as interpreted in the Commission's letter to SHERMAN & STERLING (available July 2, 1993), and similar no-action letters, and (b) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of New Notes obtained by such holder in exchange for Old Notes acquired by such holder directly from the company.


    Following the completion of the Exchange Offer, none of the Old Notes will be entitled to the contingent increase in interest rate applicable to the Old Notes. Following the consummation of the Exchange Offer, holders of Old Notes will not have any further registration rights, and the Old Notes will continue to be subject to certain restrictions on transfer. See "--Consequences of Failure to Exchange." Accordingly, the liquidity of the market for the Old Notes could be adversely affected. See "Risk Factors-- Consequences of the Exchange Offer on Non-Tendering Holders of the Old Notes."

    Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on whether to participate in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

    GENERAL. Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in amounts that are integral multiples of $1,000 principal amount.

    The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes except that the New Notes will be registered under the Securities Act and, therefore, certificates representing New Notes will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes, will be entitled to the benefits of the Indenture and will be treated as a single class thereunder with any Old Notes that remain outstanding. The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered for exchange.


    As of October 16, 1998, $150,000,000 aggregate principal amount of the Old Notes were outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders.


    Holders of Old Notes do not have any appraisal or dissenters' rights under the Oklahoma General Corporation Act or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes which are not tendered for exchange in the Exchange Offer will remain outstanding and interest thereon will continue to accrue, but such Old Notes will not be entitled to any rights or benefits under the Registration Rights Agreement.

    The Company will be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Company. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

    Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."


    EXPIRATION DATE; EXTENSIONS; AMENDMENTS.  The term "Expiration Date" shall
mean 5:00 p.m., New York City time, on November   , 1998, unless the Company, in
its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Although the Company has no current intention to extend the Exchange Offer, the Company reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Old Notes previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer. The date of the exchange of the New Notes for Old Notes will be as soon as practicable following the Expiration Date.


    The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions of the Exchange Offer" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in any manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of time, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

    In all cases, issuance of the New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed Letter of Transmittal and all other required documents; provided, however, that the Company reserves the absolute right to waive any conditions of the Exchange Offer or defects or irregularities in the tender of Old Notes. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes or substitute Old Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder, unless otherwise provided in the Letter of Transmittal, as promptly as practicable after the expiration or termination of the Exchange Offer.

    INTEREST ON THE NEW NOTES. Holders of Old Notes that are accepted for exchange will not receive accrued interest thereon at the time of exchange. However, each New Note will bear interest from the most recent date to which interest has been paid on the Old Notes or New Notes, or if no interest has been paid on the Old Notes or the New Notes, from June 12, 1998.

    PROCEDURES FOR TENDERING OLD NOTES. The tender to the Company of Old Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. A holder of the Old Notes may tender such Old Notes by (i) properly completing and signing a Letter of Transmittal or a facsimile thereof (all references in this Prospectus to a Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with any corresponding certificate or certificates representing the Old Notes being tendered (if in certificated form) and any required signature guarantees, to the Exchange Agent at its address set forth in the Letter of Transmittal on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below), or (ii) complying with the guaranteed delivery procedures described below.

    If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the New Notes to be issued in exchange therefor are to be issued (and any untendered Old Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in DTC (also referred to as a book-entry facility) whose name appears on a security listing as the owner of Old Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by an eligible guarantor institution which is a member of one of the following recognized signature guarantee programs (an "Eligible Institution"): (i) The Securities Transfer Agents Medallion Program (STAMP), (ii) The New York Stock Exchange Medallion Signature Program (MSF), or (iii) The Stock Exchange Medallion Program
(SEMP). If the New Notes or Old Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Old Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

    THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

    The Company understands that the Exchange Agent has confirmed with DTC that any financial institution that is a participant in DTC's system may utilize DTC's Automated Tender Offer Program ("ATOP") to tender Old Notes. The Company further understands that the Exchange Agent will request, within two business days after the date the Exchange Offer commences, that DTC establish an account with respect to the Old Notes for the purpose of facilitating the Exchange Offer, and any participant may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's ATOP procedures for transfer. However, the exchange of the Old Notes so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer and timely receipt by the Exchange Agent of an Agent's Message (as defined in the next sentence), and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming part of Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a participant tendering Old Notes which are the subject of such Book-Entry Confirmation and that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

    A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided below) from an Eligible Institution is received by the Exchange Agent. Issuances of New Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided below) by an Eligible Institution will be made only against submission of a duly signed Letter of Transmittal (and any other required documents) and deposit of the tendered Old Notes.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Any Old Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Old Notes are submitted in principal amount greater than the principal amount of Old Notes being tendered by such tendering holder, such unaccepted or non-exchanged Old Notes will be returned by the Exchange Agent to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In addition, the Company reserves the right in its sole discretion (a) to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, and (b) to the extent permitted by applicable law, to purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer.

    GUARANTEED DELIVERY PROCEDURES. If the holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office, on or prior to the Expiration Date, a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the name(s) in which the Old Notes are registered and the certificate number(s) of the Old Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, such Old Notes, in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly competed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

    TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL. The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

    The party tendering Old Notes for exchange (the "Transferor") exchanges, assigns and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire New Notes issuable upon the exchange of such tendered Old Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes or to transfer ownership of such Old Notes on the account books maintained by DTC. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives of such Transferor.

    By executing a Letter of Transmittal, each holder will make to the Company the representations set forth above under the heading "--Purpose and Effect of the Exchange Offer."

    WITHDRAWAL OF TENDERS OF OLD NOTES. Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

    To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) contain a statement that such holder is withdrawing its election to have such Old Notes exchanged, (iv) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes in the name of the person withdrawing the tender, and
(v) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering Old Notes" at any time prior to the Expiration Date.

CONDITIONS OF THE EXCHANGE OFFER

    Notwithstanding any other term of the Exchange Offer, or any extension of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

        (a) any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which, in the reasonable judgment of the Company, would prohibit, restrict or otherwise render illegal consummation of the Exchange Offer; or

        (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

        (c) there shall occur a change in the current interpretations by the staff of the Commission which, in the Company's reasonable judgment, might materially impair the Company's ability to proceed with the Exchange Offer.

    If the Company determines in its sole discretion that any of the above conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration Date, subject, however, to the right of holders to withdraw such Old Notes (see "--Terms of the Exchange Offer--Withdrawal of Tenders of Old Notes"), or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all validly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of time, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

    United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

          By Mail:             By Overnight Courier:          By Hand:
United States Trust Company    United States Trust Company    United States Trust Company
  of New York                  of New York                    of New York
P. O. Box 844                  Corporate Trust Operations     111 Broadway
Cooper Station                 Department                     Lower Level
New York, NY 10276-0844        770 Broadway - 13th Floor      New York, NY 10006
Attn: Corporate Trust          New York, NY 10003             Attn: Corporate Trust
Services                                                      Services
(registered or certified mail
recommended)

                                       By Facsimile:
                                      (212) 420-6152
                             (For Eligible Institutions Only)
                                   Confirm by Telephone:
                                      (800) 548-6565

FEES AND EXPENSES

    The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by officers and regular employees of the Company and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

    The Company has not retained any dealer-manager or other soliciting agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, the Letter of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

    The expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and transfer agent and registrar, accounting and legal fees and printing costs, among others.

    The Company will pay all transfer taxes, if any, applicable to the exchange of the Old Notes pursuant to the Exchange Offer. If, however, New Notes, or Old Notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered or if a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

    The Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities within the meaning of Rule 144 of the Securities Act. Accordingly, such Old Notes may be resold only (i) to the Company or any subsidiary thereof, (ii) to a qualified institutional buyer in compliance with Rule 144A, (iii) to an institutional accredited investor that, prior to such transfer, furnishes to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Old Notes (the form of which letter can be obtained from the Trustee) and, if such transfer is in respect of an aggregate principal amount of Old Notes at the time of transfer of less than $100,000, an opinion of counsel acceptable to the Company that such transfer is in compliance with the Securities Act, (iv) outside the United States in compliance with Rule 904 under the Securities Act, (v) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available), or (vi) pursuant to an effective registration statement under the Securities Act. The liquidity of the Old Notes could be adversely affected by the Exchange Offer. Following the consummation of the Exchange Offer, holders of the Senior Preferred Stock will have no further registration rights under the Registration Rights Agreement and will not be entitled to the contingent increase in the dividend rate applicable to the Old Notes.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


    The Unaudited Pro Forma Combined Statements of Operations and other financial data for the year ended December 31, 1997, and for the six months ended June 30, 1998, and the Unaudited Pro Forma Combined Balance Sheet at June 30, 1998, reflect the historical results and the historical financial position, respectively, of the Company, adjusted to give effect to the Offering and the application of the net proceeds therefrom, the completion of the Worland Field Acquisition and the related financing, as though each of the transactions had occurred on January 1, 1997 with regard to the Unaudited Pro Forma Combined Statements of Operations and on June 30, 1998 with regard to the Unaudited Pro Forma Combined Balance Sheet. The pro forma adjustments are based upon available information and assumptions that management of the Company believes are reasonable. The Unaudited Pro Forma Consolidated Financial Statements do not purport to represent the financial position or results of operations which would have occurred had such transactions been consummated on the dates indicated or the Company's financial position or results of operations for any future date or period. The Unaudited Pro Forma Consolidated Financial Statements and notes thereto should be read in conjunction with the Financial Statements included elsewhere in this Prospectus.

                          CONTINENTAL RESOURCES, INC.
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                AT JUNE 30, 1998



                                                                              ADJUSTMENTS
                                                              --------------------------------------------
                                                  JUNE 30,    WORLAND FIELD
                                                    1998       ACQUISITION     COMBINING      OFFERING       PRO FORMA
                                                 -----------  --------------  -----------  ---------------  -----------
                                                                         (DOLLARS IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents....................  $     1,336  $   19,581(a)    $   1,336   $   145,335(c)   $     2,113
                                                                 (19,581)(b)                  (140,669)(d)
                                                                                                (3,889)(e)
  Accounts receivable:
    Oil and gas sales..........................        6,350                       6,350                          6,350
    Joint interest and other...................        9,383                       9,383                          9,383
  Inventories..................................        4,963                       4,963                          4,963
  Prepaid expenses.............................          360                         360                            360
  Advances to affiliates.......................       19,625     (19,581)(a)          44                             44
                                                 -----------  --------------  -----------  ---------------  -----------
Total current assets...........................       42,017     (19,581)         22,436           777           23,213
                                                 -----------  --------------  -----------  ---------------  -----------
Oil and gas properties(f):
  Producing properties.........................      233,600                     233,600                        233,600
  Non-producing properties.....................       49,029                      49,029                         49,029
Gas gathering and processing facilities........       22,561                      22,561                         22,561
Service properties, equipment and other........       13,650                      13,650                         13,650
                                                 -----------  --------------  -----------  ---------------  -----------
Total property and equipment, net..............      318,840        --           318,840                        318,840
Less--accumulated depreciation, depletion and
 amortization..................................     (103,918)                   (103,918)                      (103,918)
                                                 -----------  --------------  -----------                   -----------
Net property and equipment.....................      214,922        --           214,922                        214,922
                                                                                                 3,889(e)
Other assets...................................          924                         924         4,665(c)         9,478
                                                 -----------  --------------  -----------  ---------------  -----------
Total assets...................................  $   257,863  $  (19,581)      $ 238,282   $     9,331      $   247,613
                                                 -----------  --------------  -----------  ---------------  -----------
                                                 -----------  --------------  -----------  ---------------  -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.............................  $    12,235                   $  12,235                    $    12,235
  Current portion of long-term debt............          315                         315                            315
  Revenues and royalties payable...............        3,654                       3,654                          3,654
  Accrued liabilities and other................        2,951                       2,951                          2,951
                                                 -----------  --------------  -----------  ---------------  -----------
Total current liabilities......................       19,155        --            19,155                         19,155
                                                 -----------  --------------  -----------  ---------------  -----------
Long-term debt, net of current portion.........      163,737     (19,581)(b)     144,156   $   150,000(c)       153,487
                                                                                              (140,669)(d)
Other non-current liabilities..................          206                         206                            206
Stockholders' equity...........................       74,765                      74,765                         74,765
                                                 -----------  --------------  -----------  ---------------  -----------
Total liabilities and stockholders' equity.....  $   257,863  $  (19,581)      $ 238,282   $     9,331      $   247,613
                                                 -----------  --------------  -----------  ---------------  -----------
                                                 -----------  --------------  -----------  ---------------  -----------


            See Notes to Unaudited Pro Forma Combined Balance Sheet.

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET


(a) To record payment by principal shareholder for balance owed on sale of Worland Field Properties.



(b) To apply proceeds from principal shareholder received on sale of Worland Field Properties to outstanding balance owed on Credit Facility.



(c) To record the proceeds from the Offering, net of Offering costs of $4.7 million, and the related debt.



(d) To record the use of the net proceeds of the Offering to reduce debt outstanding under the Credit Facility.



(e) To record a $3.9 million settlement of a forward interest rate swap contract which the Company entered into in May 1998 to hedge its exposure to changes in prevailing interest rates in connection with the Old Notes Offering. Due to changes in interest rates for U.S. treasury notes, the Company was required to pay $3.9 million, which will result in an increase of approximately 0.5% to the Company's effective interest rate on the Notes and which will increase interest expense on the Notes by approximately $0.4 million per year through 2008.



(f) See "Business--Oil and Gas Reserves" for information regarding pro forma reserve quantities and the standardized measure of discounted cash flows with respect to such pro forma reserve quantities.

                          CONTINENTAL RESOURCES, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997


                                                                            ADJUSTMENTS
                                                            --------------------------------------------
                                                            WORLAND FIELD
                                               HISTORICAL    ACQUISITION     COMBINING      OFFERING       PRO FORMA
                                               -----------  --------------  -----------  ---------------  -----------
                                                                       (DOLLARS IN THOUSANDS)
Revenue:
  Oil and gas sales..........................   $  78,599   $   10,126(a)    $  88,725                     $  88,725
  Gathering, marketing and processing........      25,021                       25,021                        25,021
  Oil and gas service operations.............       6,405                        6,405                         6,405
                                               -----------  --------------  -----------                   -----------
Total revenues...............................     110,025       10,126         120,151                       120,151
Operating costs and expenses:
  Production expenses and taxes..............      20,748        5,210(a)       25,958                        25,958
  Exploration expenses.......................       6,806                        6,806                         6,806
  Gathering, marketing and processing........      22,715                       22,715                        22,715
  Oil and gas service operations.............       3,654                        3,654                         3,654
  Depreciation, depletion and amortization...      33,354        1,116(b)       34,470   $       460(c)       35,319
                                                                                                 389(d)

  General and administrative.................       8,990                        8,990                         8,990
                                               -----------  --------------  -----------  ---------------  -----------
Total operating costs and expenses...........      96,267        6,326         102,593           849         103,442
                                               -----------  --------------  -----------  ---------------  -----------
Operating income.............................      13,758        3,800          17,558          (849)         16,709
Interest income..............................         241                          241         1,350(e)        1,591
Interest expense.............................      (4,804)                      (4,804)      (10,880)(f)     (15,684)
Other income (expense), net..................       8,061                        8,061                         8,061
                                               -----------  --------------  -----------  ---------------  -----------
Income before income taxes...................      17,256        3,800          21,056       (10,379)         10,677
Federal and state income taxes (benefit).....      (8,941)                      (8,941)                       (8,941)
                                               -----------  --------------  -----------  ---------------  -----------
Net income...................................   $  26,197   $    3,800       $  29,997   $   (10,379)      $  19,618
                                               -----------  --------------  -----------  ---------------  -----------
                                               -----------  --------------  -----------  ---------------  -----------


--------------------------

(a) To record the revenues and direct operating expenses attributable to the Company's net interest in oil and gas properties acquired in the Worland Field Acquisition for the periods indicated.

(b) To record estimated pro forma depreciation, depletion and amortization related to the Company's net interest in the Worland Field properties as if the Worland Field Acquisition had occurred on January 1, 1997. The estimated pro forma depreciation, depletion and amortization was at an average rate of $1.53 per Boe based on an allocation of the purchase price to the individual properties acquired and the actual production during the year ended December 31, 1997.


(c) To record the pro forma amortization of estimated costs of the Offering, assuming the Offering was completed on January 1, 1997.



(d) To record the pro forma amortization expense of capitalized interest rate hedge associated with the sale of the Old Notes assuming such sale was completed on January 1, 1997. In May 1998, the Company entered into a forward interest rate swap contract to hedge its exposure to changes in prevailing interest rates. Due to changes in treasury note rates, the Company paid $3.9 million to settle the forward interest rate swap contract. This payment will result in an increase of approximately 0.5% to the Company's effective interest rate or an increase in interest expense of approximately $0.4 million per year over the next 10 years.



(e) To record the estimated pro forma interest income resulting from an investment at a 5% interest rate of the net proceeds of the Offering remaining after payment of the Credit Facility, assuming the Offering was consummated on January 1, 1997.



(f) To record the pro forma effect of interest expense related to the Notes assuming (i) the Offering occurred on January 1, 1997 and (ii) the net proceeds from the Offering are used to reduce debt outstanding under the Credit Facility which was incurred to finance the Worland Field Acquisition, and taking into consideration the proceeds from the sale of a 50% interest in the Worland Field properties to the Company's principal shareholder as if the sale had occurred on January 1, 1997.

                          CONTINENTAL RESOURCES, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS


                         SIX MONTHS ENDED JUNE 30, 1998



                                                                             ADJUSTMENTS
                                                              -----------------------------------------
                                                              WORLAND FIELD
                                                 HISTORICAL    ACQUISITION    COMBINING     OFFERING      PRO FORMA
                                                 -----------  -------------  -----------  -------------  -----------
                                                                       (DOLLARS IN THOUSANDS)
Revenue:
  Oil and gas sales............................   $  31,291   $   2,127(a)    $  33,418                   $  33,418
  Gathering, marketing and processing..........       9,804                       9,804                       9,804
  Oil and gas service operations...............       3,062                       3,062                       3,062
                                                 -----------  -------------  -----------                 -----------
Total revenues.................................      44,157       2,127          46,284           0          46,284
                                                 -----------  -------------  -----------                 -----------
Operating costs and expenses:
  Production expenses and taxes................       9,074       1,268(a)       10,342                      10,342
  Exploration expenses.........................       2,650                       2,650                       2,650
  Gathering, marketing and processing..........       8,409                       8,409                       8,409
  Oil and gas service operations...............       1,825                       1,825                       1,825
  Depreciation, depletion and amortization.....      16,483       1,025(b)       17,508   $     233(c)       17,935
                                                                                                194(d)
  General and administrative...................       4,914                       4,914                       4,914
                                                 -----------  -------------  -----------  -------------  -----------
Total operating costs and expenses.............      43,355       2,293          45,648         427          46,075
                                                 -----------  -------------  -----------  -------------  -----------
Operating income...............................         802        (166)            636        (427)            209
Interest income................................         780                         780          50(e)          830
Interest expense...............................      (5,174)                     (5,174)     (2,662)(f)      (7,836)
Other income (expense), net....................          92                          92                          92
                                                 -----------  -------------  -----------  -------------  -----------
Total other income and (expenses)..............      (4,302)       --            (4,302)     (2,612)         (6,914)
Income (loss) before income taxes..............      (3,500)       (166)         (3,666)     (3,039)         (6,705)
Federal and state income taxes.................           0           0               0           0               0
                                                 -----------  -------------  -----------  -------------  -----------
Net income (loss)..............................   $  (3,500)  $    (166)      $  (3,666)  $  (3,039)      $  (6,705)
                                                 -----------  -------------  -----------  -------------  -----------
                                                 -----------  -------------  -----------  -------------  -----------
Earnings (loss) per common share...............   $  (71.37)                  $  (74.75)                  $ (136.73)
                                                 -----------                 -----------                 -----------
                                                 -----------                 -----------                 -----------


--------------------------

(a) To record the revenues and direct operating expenses attributable to the Company's net interest in oil and gas properties acquired in the Worland Field Acquisition for the periods indicated.


(b) To record the estimated pro forma depreciation, depletion and amortization related to the Company's net interest in the Worland Field properties as if the Worland Field Acquisition had occurred on January 1, 1997. The estimated pro forma depreciation, depletion and amortization was at an average rate of $3.16 per Boe based on an estimated allocation of the purchase price to the individual properties acquired in 1998 and the actual production during the six months ended June 30, 1998.


(c) To record the pro forma amortization of estimated costs of the Offering, assuming the Offering was completed on January 1, 1997.


(d) To record the pro forma amortization expense of capitalized interest rate hedge associated with the sale of the Old Notes assuming such sale was completed on January 1, 1997. In May 1998, the Company entered into a forward interest rate swap contract to hedge its exposure to changes in prevailing interest rates. Due to changes in treasury note rates, the Company paid $3.9 million to settle the forward interest rate swap contract. This payment will result in an increase of approximately 0.5% to the Company's effective interest rate or an increase in interest expense of approximately $0.4 million per year over the next 10 years.



(e) To record the estimated pro forma interest income resulting from an investment at a 5% interest rate of the net proceeds of the Offering remaining after payment of the Credit Facility, assuming the Offering was consummated on January 1, 1997.



(f) To record the pro forma effect of interest expense related to the Notes assuming (i) the Offering occurred on January 1, 1997 and (ii) the net proceeds from the Offering are used to reduce debt outstanding under the Credit Facility which was incurred to finance the Worland Field Acquisition, and taking into consideration the proceeds from the sale of a 50% interest in the Worland Field properties to the Company's principal shareholder as if the sale had occurred on January 1, 1997.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The following table sets forth selected historical consolidated financial data for the periods ended and as of the dates indicated. The statements of operations and other financial data for the periods ended December 31, 1994, 1995, 1996 and 1997, and the balance sheet data as of December 31, 1995, 1996 and 1997 have been derived from, and should be reviewed in conjunction with, the consolidated financial statements of the Company, and the notes thereto, which have been audited by Arthur Andersen LLP, independent public accountants. The statements of operations and other financial data for the periods ended December 31, 1993, June 30, 1997 and June 30, 1998, and the balance sheet data as of December 31, 1994, June 30, 1997 and June 30, 1998, have been derived from the unaudited financial statements of the Company, which, in the opinion of management, include all adjustments necessary to present fairly the data for such periods. The financial statements as of December 31, 1996, December 31, 1997 and June 30, 1998 and for the years ended December 31, 1995, 1996 and 1997 and for the periods ended June 30, 1997 and June 30, 1998 are included elsewhere in this Prospectus. The data should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and the related notes thereto included elsewhere in this Prospectus.


                                                                                                                            SIX
                                                                                                                          MONTHS
                                                                                                                           ENDED
                                                                                 YEAR ENDED DECEMBER 31,                 JUNE 30,
                                                                  -----------------------------------------------------  ---------
                                                                    1993       1994       1995       1996       1997       1997
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                            (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenue:
    Oil and gas sales...........................................  $  16,002  $  21,427  $  30,576  $  75,016  $  78,599  $  39,135
    Gathering, marketing and processing.........................      3,061     14,806     20,639     25,766     25,021     15,522
    Oil and gas service operations..............................      3,063      5,630      6,148      6,491      6,405      3,715
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
  Total revenues................................................     22,126     41,863     57,363    107,273    110,025     58,372
  Operating costs and expenses:
    Production expenses and taxes...............................      2,455      6,905      7,611     19,338     20,748     10,622
    Exploration expenses........................................      1,996      6,338      6,184      4,512      6,806      3,410
    Gathering, marketing and processing.........................      2,436      8,415     13,223     21,790     22,715     12,873
    Oil and gas service operations..............................      1,975      2,708      3,680      4,034      3,654      1,855
    Depreciation, depletion and amortization....................      4,816      6,068      9,614     22,876     33,354     16,713
    General and administrative..................................      3,658      6,396      8,260      9,155      8,990      3,986
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
  Total operating costs and expenses............................     17,336     36,830     48,572     81,705     96,267     49,459
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
  Operating income..............................................      4,790      5,033      8,791     25,568     13,758      8,913
  Interest income...............................................        138        108        137        312        241        104
  Interest expense..............................................       (314)      (670)    (2,396)    (4,550)    (4,804)    (2,313)
  Other revenue (expense), net(1),(2)...........................      4,132         --       (411)       233      8,061        685
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
  Income before income taxes....................................      8,746      4,471      6,121     21,563     17,256      7,389
  Federal and state income taxes (benefit)(3)...................      2,974      1,596      2,252      8,238     (8,941)    (8,941)
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
  Net income....................................................  $   5,772  $   2,875  $   3,869  $  13,325  $  26,197  $  16,330
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
OTHER FINANCIAL DATA:
  EBITDA(4).....................................................  $  11,872  $  17,547  $  24,315  $  53,502  $  54,721  $  29,825
  Net cash provided by operations...............................     12,758     18,787     18,985     41,724     51,477     27,948
  Net cash used in investing....................................    (12,402)   (19,256)   (58,022)   (50,619)   (78,359)   (39,673)
  Net cash provided by (used in) financing......................      2,963     (1,138)    37,994     10,494     24,863      8,556
  Capital expenditures(5).......................................     11,818     20,143     58,226     50,341     80,937     41,678
RATIOS:
  Adjusted EBITDA to interest expense...........................       37.8x      26.2x      10.1x      11.8x      11.4x      12.9x
  Total debt to adjusted EBITDA.................................        0.6x       0.4x       1.8x       1.0x       1.5x       n/a
  Earnings to fixed charges(6)..................................       28.9x       7.7x       3.6x       5.7x       4.6x       4.2x
BALANCE SHEET DATA (AT PERIOD END):
  Cash and cash equivalents.....................................  $   4,373  $   2,766  $   1,722  $   3,320  $   1,301  $     151
  Total assets..................................................     49,592     56,759    107,825    145,693    188,386    159,755
  Long-term debt, including current maturities..................      7,514      6,272     44,265     54,759     79,632     63,325
  Stockholders' equity..........................................     32,008     34,883     38,752     52,077     78,264     68,398


                                                                    1998
                                                                  ---------

STATEMENT OF OPERATIONS DATA:
  Revenue:
    Oil and gas sales...........................................  $  31,291
    Gathering, marketing and processing.........................      9,804
    Oil and gas service operations..............................      3,062
                                                                  ---------
  Total revenues................................................     44,157
  Operating costs and expenses:
    Production expenses and taxes...............................      9,074
    Exploration expenses........................................      2,650
    Gathering, marketing and processing.........................      8,409
    Oil and gas service operations..............................      1,825
    Depreciation, depletion and amortization....................     16,483
    General and administrative..................................      4,914
                                                                  ---------
  Total operating costs and expenses............................     43,355
                                                                  ---------
  Operating income..............................................        802
  Interest income...............................................        780
  Interest expense..............................................     (5,174)
  Other revenue (expense), net(1),(2)...........................         93
                                                                  ---------
  Income before income taxes....................................     (3,499)
  Federal and state income taxes (benefit)(3)...................          0
                                                                  ---------
  Net income....................................................  $  (3,499)
                                                                  ---------
                                                                  ---------
OTHER FINANCIAL DATA:
  EBITDA(4).....................................................  $  20,808
  Net cash provided by operations...............................      9,669
  Net cash used in investing....................................   (116,132)
  Net cash provided by (used in) financing......................    106,498
  Capital expenditures(5).......................................    116,534
RATIOS:
  Adjusted EBITDA to interest expense...........................        4.0x
  Total debt to adjusted EBITDA.................................        n/a
  Earnings to fixed charges(6)..................................        n/a
BALANCE SHEET DATA (AT PERIOD END):
  Cash and cash equivalents.....................................  $   1,336
  Total assets..................................................    257,863
  Long-term debt, including current maturities..................    164,052
  Stockholders' equity..........................................     74,765


               See Notes to Selected Consolidated Financial Data.

                 NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA

(1) In 1993, other income includes $4.0 million resulting from the settlement of certain litigation matters.

(2) In 1997, other income includes $7.5 million resulting from the settlement of certain litigation matters.

(3) Effective June 1, 1997, the Company elected to be treated as a S Corporation for federal income tax purposes. The conversion resulted in the elimination of the Company's deferred income tax assets and liabilities existing at May 31, 1997 and, after being netted against the then existing tax provision, resulted in a net income tax benefit to the Company of $8.9 million.


(4) Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation, depletion, amortization and exploration expense, excluding proceeds from litigation settlements. Adjusted EBITDA is not a measure of cash flow as determined in accordance with GAAP. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with GAAP or as an indicator of a company's operating performance or liquidity. Certain items excluded from adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of adjusted EBITDA. The Company's computation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company believes that adjusted EBITDA is a widely followed measure of operating performance and may also be used by investors to measure the Company's ability to meet future debt service requirements, if any. Even though the volume of oil and gas produced by the Company during the six months ended June 30, 1998, on an actual and pro forma basis, was greater than in the comparable period in 1997, the Company's Adjusted EBITDA for the 1998 period was less than in 1997. The decrease in Adjusted EBITDA for the 1998 period was attributable to declines in oil and gas prices. Adjusted EBITDA does not give effect to the Company's exploration expenditures, which are largely discretionary by the Company and which, to the extent expended, would reduce cash available for debt service, repayment of indebtedness and dividends.


(5) Capital expenditures include costs related to acquisitions of producing oil and gas properties.

(6) For purposes of computing the ratio of earnings to fixed charges, earnings are computed as income before taxes from continuing operations, plus fixed charges. Fixed charges consist of interest expense and amortization of costs incurred in the Offering.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the Company's consolidated financial statements and notes thereto and the Selected Consolidated Financial Data included elsewhere herein.

OVERVIEW


    The Company's revenue, profitability and cash flow are substantially dependent upon prevailing prices for oil and gas and the volumes of oil and gas it produces. Although the Company produced more oil and gas in the first quarter of 1998 than in the first quarter of 1997, it experienced a significant decline in revenues, net income and Adjusted EBITDA in the first half of 1998 compared to the first half of 1997 because of lower prevailing oil and gas prices. These lower prices have continued to adversely affect the Company's revenues and results of operation since June 30, 1998. Given the volatile nature of oil and gas prices, it is difficult to predict whether such effects will continue during the remainder of 1998. Average prices as of September 30, 1998, on a pro forma basis, were $12.95 per Bbl of oil and $1.66 per Mcf of natural gas compared to $18.06 per Bbl of oil and $2.25 per Mcf of natural gas as of December 31, 1997. If the September 30, 1998 pro forma prices were applied to the Company's estimated proved reserves as of December 31, 1997, the Company's pro forma PV-10 would have been approximately $208.7 million compared to a pro forma PV-10 of $267.0 million using December 31, 1997 prices. In addition, the Company's proved reserves and oil and gas production will decline as oil and gas are produced unless the Company is successful in acquiring producing properties or conducting successful exploration and development drilling activities.


    The Company uses the successful efforts method of accounting for its investment in oil and gas properties. Under the successful efforts method of accounting, costs to acquire mineral interests in oil and gas properties, to drill and provide equipment for exploratory wells that find proved reserves and to drill and equip development wells are capitalized. These costs are amortized to operations on a unit-of-production method based on petroleum engineer estimates. Geological and geophysical costs, lease rentals and costs associated with unsuccessful exploratory wells are expensed as incurred. Maintenance and repairs are expensed as incurred, except that the cost of replacements or renewals that expand capacity or improve production are capitalized. Significant downward revisions of quantity estimates or declines in oil and gas prices that are not offset by other factors could result in a writedown for impairment of the carrying value of oil and gas properties. Once incurred, a writedown of oil and gas properties is not reversible at a later date, even if oil or gas prices increase.

    The Company is a S Corporation for federal income tax purposes. The Company currently anticipates it will pay quarterly dividends in amounts sufficient to enable the Company's shareholders to pay their income tax obligations with respect to the Company's taxable earnings.

RESULTS OF OPERATIONS


    The following tables set forth selected financial and operating information for each of the three years in the period ended December 31, 1997 and for the six months ended June 30, 1997 and 1998:



                                                                     YEAR ENDED                   SIX MONTHS
                                                                    DECEMBER 31,                ENDED JUNE 30,
                                                          ---------------------------------  --------------------
                                                            1995        1996        1997       1997       1998
                                                          ---------  ----------  ----------  ---------  ---------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PRICE DATA)
Revenues................................................  $  57,363  $  107,273  $  110,025  $  58,372  $  44,157
Operating expenses......................................     48,572      81,705      96,267     49,459     43,355
Non-Operating income (expense)..........................     (2,670)     (4,005)      3,498     (1,524)    (4,301)
Net income after tax....................................      3,869      13,325      26,197     16,330     (3,499)
Adjusted EBITDA(1)......................................     24,315      53,502      54,721     29,825     20,807
Production Volumes(2):
  Oil and condensate (MBbls)............................      1,199       2,888       3,518      1,615      1,983
  Natural gas (MMcf)....................................      5,880       6,527       5,789      2,881      2,933
  Oil equivalents (MBoe)................................      2,179       3,976       4,483      2,095      2,472
Average Prices(3):
  Oil and condensate (per Bbl)..........................  $   17.11  $    20.78  $    18.61  $   20.08  $   13.14
  Natural gas (per Mcf).................................       1.40        2.13        2.21       2.33       1.79
  Oil equivalents (per Boe).............................      14.03       18.87       17.53      18.68      12.66


--------------------------


(1) Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation, depletion, amortization and exploration expense, excluding proceeds from litigation settlements. EBITDA is not a measure of cash flow as determined in accordance with GAAP. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with GAAP or as an indicator of a company's operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of EBITDA. The Company's computation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company believes that Adjusted EBITDA is a widely followed measure of operating performance and may also be used by investors to measure the Company's ability to meet future debt service requirements, if any. Even though the volume of oil and gas produced by the Company during the six months ended June 30, 1998, on an actual and pro forma basis, was greater than in the comparable period in 1997, the Company's adjusted EBITDA for the 1998 period was less than in 1997. The decrease in adjusted EBITDA for the 1998 period was attributable to declines in oil and gas prices. Adjusted EBITDA does not give effect to the Company's exploration expenditures, which are largely discretionary by the Company and which, to the extent expended, would reduce cash available for debt service, repayment of indebtedness and dividends.


(2) Production volumes of oil and condensate, and natural gas, are derived from the Company's production records and reflect actual quantities produced without regard to the time of receipt of proceeds from the sale of such production. Production volumes of oil equivalents (on a Boe basis) are determined by dividing the total Mcfs of natural gas produced by six and by adding the resultant sum to barrels of oil and condensate produced.

(3) Average prices of oil and condensate, and of natural gas, are derived from the Company's production records which are maintained on an "as produced" basis, which give effect to gas balancing and oil produced and in the tanks, and, accordingly, may differ from oil and gas revenues for the same periods as reflected in the Financial Statements. Average prices of oil equivalents were calculated by dividing oil and gas revenues, as reflected in the Financial Statements, by production volumes on a per Boe basis. Average sale prices per Boe realized by the Company, according to its production records which are maintained on an "as produced" basis, for the years ended December 31, 1995, 1996 and 1997, were $13.19, $18.59 and $17.53, respectively.

SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997



    OIL AND GAS SALES revenue for the six months ended June 30, 1998 decreased $7.8 million, or 20%, to $31.3 million from $39.1 million for the comparable period in 1997. Oil price decreases from an average of $20.08 per Bbl in the period during 1997 to $13.14 per Bbl in 1998 which resulted in an $11.2 million reduction in revenues. The effect of the price reduction was partially offset by a 368 MBbl increase in oil production. The increase in production, based on 1998 prices, resulted in $4.8 million of additional revenue for the six month period in 1998. Gas revenues for the six months ended June 30, 1998 decreased by $1.5 million, or 22%, to $5.2 million from $6.7 million during the comparable period in 1997, attributable mainly to lower gas prices for the six-month period in 1998 on relatively stable gas volumes. Average prices fell to $1.79 per Mcf during the six-month period in 1998 from $2.33 per Mcf in the comparable period in 1997.



    GATHERING, MARKETING AND PROCESSING revenue for the six months ended June 30, 1998 was $9.8 million, a decrease of $5.7 million, or 37%, from $15.5 million in the same period in 1997, which was attributable primarily to the elimination of purchases and resales of third party gas for marketing purposes and a refocus on purchases to supply the Company's gas plants.



    OIL AND GAS SERVICE OPERATIONS revenue for the six months ended June 30, 1998 was $3.1 million, a decrease of $0.6 million, or 18%, compared to $3.7 million in the same period in 1997, which was attributable to declining oil prices on reclaimed oil sales.



    PRODUCTION EXPENSES AND TAXES for the six months ended June 30, 1998 were $9.1 million, a decrease of $1.5 million, or 15%, compared to $10.6 million in the same period in 1997, which was attributable to increased production efficiencies and lower gross production taxes per Boe due to price declines.



    EXPLORATION EXPENSES for the six months ended June 30, 1998 were $2.6 million, a decrease of $0.8 million, or 22%, compared to $3.4 million in the same period in 1997, resulting primarily from a $0.3 million decrease in expired lease expense and a $0.6 million decrease in geological expense. During the period from July 1, 1998 through December 31, 1998, leases on approximately 26,000 net leasehold acres, with a cost of $1.4 million, will expire and in 1999, leases on approximately 40,000 net acres, with a cost of $2.2 million, will expire. The Company has not yet determined if all or any of these leases will be drilled, renewed or allowed to expire.



    GATHERING, MARKETING AND PROCESSING EXPENSE for the six months ended June 30, 1998 was $8.4 million, a $4.5 million, or 35% decrease compared to $12.9 million in the same period in 1997. The decrease was attributable primarily to the eliminations of purchases of third party gas not used for gas plant supply, but sold as part of the Company's gas marketing activities.



    DEPRECIATION, DEPLETION AND AMORTIZATION ("DD&A") EXPENSE for the six months ended June 30, 1998 was $16.5 million, a $0.2 million, or .1% decrease compared to $16.7 million in 1997. The insignificant decrease in DD&A expense is primarily attributable to a reduction in the rate of production on the Company's older properties, and the fact that the older properties are almost fully depreciated and incur less depreciation expense each year. The unit rate of DD&A expense per Boe in the first half of 1998 was $6.95, compared with $7.31 in the 1997 period.



    GENERAL AND ADMINISTRATIVE ("G&A") EXPENSE for the six months ended June 30, 1998 was $4.9 million minus overhead reimbursement of $1.0 million for a net G&A expense of $3.9 million, or an increase of $1.7 million, or 80%, compared to G&A expense of $4.0 million in the first half of 1997 minus overhead reimbursement of $1.8 million for a net G&A expense of $2.2 million. The increase was primarily due to an employment and benefits increase of $0.5 million and a reduction of overhead reimbursement of $0.8 million.

    INTEREST EXPENSE for the six months ended June 30, 1998 was $5.2 million, an increase of $2.9 million, or 124%, compared to $2.3 million in the 1997 period attributable primarily to higher levels of indebtedness outstanding during 1998. In May 1998, the Company entered into a forward interest rate swap contract to hedge its exposure to changes in the prevailing interest rates in connection with its planned debt offering. Due to the change in treasury note rates, the Company paid $3.9 million to settle the forward interest rate swap contract, which will result in an increase of approximately 0.5% to the Company's effective interest rate, or an annual increase in interest expense of approximately $2.4 million in 1998.



    INTEREST AND OTHER INCOME for the six months ended June 30, 1998 was $0.8 million, an increase of $0.7 million, or 652%, from $0.1 million realized in the same period in 1997. Other income decreased $0.6 million or 87%, to $0.1 million for the six months ended June 30, 1998 from $0.7 million for the comparable 1997 period. The decrease was due to lower gains on the sale of assets. The Company has orally agreed to sell all of its interests in certain Illinois properties to the operator of the properties. Based on a sales price of $3.5 million, it is estimated that the Company will recognize a gain of approximately $2.7 million during 1998.



    INCOME BEFORE INCOME TAXES for the six months ended June 30, 1998 was a loss of $3.5 million, a decrease of $10.9 million, or 147%, from $7.4 million in the 1997 period, attributable primarily to lower revenues from oil and gas sales, and increased interest expense, partially offset by reduced operations expenses.



    NET INCOME for the six months ended June 30, 1998 was a net loss of $3.5 million, a decrease of $19.8 million, or 121%, compared to the 1997 period. Net income for the period declined by a $14.2 million reduction in revenues because of lower oil and gas prices which was partially offset by a $6.1 million reduction in operating expenses, and an increase of $2.9 million in interest expense. Net income for 1997 also included a $8.9 million tax benefit due to the "S" election that will not have an impact on 1998 net income.


YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    OIL AND GAS SALES revenue in 1997 was $78.6 million, an increase of $3.6 million, or 5.0%, over $75.0 million in 1996. In 1997, the Company sold an aggregate of 3,518 MBbls, a 22% increase over 1996 oil sales of 2,888 MBbls. The Company's natural gas sales in 1997 aggregated to 5,789 MMcf, an 11% decrease over its 1996 natural gas sales of 6,527 MMcf. In 1997, the Company received average prices of $18.61 per Bbl and $2.21 per Mcf, compared to $20.78 per Bbl and $2.13 per Mcf, respectively, in 1996.

    GATHERING, MARKETING AND PROCESSING revenue in 1997 was $25.0 million, a decrease of $0.8 million, or 3.0%, from $25.8 million in 1996, which was attributable primarily to lower spot prices for natural gas.

    OIL AND GAS SERVICE OPERATIONS revenue in 1997 was $6.4 million, a decrease of $0.1 million, or 1%, compared to $6.5 million in 1996.

    PRODUCTION EXPENSES AND TAXES in 1997 were $20.7 million, an increase of $1.4 million, or 7%, compared to $19.3 million in 1996, which was attributable to a 13% increase in production volume offset by a 5% decrease in production costs per Boe.

    EXPLORATION EXPENSES were $6.8 million in 1997, an increase of $2.3 million, or 51%, compared to $4.5 million in 1996, resulting primarily from a $0.5 million increase in expired lease expense and a $1.0 million increase in 3-D seismic expenditures.

    GATHERING, MARKETING AND PROCESSING EXPENSE in 1997 was $22.7 million, a $0.9 million, or 4% increase, compared to $21.8 million, which in 1996 was attributable to reduced margins on natural gas and natural gas liquids.

    OIL AND GAS SERVICE OPERATIONS EXPENSE in 1997 was $3.7 million, a $0.3 million, or 9%, decrease from $4.0 million in 1996, attributable to a reduction in saltwater disposal activity and warehouse activity.

    DD&A EXPENSE in 1997 was $33.4 million, a $10.5 million, or 46% increase compared to $22.9 million in 1996. DD&A expense related to oil and gas operations in 1997 was $30.2 million, an $8.6 million, or 40% increase, compared to $21.6 million in 1996, attributable primarily to higher production levels in 1997. The unit rate of DD&A expense per Boe in 1997 was $6.74, compared with $5.44 in 1996. The 1997 DD&A rate included $5.0 million of additional impairment for writedown of certain long-lived assets in accordance with the provisions of SFAS No. 121, or $1.12 per Boe.

    G&A EXPENSE for 1997 was $9.0 million minus overhead reimbursement of $2.4 million for a net G&A expense of $6.6 million, which was equal to net G&A expense of 6.6 million in 1996.

    INTEREST EXPENSE in 1997 was $4.8 million, an increase of $0.2 million, or 6%, compared to $4.6 million in 1996, attributable primarily to higher levels of indebtedness outstanding during 1997.

    INTEREST AND OTHER INCOME in 1997 was $8.3 million, a $7.8 million, or 1,560%, increase over $0.5 million realized in 1996. The substantial increase in 1997 was primarily attributable to non-recurring income of approximately $7.5 million resulting from the settlement of certain litigation matters.

    INCOME BEFORE INCOME TAXES in 1997 was $17.3 million, a decrease of $4.3 million, or 20%, from $21.6 million in 1996, attributable primarily to increased production expenses and taxes, exploration expenses, gathering, marketing and processing expenses and DD&A expense, partially offset by an increase in total revenues of approximately $10.5 million, which included approximately $7.5 million related to the settlement of certain litigation matters.

    NET INCOME in 1997 was $26.2 million, an increase of $12.9 million, or 97%, compared to $13.3 million in 1996, primarily attributable to an $8.9 million tax benefit realized in 1997, compared to a $8.2 million tax expense in 1996, and the recognition of approximately $7.5 million related to the settlement of certain litigation matters.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995


    OIL AND GAS SALES revenue in 1996 was $75.0 million, an increase of $44.4 million, or 145%, over $30.6 million in 1995. In 1996, the Company sold an aggregate of 2,888 MBbls, a 141% increase over 1995 oil sales of 1,199 MBbls. During 1995 and 1996 the Company drilled 33 and 34 net wells, respectively, and in December 1995 acquired four High Pressure Air Injection units and 10 individual wells from Koch Exploration Co. Production in 1996 from the wells drilled in 1995 and 1996 was 407 MBbls and 411 Mbbls, respectively, and production from the acquired properties added an additional 839 Mbbls of oil to production. The Company's natural gas sales in 1996 aggregated to 6,527 MMcf, an 11% increase over its 1995 natural gas sales of 5,880 MMcf. In 1996, the Company received average prices of $20.78 per Bbl and $2.13 per Mcf, compared to $17.11 per Bbl and $1.40 per Mcf, respectively, in 1995.


    GATHERING, MARKETING AND PROCESSING revenue in 1996 was $25.8 million, an increase of $5.2 million, or 25%, from $20.6 million in 1995, attributable to increased throughput on the Company's natural gas gathering systems.

    OIL AND GAS SERVICE OPERATIONS revenue in 1996 was $6.5 million, an increase of $0.4 million, or 6%, compared to $6.1 million in 1995, attributable to an increase in warehouse pipe sales.

    PRODUCTION EXPENSES AND TAXES in 1996 were $19.3 million, an increase of $11.7 million, or 154%, compared to $7.6 million in 1995, attributable to increased production volumes.

    EXPLORATION EXPENSES in 1996 were $4.5 million, a decrease of $1.6 million, or 27%, compared to $6.2 million in 1995, resulting primarily from a reduction of dry hole expenses of $1.6 million.

    GATHERING, MARKETING AND PROCESSING EXPENSE in 1996 was $21.8 million, an $8.6 million, or 65% increase, compared to $13.2 million in 1995, was attributable to increased throughput on the Company's natural gas gathering systems.

    OIL AND GAS SERVICE OPERATIONS EXPENSE in 1996 was $4.0 million, a $0.3 million, or 10%, increase from $3.7 million in 1995, attributable to an increase in repairs on saltwater disposal wells.

    DD&A EXPENSE in 1996 was $22.9 million, a $13.3 million, or 138% increase compared to $9.6 million in 1995. DD&A expense related to oil and gas operations in 1996 was $21.6 million, a $12.6 million, or 140% increase, compared to $9.0 million in 1995, attributable primarily to higher production levels in 1996. The unit rate of DD&A expense per Boe in 1996 was $5.44, compared with $3.76 in 1995. The 1996 DD&A rate included $2.1 million of additional impairment for writedown of certain long-lived assets in accordance with the provisions of SFAS No. 121, or $0.53 per Boe.

    G&A EXPENSE in 1996 was $9.2 million minus overhead reimbursed of $2.6 million for a net G&A expense of $6.6 million, an increase of $0.6 million, or 9%, compared to G&A expense of $8.3 million in 1995 minus overhead reimbursement of $2.3 million for net G&A expense of $6 million. The increase was attributable to an increase in salaries and hiring of additional employees.

    INTEREST EXPENSE in 1996 was $4.6 million, an increase of $2.2 million, or 90%, compared to $2.4 million in 1995, attributable primarily to higher levels of indebtedness outstanding during 1996 related to drilling activities in North Dakota.

    INTEREST AND OTHER INCOME in 1996 was $0.5 million, a $0.8 million, or 299%, increase over $(0.3) million realized in 1995. The increase in 1996 was primarily attributable to gain on the sale of assets.

    INCOME BEFORE INCOME TAXES in 1996 was $21.6 million, an increase of $15.5 million, or 252%, from $6.1 million in 1995, attributable primarily to increased oil and gas sales and gathering, marketing and processing revenues, partially offset by increases in production expenses and taxes, gathering, marketing and processing expenses and DD&A expense.

    NET INCOME in 1996 was $13.3 million, an increase of $9.4 million, or 244%, compared to $3.9 million in 1995, primarily attributable to increased income before income taxes partially offset by a larger income tax expense.

LIQUIDITY AND CAPITAL RESOURCES


    During 1997, and the six months ended June 30, 1998, the Company utilized its beginning cash balance, cash flow from operations and financing provided by a bank and by the Company's principal shareholder to fund its exploration and development expenditures, as well as the construction of a natural gas processing plant and pipeline infrastructure in the Williston Basin.



    CASH FLOW FROM OPERATIONS. Net cash provided by operating activities was $51.5 million for 1997, a 23% and 171% increase from the $41.7 million and $19.0 million in 1996 and 1995, respectively. Net cash provided by operating activities was $9.7 million for the six months ended June 30, 1998, a 66% decrease from the $28.0 million for the six months ended June 30, 1997. Cash and short-term cash investments decreased to $1.3 million at December 31, 1997, from $3.3 million at year-end 1996, and increased to $1.3 million at June 30, 1998, from $.2 million at June 30, 1997.



    RESERVES ADDED AND FINDING COST. During 1997 and the six months ended June 30, 1998, the Company spent $59.5 million and $114.0 million, respectively, on acquisitions, exploration, exploitation and development of oil and gas properties. The 1998 amount includes the acquisition of the Worland Field properties. Total estimated proved reserves of natural gas decreased from 50.5 Bcf at year-end 1996 to 49.4 Bcf at year-end 1997, and estimated total proved oil reserves increased from 19.5 MMBbls at year-end 1996 to 24.7 MMBbls at year-end 1997.

    FINANCING. Long-term debt at December 31, 1997 and June 30, 1998 was $79.3 million and $163.7 million, respectively. The $84.4 million, or 106%, increase was mainly due to the acquisition of approximately $86.5 million of producing and non-producing oil and gas properties and certain other related assets in the Worland Field effective as of June 1, 1998.



    CREDIT FACILITY. Long-term debt outstanding under the Credit Facility at December 31, 1997 and June 30, 1998 included $53.7 million and $160.3 million, respectively, of revolving credit debt under the Credit Facility. The effective rate of interest under the Credit Facility was 7.7% at December 31, 1997 and was 7.5% at June 30, 1998. On July 24, 1998 the balance under the Credit Facility was $162.8 million which was paid off with $19.6 million in proceeds from the sale of a 50% interest in the Worland Properties and $143.2 million of the proceeds from the issuance of the Notes. Upon issuance of the Notes and payment of the outstanding balance on the Credit Facility the Credit Facility was amended to a $75.0 million Credit Facility with a $75.0 million borrowing base. The Credit Facility matures May 14, 2001. The Credit Facility provides for interest based on the prime rate of Bank One Oklahoma, N.A., or the London Interbank Offered Rate for 1, 2, 3 or 6-month offshore deposits as offered by Bank One to major banks in the London Interbank Market, rounded upwards, if necessary, to the nearest 1/16%, and adjusted for maximum cost of reserves, if any. As of August 20, 1998 the Company has borrowed $4.0 million against this Credit Facility.



    SENIOR NOTES. On July 24, 1998, the Company consummated a private sale of $150.0 million principal amount of Old Notes. Interest on the Old Notes (and New Notes issued in exchange therefor) accrues at an annual rate of 10 1/4% and is payable semiannually on each February 1 and August 1, commencing February 1999. Approximately $143.2 million of the net proceeds from the sale of the Old Notes was used to reduce indebtedness under the Credit Facility, which indebtedness had been incurred in order to consummate the Worland Field Acquisition. As a result of the issuance of the Old Notes the maturity of the Company's outstanding indebtedness was extended from four to ten years, availability under the Company's Credit Facility was increased by $50 million, and the interest rate on outstanding indebtedness was increased by 2.5%. The issuance of the Old Notes and the application of the net proceeds therefrom has not adversely impacted the Company's liquidity.



    CAPITAL EXPENDITURES. The Company expects higher production volumes in 1998 compared to 1997. The expected increase in volume is primarily due to the production associated with the Worland Field properties, as well as certain new oil and gas properties expected to commence production during the year. Revenue in 1998, however, has been and continues to be adversely impacted by lower prevailing oil and gas prices, which are expected to remain volatile. The Company's 1998 capital expenditures budget is $45.4 million, exclusive of acquisitions. During the six months ended June 30, 1998, the Company incurred $30.0 million of capital expenditures, exclusive of acquisitions. The Company expects to fund the 1998 capital budget through cash flow from operations and its Credit Facility.



    PURCHASE OF WORLAND FIELD. On May 18, 1998, the Company consummated the purchase for approximately $86.5 million of producing and non-producing oil and gas properties and certain other related assets in the Worland Properties effective as of June 1, 1998, which the Company funded through borrowings on its line of credit. Subsequently, and effective June 1, 1998, the Company sold an undivided 50% interest in the Worland Properties (excluding inventory and certain equipment) to the Company's principal stockholder for approximately $42.6 million. Of the total sale price to the stockholder, approximately $23,000,000 plus interest of approximately $.3 million was offset against the outstanding balance of notes payable to the stockholder and approximately $19.6 million was recorded as an increase in advances to affiliates in the accompanying June 30, 1998 consolidated condensed balance sheet. Based on current contract prices and production levels, proceeds from the sale of oil produced by the Worland Field properties are sufficient to cover operating costs and interest expense. The Company expects that the development potential of its Worland Field properties should increase future cash flows from such properties. At present, the Worland Field Acquisition has not materially affected the Company's liquidity.

    SHAREHOLDER DISTRIBUTION. The 1997 tax returns of the Company's shareholders are expected to be filed by October 15, 1998. The Company expects to distribute a dividend of approximately $2.5 million to its shareholders prior to December 31, 1998 to cover the shareholders' 1997 tax liability. Because of funds available to the Company under its Credit Facility, such dividend will not have a material effect on the Company's liquidity.



    YEAR 2000. The Company is reviewing its computer software and hardware, telecommunications systems, process control systems and business relationships to locate potential operational problems associated with the year 2000.



    The Company's computer consultant has reviewed the Company's mainframe hardware and operating software and updates to both have been performed. One additional programming change has been provided for the operating system, and it will be installed before the end of 1998. At that time the Company believes the mainframe computer system will be year 2000 compatible. The financial software package utilized on the mainframe computer has already been tested and updated by the software vendor. The Company is in the process of developing a plan to further test the financial software during the first quarter of 1999 to insure the compatibility of the software with the year 2000. Assessment of other less critical software systems and various types of computer equipment is continuing and should be completed by November 1998. The Company believes that the potential impact, if any, of these systems not being year 2000 compliant may, at most, require employees to manually complete otherwise automated tasks or calculations.



    The telephone system billing software utilized in tracking telephone usage is known to be incompatible with the year 2000. A plan is already in place to increase the capacity of the telephone system and new software will be installed at that time to make the system year 2000 compatible. The cost of this update will be less than $15,000. The Company believes that the radios being used for communications with field operations will not be impacted. The Company also relies on various public telephone companies to supply normal voice and electronic data service and service to operating locations which utilize process control alarms. These alarms notify Company personnel if there are operations abnormalities that need to be checked and, if necessary, corrected. If the telephone service were disrupted, the operations would need to be more closely monitored by Company personnel, but because the operations are not actually controlled through the phone systems, there should be no interruption in operations. Surveys will be made of all telephone companies to determine their system readiness and contingency plans will be developed for those areas where service that is year 2000 compliant has not been verified.



    The gas measurement systems and gas processing facilities that the Company operates use various Program Logic Controllers ("PLC's") and alarm mechanisms. The Company has been verbally notified that the measurement systems that it currently uses are year 2000 compatible and Company tests have been done to verify that information. The dates on test meters were adjusted to December 29, 1999 and the meters were ran for several days. When the meters rolled to the year 2000, and for several days after the change to the new year, there were no complications encountered. However, the Company utilizes a third party for gas chart integration and has not verified the readiness of that company to integrate charts which cross into the year 2000. The Company will include the third party in surveys to be sent to vendors prior to the end of March, 1999. At this time there has been no action taken to evaluate the gas processing facilities for potential problem areas. The management of these facilities has been notified of the need to evaluate the systems and is in the process of putting together a plan of action which will coincide with routine maintenance. The Company believes that the PLC and alarms at its Medicine Pole Hills Gas Plant are the most likely to be at risk for incompatibility and could be replaced at a cost of about $20,000.



    There can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems would not have a material adverse effect on the Company. The Company will be evaluating its relationships with third parties to determine any critical services, suppliers, or customers. The third parties will include financial services, utility services, oil and gas purchasers and parts and supply vendors. Once critical relationships have been identified the third parties will be surveyed and their preparedness for year 2000 evaluated. If the Company believes that the third parties have not minimized risk satisfactorily it will evaluate alternatives to the current relationships. The survey and evaluation of preparedness should be completed by June 30, 1999.



    The Company believes that there is minimal risk associated with internal operating systems in relation to year 2000 compatibility. Plans are already in place to address known areas of incompatibility at costs estimated to be less than $100,000. Because of the immaterial nature of the expenditures on an individual basis, the Company plans to finance all costs through normal operating funds.



    HEDGING. From time to time, the Company may use energy swap and forward sale arrangements to reduce its sensitivity to oil and gas price volatility. However, the Company had no energy swap or forward sale arrangement in place at December 31, 1997 or at June 30, 1998. The Company plans to reduce its hedging transactions. In August, 1998, the Company began engaging in oil trading arrangements as part of its oil and gas marketing activities. See "Business--Oil and Gas Marketing."


    The Company has only limited involvement with derivative financial instruments, as defined in SFAS No. 119 "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments" and does not use them for trading purposes. The Company's objective is to hedge a portion of its exposure to price volatility from producing oil and natural gas. These arrangements expose the Company to the credit risk of its counterparties and to basis risk.


    In connection with the Notes Offering, the Company entered into an interest rate hedge on which it experienced a $3.9 million loss. The Company has no present plans to engage in further interest rate hedges. See "Unaudited Pro Forma Consolidated Financial Statements."



    OTHER. The Company follows the "sales method" of accounting for its gas revenue, whereby the Company recognizes sales revenue on all gas sold, regardless of whether the sales are proportionate to the Company's ownership in the property. A liability is recognized only to the extent that the Company has a net imbalance in excess of its share of the reserves in the underlying properties. The Company's historical aggregate imbalance positions have been immaterial. The Company believes that any future periodic settlements of gas imbalances will have little impact on its liquidity.



    The Company has sold a number of non-strategic oil and gas properties and other properties over the past three years, recognizing a pretax loss of approximately $411,000 in 1995, and pretax gains of approximately $233,000 and $674,000 in 1996 and 1997, respectively. Total amounts of oil and gas reserves associated with these dispositions during the last three years were 294 MBbls of oil and 2,298 MMcf of natural gas.

                            BUSINESS AND PROPERTIES

GENERAL


    Continental is engaged in the development, exploitation, exploration and acquisition of oil and gas reserves, primarily in the Rocky Mountains and the Mid-Continent and, to a lesser extent, in the Gulf Coast region of Texas and Louisiana. In addition to its exploration, development and production activities, the Company owns and operates 1,000 miles of natural gas pipelines, five gas gathering systems and three gas processing plants in its operating areas. The Company also engages in natural gas marketing, gas pipeline construction and saltwater disposal. Capitalizing on its growth through the drill-bit and its acquisition strategy, on a pro forma basis the Company has increased its estimated proved reserves from 12.7 MMBoe in 1993 to 64.9 MMBoe in 1997, and increased its annual production from 2.0 MMBoe in 1993 to 5.2 MMBoe in 1997. At December 31, 1997, on a pro forma basis, approximately 80% of the Company's estimated proved reserves were oil and approximately 63% of its total estimated reserves were classified as proved developed. At June 30, 1998, the Company had interests in 1,399 producing wells of which it operated 1,114.



    The Company's Rocky Mountain activities are concentrated in the Williston and Big Horn Basins. The Company's operations in the Williston Basin are focused on the Cedar Hills Field, which the Company believes is, potentially, one of the largest onshore discoveries in the lower 48 states since 1971. The Cedar Hills Field represented approximately 45% of the PV-10 attributable to the Company's estimated proved reserves at December 31, 1997, on a pro forma basis. In the Williston Basin, the Company owns approximately 465,000 net leasehold acres and has interests in 328 gross (255 net) wells, has identified 105 potential drilling locations and conducts both primary drilling and enhanced recovery operations. The Company recently expanded its activities into the Big Horn Basin through the acquisition of producing and non-producing properties in the Worland Field. The Company currently owns approximately 35,000 net leasehold acres in the Big Horn Basin and has interests in 292 gross (127 net) producing wells which, on a pro forma basis, represented approximately 10% of the PV-10 attributable to the Company's estimated proved reserves at December 31, 1997, and it operates 272 of such wells. In the Big Horn Basin the Company has identified 164 potential drilling locations which represent significant opportunities.



    The Company's Mid-Continent activities are conducted primarily in the Anadarko Basin of western Oklahoma, southwestern Kansas and the Texas Panhandle and, to a lesser extent, in the Arkoma Basin of southeastern Oklahoma and in southern Illinois. At December 31, 1997 the Company's Anadarko Basin properties represented approximately 95% of the PV-10 attributable to the Company's estimated proved reserves in the Mid-Continent and approximately 36% of the Company's total estimated proved reserves, on a pro forma basis. In the Anadarko Basin the Company owns approximately 55,000 net leasehold acres, has interests in 661 gross (408 net) producing wells and has identified 11 potential drilling locations. The Company also owns leasehold interests and expects to expand its exploration activities in the Arkoma Basin and Gulf Coast region of Texas and Louisiana.



    The Company was originally formed in 1967 as Shelly Dean Oil Company to explore, develop and produce oil and gas properties in Oklahoma. In 1991, the Company changed its name to Continental Resources, Inc. In 1993, the Company acquired interests in the Williston Basin and expanded its operations into that area and has since focused its operations in the Rocky Mountains.



    The Company formed Continental Gas, Inc. as a gas marketing company in April 1990. Continental Gas , Inc. has developed into a company specializing in gas marketing, pipeline construction, gas gathering systems and gas plant operations.

BUSINESS STRENGTHS

    The Company believes that it has certain strengths that provide it with significant competitive advantages, including the following:

    PROVEN GROWTH RECORD. Continental has demonstrated consistent growth through a balanced program of development and exploratory drilling and acquisitions. During the five years ended December 31, 1997, the Company increased proved reserves by 411%, production by 161% and EBITDA by 414%, on a pro forma basis.


    SUBSTANTIAL DEVELOPMENT DRILLING INVENTORY. The Company has identified over 275 potential development drilling locations based on geological and geophysical evaluations. As of June 30, 1998, on a pro forma basis, the Company held approximately 583,000 net acres, of which approximately 64% were classified as undeveloped. Management believes that its current acreage holdings could support five to seven years of drilling activities based upon oil and gas prices in effect at June 30, 1998.


    LONG-LIFE NATURE OF RESERVES. Continental's producing reserves are primarily characterized by low rate, relatively stable, mature production that is subject to gradual decline rates. As a result of the long-lived nature of its properties, the Company has relatively low reinvestment requirements to maintain reserve quantities, primary and secondary production levels and reserve values. At December 31, 1997, on a pro forma basis, the Company's proved reserve life index was 12.5 years.

    SUCCESSFUL DRILLING RECORD. The Company has maintained a successful drilling record. In the blanket type Red River B formation of the Williston Basin, the Company's success rate during the three years ended December 31, 1997 was 92%, while in its other areas, the success rate was 65%, resulting in an overall success rate of 85%. During the five years ended December 31, 1997 the Company participated in 253 gross (175 net) wells which resulted in the addition of 24.9 MMBoe at an average cost of $5.50 per Boe.

    SIGNIFICANT OPERATIONAL CONTROL. Approximately 94% of the Company's PV-10 at December 31, 1997, on a pro forma basis, was attributable to wells operated by the Company, giving Continental significant control over the amount and timing of capital expenditures and production, operating and marketing activities.

    TECHNOLOGICAL LEADERSHIP. The Company has demonstrated significant expertise in the rapidly evolving technologies of 3-D seismic evaluation and precision horizontal drilling, and is among the few companies in North America to successfully utilize high pressure air injection ("HPAI") enhanced recovery technology on a large scale. Through the combination of precision horizontal drilling and HPAI secondary recovery technology, the Company has significantly enhanced the recoverable reserves underlying its oil and gas properties. Since its inception, Continental has experienced a 300% to 400% increase in recoverable reserves through use of these technologies.

    EXPERIENCED AND COMMITTED MANAGEMENT. Continental's senior management team has extensive experience in the oil and gas industry. The Chief Executive Officer, Harold Hamm, began his career in the oil and gas industry in 1967 and has grown Continental's revenues to $120.2 million in 1997, on a pro forma basis. Seven senior officers have an average of 20 years of oil and gas industry experience. Additionally, the Company's technical staff, which includes ten petroleum engineers and ten geoscientists, has an average of over 20 years experience in the industry.

BUSINESS STRATEGY

    The Company's strategy is to increase reserves, production and cash flow. Key elements of the Company's strategy are:

    MAINTAIN A BALANCED DRILLING PROGRAM. Continental has historically grown through a balanced program of exploratory and development drilling and acquisitions. Commencing in 1993, approximately 70% of wells drilled by the Company have been development wells and the Company expects a similar balance from its current drilling inventory. Approximately 85% of the Company's current inventory is focused on further expansion and development of oil projects in the Rocky Mountains, while the remainder is focused on natural gas projects in the Mid-Continent and the Gulf Coast. The Company currently has an inventory of 252 potential development drilling locations. The Company's drilling budget for 1998 is $36.0 million, which is expected to fund the drilling of 38 gross (26.6 net) wells; and for the six months ended June 30, 1998, the Company expended $24.6 million in drilling 25 gross (16.8 net) wells.


    MAXIMIZE RESERVE RECOVERY. The Company routinely uses advanced technology such as precision horizontal drilling, 3-D seismic technology and HPAI technology in its operations. Management believes that its expertise in horizontal drilling and its record of over 20 years of successfully utilizing HPAI technology provide the Company with a distinct competitive advantage for its development and exploration program. Since its inception, Continental has drilled 130 and participated in another 27 horizontal wells. The Company currently operates four of the eight active HPAI projects in North America and six traditional water-flood projects, and is evaluating three additional waterflood and two additional HPAI projects, as well as approximately 185 workovers of existing wells. The Company intends to continue to apply HPAI technology to its Cedar Hills Field and West Medicine Pole Hills properties to maximize oil recoveries. Based on its experience in operating HPAI projects, Continental believes that the use of HPAI technology coupled with precision horizonal drilling in secondary recovery operations will increase total oil recovery by 300% to 400% over average primary production, or by 50% over secondary recovery utilizing traditional waterflooding.

    ACQUISITIONS OF OIL AND GAS RESERVES. The Company focuses on acquisitions that (i) complement its existing exploration program, (ii) provide opportunities to utilize the Company's technological advantages, (iii) have the potential for enhanced recovery activities, and/or (iv) provide new core areas for the Company's operations.

    MAINTAIN LOW COST STRUCTURE. The management team is committed to a low cost structure in order to maximize cash flow and earnings. Continental has achieved low operating and general and administrative costs through economies of scale and geographic focus. The Company's finding costs are expected to decline over time as the benefits of secondary recovery methods are realized.

    EXPAND GAS GATHERING AND MARKETING. Continental's extensive gas gathering infrastructure and its regional natural gas marketing operations are integral to the Company's low cost structure and high revenues per unit of gas production. The Company intends to expand its gas gathering systems to further improve the rate of return on drilling and development activities and to increase the throughput of natural gas from third parties. The gas marketing operation provides a ready market for increased production, allowing the Company to increase its marketing of third-party gas as well as its own production.

DEVELOPMENT, EXPLOITATION AND EXPLORATION ACTIVITIES


    DEVELOPMENT AND EXPLOITATION. The Company's development and exploitation activities include drilling of development wells, precision drilling of horizontal wells, infill drilling, waterfloods, workovers, recompletions and HPAI projects. The Company's development activities are focused primarily in the Rocky Mountains, specifically in the Cedar Hills Field, the Medicine Pole Hills, Buffalo, South Buffalo and West Buffalo Units in the Williston Basin and the Worland Field in the Big Horn Basin. Approximately 85% of the Company's development drilling inventory (252 wells) is focused on further expansion and development of these areas. In addition, the Company is planning two HPAI oil recovery projects and approximately 156 workovers of existing wells in the Rocky Mountains. In the Mid-Continent, the Company is evaluating four new waterflood projects to complement the six waterfloods it currently operates and has 35 workovers planned. All are oil projects in areas where the Company has operational experience and technical expertise and benefits from economies of scale. The following table sets forth information pertaining to the Company's proven development inventory at June 30, 1998:



                                                                            NUMBER OF DEVELOPMENT PROJECTS
                                                            --------------------------------------------------------------
                                                                                                 ENHANCED
                                                              DRILLING       WORKOVERS AND       RECOVERY
                                                              LOCATIONS      RECOMPLETIONS       PROJECTS         TOTAL
                                                            -------------  -----------------  ---------------     -----
ROCKY MOUNTAINS:
  Williston Basin.........................................           67               10                 2             79
  Big Horn Basin..........................................          158              146                 -            304
MID-CONTINENT:
  Anadarko Basin..........................................           11               30                 3             44
  Arkoma Basin............................................           10                5                 -             15
  Southern Illinois.......................................            -                -                 1              1
GULF COAST................................................            6                2                 -              8
                                                                                                        --
                                                                    ---              ---                              ---
    TOTAL.................................................          252              193                 6            451
                                                                                                        --
                                                                                                        --
                                                                    ---              ---                              ---
                                                                    ---              ---                              ---


    The Company currently anticipates that it will initiate 50 to 100 development projects in 1998. Assuming that 100 projects per year are initiated, the Company currently has more than a five year inventory of development projects. Continental expects to spend approximately $130 million over the next three years for development projects.

    EXPLORATION ACTIVITIES. The Company's existing inventory of exploration projects varies in risk and reward based on their depth, location and geology. The Company intends to use advanced technology, including 3-D seismic, horizontal drilling and improved completion techniques, to enhance a significant portion of the Company's existing and future exploration projects. The Company currently estimates that it will spend $3.1 million on seismic activities over the next three years. The Company is pursuing ten higher risk/reward exploration prospects in the Gulf Coast and Rocky Mountains. In these ten prospects, the Company has an inventory of 43 exploratory drilling locations in various stages of readiness.

    The Gulf Coast prospects include the Jefferson Island project in Iberia Parish, Louisiana, and the Pebble Beach project in Neuces County, Texas. The Jefferson Island project is an underdeveloped salt dome that produces from a series of prolific Miocene sands. To date the field has produced 22.0 MMBoe, from approximately one quarter of the total dome. The remaining three quarters of the dome are essentially unexplored or are underdeveloped. The Company controls 6,283 gross (2,742 net) acres over the entire salt dome and has identified 12 exploratory locations. The Company has an agreement with a third party who, at its expense, acquired 35 square miles of 3-D seismic data covering the entire salt dome, in exchange for which the third party will earn the right to a 50% interest in the project. The 3-D data is currently being processed and prepared for interpretation. Drilling is expected to commence in the fourth quarter of 1998. In the Pebble Beach project, 20 square miles of 3-D seismic data has been acquired over the project area and two wells have been drilled to date, neither of which was commercial. Currently, there are ten additional drilling locations in the Pebble Beach project based on 3-D seismic data.

    In the Rocky Mountains, the Company has identified ten exploratory prospects, representing 21 exploratory drilling locations. In the Lustre Field and the NE Autumn prospect of the Williston Basin, the Company owns approximately 90,000 net leasehold acres, and intends to combine 3-D seismic and horizontal drilling to further develop and explore for oil on this acreage.

    The following table sets forth information pertaining to the Company's existing exploration project inventory at June 30, 1998:



                                                                               NUMBER OF EXPLORATION PROJECTS
                                                                           --------------------------------------
                                                                             DRILLING LOCATION      3-D SEISMIC
                                                                           ---------------------  ---------------
ROCKY MOUNTAINS:
  Williston Basin........................................................               19                   3
  Big Horn Basin.........................................................                6                   1
MID-CONTINENT............................................................                -                   -
GULF COAST...............................................................               22                   1
                                                                                        --                  --
TOTAL....................................................................               47                   5
                                                                                        --                  --
                                                                                        --                  --


SPECIALIZED TECHNOLOGY


    HORIZONTAL DRILLING OPERATIONS. The Company's development, exploitation and exploration activities include extensive use of precision horizontal drilling. Through the use of precision horizontal drilling the Company has experienced a 400% to 700% increase in initial flow rates and, when coupled with HPAI secondary recovery operations, a 300% to 400% increase in recovered reserves. The increased recovered reserves, combined with increased production rates offered by horizontal drilling, permitted the Company to co-discover and develop the Cedar Hills Field from a reservoir that was historically perceived to be non-commercial. From inception, the Company had drilled 136 horizontal wells in the Rocky Mountains and Mid-Continent. The Company's primary horizontal drilling objectives are non-fractured reservoirs that decline at a slower rate than fractured reservoirs. For example, the horizontal wells in the Cedar Hills Field have an average productive life of approximately 25 years, based solely on primary production.


    HIGH PRESSURE AIR INJECTION. The Company has successfully utilized high pressure air injection technology to enhance the recovery of oil from its properties in the Medicine Pole Hills, Buffalo, West Buffalo and South Buffalo units in the Williston Basin. The Company expects to initiate HPAI in the Cedar Hills Field and expand its use in the western part of the Medicine Pole Hills Unit. HPAI consists of injecting compressed air into the target reservoir through an injection well. As the compressed air is forced deeper into the subsurface, air pressure and temperature increase, and the combination of pressure, fuel and high temperature develops a burn front, creating gasses which push further into the oil bearing formation. This pressure forces the oil in the formation to move away from the pressure and, eventually, into the Company's horizontal and vertical collector wells. In the Williston Basin, the use of HPAI technology in secondary recovery operations, when coupled with precision horizontal drilling, has increased total oil recovery by 300% to 400% over average primary production, or by 50% over secondary recovery utilizing traditional waterflooding. The Company's experience with HPAI technology has demonstrated that production response using HPAI technology generally occurs in one to three years, rather than five to six years using traditional waterflooding. The Company currently conducts four of the eight active HPAI projects in North America, the oldest of which has been operating for over 20 years.

ACQUISITION ACTIVITIES

    The Company seeks to acquire properties that have the potential to be immediately accretive to cash flow, have long-lived, lower risk, relatively stable production potential, and provide long-term growth in production and reserves. The Company focuses on acquisitions that complement its existing exploration program, provide opportunities to utilize the Company's technological advantages, have the potential for enhanced recovery activities, and/or provide new core areas for the Company's operations. See "--Principal Oil and Gas Properties."

PRINCIPAL OIL AND GAS PROPERTIES


    Until 1993, the Company's oil and gas activities were focused in the Mid-Continent. In 1993 the Company made the strategic move to increase oil production and reserves by expanding its development and exploration activities into the Rocky Mountains. The Company currently controls approximately 505,000 net acres in the Rocky Mountains and is ranked among the largest oil producers in the Rocky Mountains. Continental's oil production is characterized by long lived, stable production with high secondary and enhanced oil recovery potential which perpetuates production and cash flow from its properties. On a pro forma basis, approximately 80% of its estimated proved reserves at December 31, 1997 were oil. To achieve a more balanced reserve mix, the Company is focusing on generating an increased inventory of natural gas drilling opportunities in the Mid-Continent and Gulf Coast. Currently, 85% of the Company's drilling inventory is focused on further expansion and development of its Rocky Mountain oil fields, and the remaining 15% is focused on natural gas projects in the Mid-Continent and Gulf Coast. The Company's Gulf Coast activities are conducted onshore the Texas and Louisiana coasts. In the Gulf Coast, the Company holds approximately 9,400 net leasehold acres and has identified 28 potential drilling locations.


    The following table provides information with respect to the Company's net proved reserves for its principal oil and gas properties as of December 31, 1997, on a pro forma basis:

                                                                                         OIL
                                                                  OIL        GAS     EQUIVALENT   PERCENT OF
AREA                                                            (MBBL)     (MMCF)      (MBOE)        PV-10
-------------------------------------------------------------  ---------  ---------  -----------  -----------
ROCKY MOUNTAINS:
  Williston Basin............................................     21,495      4,741      22,285         52.9%
  Big Horn Basin.............................................     27,248     28,470      31,993          9.5
MID-CONTINENT:
  Anadarko Basin.............................................      3,039     41,427       9,944         35.6
  Arkoma Basin...............................................      -          2,967         494          1.4
  Southern Illinois..........................................        177      -             177          0.4
GULF COAST...................................................          8        243          49          0.2
                                                               ---------  ---------  -----------       -----
TOTALS.......................................................     51,967     77,848      64,942        100.0%
                                                               ---------  ---------  -----------       -----
                                                               ---------  ---------  -----------       -----

ROCKY MOUNTAINS


    The Company's Rocky Mountain properties are located primarily in the Williston Basin of North Dakota, South Dakota and Montana and in the Big Horn Basin of Wyoming. Estimated proved reserves for its Rocky Mountains properties at December 31, 1997, on a pro forma basis, totaled 54.3 MMBoe and represented 62.4% of the Company's PV-10. Approximately 56.3% of these estimated proved reserves are proved developed. During the six months ended June 30, 1998, net daily production from these properties averaged 9,699 Bbls of oil and 1,530 Mcf of natural gas, or 9,954 Boe per day. The Company's leasehold interests include 146,832 net developed and 355,122 net undeveloped acres, which represent 25% and 61% of the Company's total leasehold, respectively. This leasehold is expected to be developed utilizing 3-D seismic, precision horizontal drilling and HPAI, where applicable. As of June 30, 1998, the Company's Rocky Mountain properties included an inventory of 225 development and 25 exploratory drilling locations.


WILLISTON BASIN


    CEDAR HILLS FIELD. The Cedar Hills Field was discovered in November 1994 and is still under development. During the six months ended June 30, 1998, the Cedar Hills Field properties produced 6,923 net Bbls per day to the Company interests and represented 45% of the PV-10 attributable to the Company's estimated proved reserves as of December 31, 1997 on a pro forma basis. The Cedar Hills Field produces oil from the Red River "B" Formation, a thin (eight feet), non-fractured, blanket-type, dolomite reservoir found at depths of 8,000 to 9,500 feet. All wells drilled by the Company in the Red River "B" Formation were drilled exclusively with precision horizontal drilling technology. The Cedar Hills Field covers approximately 200 square miles and has a known oil column of 1,000 feet. Through June 30, 1998, the Company drilled or participated in 146 gross (97 net) horizontal wells, of which 139 were successfully completed, for a 95% net success rate.



    The Company believes that the Red River "B" formation in the Cedar Hills Field is well suited for enhanced secondary recovery using HPAI technology. On four nearby HPAI projects operated by the Company, HPAI technology has increased oil recoveries 200% to 300% over primary recovery with ultimate recoveries reaching up to 40% of the original oil in place. The Company intends to initiate installation of HPAI secondary recovery on certain of its Cedar Hills Field properties upon completion of field unitization, which is expected to occur in 1999. The Company believes that HPAI could increase its total recovery from the Cedar Hills Field by as much as 75 million net barrels. On May 15, 1998, the Company and Burlington entered into a definitive agreement to exchange undivided interests so that effective December 1, 1998 the Company will own working interests ranging from 90% to 92% in approximately 65,000 gross (59,000 net) leasehold acres in the northern half of the Cedar Hills Field. As a result of the agreement, the Company will enhance its ability to unitize all interests in the northern half of the Cedar Hills Field, which is necessary in order for the Company to initiate the planned HPAI enhanced recovery operations in the Cedar Hills Field. On August 19, 1998, the Company instituted a declaratory judgment action against Burlington in the District Court of Garfield County, Oklahoma (Case No. CJ-98-613-03) alleging that Burlington provided false and misleading information regarding certain of Burlington's oil and gas properties to a third party consultant charged with determining the relative values of oil and gas properties owned by the Company and Burlington which served as the basis for the exchange of interests. The Company also claims that the consultant relied on such false and misleading information in determining the relative fair values of the oil and gas interests. The Company seeks a declaratory judgment determining that it is excused from further performance under its exchange agreement with Burlington. Burlington has denied the Company's allegations and seeks specific performance by the Company, plus monetary damages of an unspecified amount. Burlington has removed the action to the United States District Court for the Western District of Oklahoma (CIV. 98-1253-W). The Company has requested that the case be remanded to the Oklahoma state court.



    As of June 30, 1998, there were 12 horizontal drilling locations in inventory, all of which are development well locations.



    MEDICINE POLE HILLS, BUFFALO, WEST BUFFALO AND SOUTH BUFFALO UNITS. In 1995, the Company acquired the following interests in four production units in the Williston Basin: Medicine Pole Hills (63%); Buffalo (86%); West Buffalo (82%); and South Buffalo (85%). During the six months ended June 30, 1998, these units produced 2,221 Bbls per day, net to the Company's interests, and represented 4.6 MMBoe or 7% of the pro forma PV-10 attributable to the Company's estimated proved reserves as of December 31, 1997. These units are HPAI enhanced recovery projects that produce from the Red River "B" Formation and are operated by the Company. These units were discovered and developed with conventional vertical drilling. The oldest vertical well in these units has been producing for 44 years, demonstrating the long lived production characteristic of the Red River "B" Formation. There are 104 producing wells in these units and current estimates of remaining reserve life range from four to 16 years. The Company plans to further develop these units and enhance production by drilling strategically placed horizontal wells. There are currently 51 development drilling locations identified in these units.



    LUSTRE AND MIDFORK FIELDS. In January 1992, the Company acquired the Lustre and Midfork Fields which, during the six months ended June 30, 1998, produced 299 Bbls per day, net to the Company's interests and represented 0.6 MMBoe or 1% of the pro forma PV-10 attributable to its estimated proved reserves as of December 31, 1997. Wells in both the Lustre and Midfork Fields produce from the Charles "C" dolomite, at depths of 5,500 to 6,000 feet. Historically, production from the Charles "C" has a low daily production rate and is long lived. There are currently 37 wells producing in the two fields, and no secondary recovery is underway in either field. The Company currently owns 90,000 net acres in the Lustre and Midfork Fields and plans to utilize 3-D seismic combined with horizontal drilling to further exploit the Charles "C" reservoir, and to generate drilling opportunities for deeper objectives underlying the Lustre and Midfork Fields as well as guide exploration for new fields on its substantial undeveloped leasehold.

BIG HORN BASIN


    WORLAND FIELD. On May 14, 1998, the Company consummated the purchase for $86.5 million of producing and non-producing oil and gas properties and certain other related assets in the Worland Field, effective as of June 1, 1998. Subsequently, and effective as of June 1, 1998, the Company sold an undivided 50% interest in the Worland Field properties (excluding inventory and certain equipment) to Harold Hamm, the Company's principal shareholder, for $42.6 million. The sale of the 50% interest in the Worland Field properties was effected to reduce the size of the Company's exposure in one area, to reduce the amount of future capital expenditures by the Company and to reduce the Company's investment in oil, rather than natural gas, properties. See "Certain Relationships and Related Transactions." The Worland Field properties cover 35,000 net leasehold acres in the Worland Field of the Big Horn Basin in northern Wyoming, of which 22,753 net acres are held by production and 12,635 net acres are non-producing or prospective. Approximately two-thirds of the Company's producing leases in the Worland Field are within five federal units, the largest of which (the Cottonwood Creek Unit) has been producing for over 40 years. All of the units produce principally from the Phosphoria formation, which is the most prolific oil producing formation in the Worland Field. Four of the units are unitized as to all depths, with the Cottonwood Creek Field Extension (Phosphoria) Unit being unitized only as to the Phosphoria formation. The Company is the operator of all five of the federal units. The Company also operates 40 of the 60 producing wells located on non-unitized acreage. The Company's Worland Field properties include interests in 292 producing wells, 272 of which are operated by the Company.



    As of December 31, 1997, the estimated net proved reserves attributable to the Company's Worland Field properties were approximately 32.0 MMBoe, with an estimated PV-10 of $25.4 million. Approximately 85% of these proved reserves consist of oil, principally in the Phosphoria formation. Oil produced from the Company's Worland Field properties is low gravity, sour (high sulphur content) crude, resulting in a lower sales price per barrel than non-sour crude, and is sold into a Marathon pipeline or is trucked from the lease. Gas produced from the Worland Field properties is also sour, resulting in a sale price that is less per Mcf than non-sour natural gas. From the effective date of the Worland Field Acquisition through September 30, 1998, the average price of crude oil produced by the Worland Field properties was $5.19 per Bbl less than the NYMEX price of crude oil. The Company entered into a new contract effective October 1, 1998 through March 31, 1999 to sell crude oil produced from its Worland Field properties at an average price of $3.19 per Bbl less than the NYMEX price.


    In addition to the proved reserves, the Company has identified 158 locations on its Worland Field properties, to further develop and exploit the undeveloped portion of the Worland Field. Over 100 wells have been identified for acid fracture stimulation, most of which have been classified as having proved developed non-producing reserves. The Company believes that secondary and tertiary recovery projects will have significant potential for the addition of reserves. In addition, six drilling prospects have been identified on the Company's Worland Field properties in which prospects the Company and its principal shareholder, together, have a majority leasehold position, allowing for further exploration for and exploitation of the Phosphoria, Tensleep, Frontier and Muddy formations and other prospective formations for additional reserves.

MID-CONTINENT

    The Company's Mid-Continent properties are located primarily in the Anadarko Basin of western Oklahoma, southwestern Kansas and the Texas Panhandle, and to a lesser extent, in the Arkoma Basin of southeastern Oklahoma ("Arkoma Basin"), and in southern Illinois. At December 31, 1997, the Company's estimated proved reserves in the Mid-Continent totaled
10.6 MMBoe, representing 37.4% of the Company's PV-10 at such date, on a pro forma basis, and 97% of these reserves were proved developed. At such date, approximately 70% of the Company's estimated proved reserves in the Mid-Continent were natural gas. Net daily production from these properties during the first half of 1998 averaged 1,126 Bbls of oil and 14,310 Mcf of natural gas, or 3,511 Boe to the Company's interests. The Company's Mid-Continent leasehold position includes 64,536 net developed and 9,282 net undeveloped acres, representing 11% and 2% of the Company's total pro forma leasehold, respectively, at June 30, 1998.


    As of June 30, 1998, the Company's Mid-Continent properties included an inventory of 21 development drilling locations, 11 of which were in the Anadarko Basin.


    ANADARKO BASIN. The Anadarko Basin properties contained 95% of the Company's estimated proved reserves for the Mid-Continent and 35.6% of the Company's total PV-10 at December 31, 1997, on a pro forma basis, and at such date, represented 53% of the Company's estimated proved reserves of natural gas. During the six months ended June 30, 1998, net daily production from its Anadarko Basin properties averaged 1,126 Bbls of oil and 13,253 Mcf of natural gas, or 3,335 Boe to the Company's interest from 661 gross (407 net) producing wells, 506 of which are operated by the Company. The Anadarko Basin wells produce from a variety of sands and carbonates in both stratigraphic and structural traps in the Arbuckle, Oil Creek, Viola, Mississippian, Springer, Morrow, Red Ford, Oswego, Skinner and Tonkawa formations, at depths ranging from 6,000 to 12,000 feet. These properties are currently being re-evaluated for further development drilling and workover potential.


    OTHER MID-CONTINENT PROPERTIES. The Company's remaining Mid-Continent properties include those located in the Arkoma Basin and in southern Illinois. In the Arkoma Basin, the Company is focused on coal bed methane, where it owns approximately 14,000 acres and has 43 producing wells from the Hartshorne coal at depths of 2,500 to 3,500 feet. The Company plans to drill two pilot horizontal tests in the coal in 1998. In Illinois, the Company participates with another operator in two waterflood projects and up to three wells per year for production from shallow Mississippian age sands and carbonates.

NET PRODUCTION, UNIT PRICES AND COSTS

    The following table presents certain information with respect to oil and gas production, prices and costs attributable to all oil and gas property interests owned by the Company for the periods shown:

                                                                                                       SIX MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                             JUNE 30,
                                  -----------------------------------------------------------------  --------------------
                                                                         WORLAND            PRO
                                                                    FIELD PROPERTIES       FORMA
                                    1995       1996       1997            1997            1997(1)      1997       1998
                                  ---------  ---------  ---------  -------------------  -----------  ---------  ---------
NET PRODUCTION DATA:
Oil and condensate (MBbls)......      1,199      2,888      3,518             628            4,146       1,615      1,983
Natural gas (MMcf)..............      5,880      6,527      5,789             610            6,399       2,881      2,933
Total (MBoe)....................      2,179      3,976      4,483             730            5,213       2,095      2,472

UNIT ECONOMICS
Average sales price per Bbl.....  $   17.11  $   20.78  $   18.61       $   15.58        $   18.14   $   20.08  $   13.14
Average sales price per Mcf.....       1.40       2.13       2.21             .22             2.03        2.33       1.79
Average equivalent price (per
  Boe)(2).......................      14.03      18.87      17.53           13.69            17.02       18.69      12.46
Lifting cost (per Boe)(3).......       3.49       4.86       4.63            7.04             4.98        5.07       3.67
DD&A expense (per Boe)(3).......       3.76       5.44       6.74            1.51             6.01        7.31       5.95
General and administrative
  expense (per Boe)(4)..........       2.74       1.64       1.47          --                 1.26        1.04       1.58
                                  ---------  ---------  ---------          ------       -----------  ---------  ---------
Gross margin....................  $    4.04  $    6.93  $    4.69       $    5.14        $    4.77   $    5.26  $    1.46
                                  ---------  ---------  ---------          ------       -----------  ---------  ---------
                                  ---------  ---------  ---------          ------       -----------  ---------  ---------


                                         WORLAND             PRO
                                    FIELD PROPERTIES        FORMA
                                          1998             1998(1)
                                  ---------------------  -----------
NET PRODUCTION DATA:
Oil and condensate (MBbls)......              261             2,244
Natural gas (MMcf)..............              380             3,314
Total (MBoe)....................              324             2,796
UNIT ECONOMICS
Average sales price per Bbl.....        $    7.22         $   12.45
Average sales price per Mcf.....              .64              1.66
Average equivalent price (per
  Boe)(2).......................             6.56             11.95
Lifting cost (per Boe)(3).......             3.05              3.60
DD&A expense (per Boe)(3).......             3.16              5.62
General and administrative
  expense (per Boe)(4)..........           --                  1.40
                                            -----        -----------
Gross margin....................        $     .35         $    1.83
                                            -----        -----------
                                            -----        -----------


--------------------------

(1) Pro forma to reflect the Worland Field Acquisition as if it had occurred January 1, 1997.

(2) Calculated by dividing oil and gas revenues, as reflected on the Financial Statements, by production volumes on a Boe basis. Oil and gas revenues reflected in the Financial Statements are recognized as production is sold and may differ from oil and gas revenues reflected on the Company's production records which reflect oil and gas revenues by date of production. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) Related to drilling and development activities.

(4) Related to drilling and development activities, net of operating overhead income.

PRODUCING WELLS


    The following table sets forth the number of productive wells in which the Company owned an interest as of June 30, 1998:



                                                                                            OIL                NATURAL GAS
                                                                                    --------------------  ----------------------
                                                                                      GROSS       NET        GROSS        NET
                                                                                    ---------     ---     -----------     ---
ROCKY MOUNTAINS:
  Williston Basin.................................................................        328        255           -           -
  Big Horn Basin(1)...............................................................        292        127           -           -
MID-CONTINENT:
  Anadarko Basin..................................................................        424        298         237         109
  Other...........................................................................         70         32          38          32
GULF COAST........................................................................          6          3           4           2
                                                                                    ---------        ---         ---         ---
    Total.........................................................................      1,120        715         279         143
                                                                                    ---------        ---         ---         ---
                                                                                    ---------        ---         ---         ---


------------------------


(1) Represents Worland Field properties acquired by the Company in the Worland Field Acquisition.


ACREAGE


    The following table sets forth the Company's developed and undeveloped gross and net leasehold acreage as of June 30, 1998:



                                                                            DEVELOPED            UNDEVELOPED
                                                                       --------------------  --------------------
                                                                         GROSS       NET       GROSS       NET
                                                                       ---------  ---------  ---------  ---------
ROCKY MOUNTAINS:
  Williston Basin....................................................    164,137    124,079    454,342    340,487
  Big Horn Basin(1)..................................................     47,492     22,753     25,269     12,635
MID-CONTINENT:
  Anadarko Basin.....................................................     80,977     49,991     11,703      5,382
  Other..............................................................     21,539     14,545      5,026      3,900
GULF COAST...........................................................      1,355      1,235     12,217      8,202
                                                                       ---------  ---------  ---------  ---------
    Total............................................................    315,500    212,603    508,557    370,606
                                                                       ---------  ---------  ---------  ---------
                                                                       ---------  ---------  ---------  ---------


------------------------


(1) Represents Worland Field properties acquired by the Company in the Worland Field Acquisition.


DRILLING ACTIVITIES

    The following table sets forth the Company's drilling activity on its properties for the periods indicated:

                                                                         YEAR ENDED DECEMBER 31,
                                                  ----------------------------------------------------------------------
                                                           1995                    1996                    1997
                                                  ----------------------  ----------------------  ----------------------
                                                     GROSS        NET        GROSS        NET        GROSS        NET
                                                  -----------  ---------  -----------  ---------  -----------  ---------
DEVELOPMENT WELLS:
  Productive....................................          19       14.50          49       28.43          63       42.41
  Non-productive................................           1        1.00           2        1.48       -           -
                                                          --                      --                      --
                                                               ---------               ---------               ---------
    Total.......................................          20        15.5          51       29.91          63       42.41
                                                          --                      --                      --
                                                          --                      --                      --
                                                               ---------               ---------               ---------
                                                               ---------               ---------               ---------
EXPLORATORY WELLS:
  Productive....................................          20       18.15           8        5.13          15       11.29
  Non-productive................................           4        3.00           5        3.17           5        1.98
                                                          --                      --                      --
                                                               ---------               ---------               ---------
    Total.......................................          24       21.15          13        8.30          20       13.27
                                                          --                      --                      --
                                                          --                      --                      --
                                                               ---------               ---------               ---------
                                                               ---------               ---------               ---------


                                                     SIX MONTHS ENDED

                                                      JUNE 30, 1998
                                                  ----------------------
                                                     GROSS        NET
                                                  -----------  ---------
DEVELOPMENT WELLS:
  Productive....................................          23       16.04
  Non-productive................................       -           -
                                                          --
                                                               ---------
    Total.......................................          23       16.04
                                                          --
                                                          --
                                                               ---------
                                                               ---------
EXPLORATORY WELLS:
  Productive....................................           2         .75
  Non-productive................................       -           -
                                                          --
                                                               ---------
    Total.......................................           2         .75
                                                          --
                                                          --
                                                               ---------
                                                               ---------

OIL AND GAS RESERVES

    The following table summarizes the estimates of the Company's net proved reserves and the related PV-10 of such reserves at the dates shown. Ryder Scott Company Petroleum Engineers ("Ryder Scott") prepared the reserve and present value data with respect to the Company's oil and gas properties which represented 72% of the PV-10 at December 31, 1997 and Worland Field properties which represented 77% of the PV-10 of the Worland Field properties at the same date. The Company prepared the reserve and present value data on all other Company and Worland Field properties.


                                                                               AS OF DECEMBER 31,
                                                                -------------------------------------------------
                                                                                                       PRO FORMA
                                                                    1995          1996        1997      1997(1)
                                                                -------------  ----------  ----------  ----------
                                                                             (DOLLARS IN THOUSANDS)
RESERVE DATA:
  Proved developed reserves:
    Oil (MBbls)...............................................      12,627         15,265      19,411      30,819
    Natural gas (MMcf)........................................      52,588         49,082      47,676      60,394
      Total (MBoe)............................................      21,392         23,445      27,357      40,885
  Proved undeveloped reserves:
    Oil (MBbls)...............................................       4,874          4,227       5,308      21,148
    Natural gas (MMcf)........................................       2,232          1,453       1,702      17,454
      Total (MBoe)............................................       5,246          4,469       5,592      24,057
  Total proved reserves:
    Oil (MBbls)...............................................      17,501         19,492      24,719      51,967
    Natural gas (MMcf)........................................      54,820         50,535      49,378      77,848
      Total (MBoe)............................................      26,638         27,915      32,949      64,942
  PV-10(2)(3)(4)..............................................  $  206,650     $  258,278  $  241,625  $  267,016


--------------------------

(1) Pro forma to reflect the Worland Field Acquisition as if it had occurred on December 31, 1997.


(2) PV-10 represents the present value of estimated future net cash flows before income tax discounted at 10% using prices in effect at the end of the respective periods presented and including the effects of hedging activities. In accordance with applicable requirements of the Commission, estimates of the Company's proved reserves and future net cash flows are made using oil and gas sales prices estimated to be in effect as of the date of such reserve estimates and are held constant throughout the life of the properties (except to the extent a contract specifically provides for escalation). The prices used in calculating PV-10 as of December 31, 1997 were $18.06 per Bbl of oil and $2.25 per Mcf of natural gas. The average prices used in calculating the pro forma PV-10 as of December 31, 1997 were $14.59 per Bbl of oil and $2.07 per Mcf of natural gas. Average prices as of September 30, 1998 were $12.95 per Bbl of oil and $1.66 per Mcf of natural gas. These prices, if applied to estimated proved reserves of the Company as of December 31, 1997, would result in a PV-10, on a pro forma basis, of $208.7 million at such date, as estimated by the Company.


(3) In 1996, the Company changed its fiscal year-end from May 31 to December 31. Because reports on a December 31 year-end basis prior to 1996 were not available, information as of December 31, 1995 was determined from the Company's production, drilling, acquisition and sale data as applied to its December 31, 1996 reserve report.


(4) At December 31, 1997, the standardized measure of discounted future net cash flows attributable to the Company's proved oil and gas reserves and those acquired in the Worland Field Acquisition, and on a pro forma basis to give effect to the Worland Field Acquisition, are as follows:



                                                                        STANDARDIZED MEASURE OF
                                                                           FUTURE CASH FLOWS
                                                                        ------------------------
                                                                            (IN THOUSANDS OF
                                                                                DOLLARS)
Continental Resources, Inc. And Subsidiary............................         $  241,625
Worland Field Acquisition.............................................             25,391
                                                                                 --------
Pro Forma Combined Standardized Measure of Future Cash Flows..........         $  267,016



    See Note 8 to the Company's Consolidated Financial Statement and Note 2 to the Statements of Revenues and Direct Operating Expenses of Oil and Gas Properties Initiated in the Purchase Agreement between Continental Resources, Inc. and Bass Enterprises Production Co.

    Estimated quantities of proved reserves and future net cash flows therefrom are affected by oil and gas prices, which have fluctuated widely in recent years. There are numerous uncertainties inherent in estimating oil and gas reserves and their values, including many factors beyond the control of the producer. The reserve data set forth in this Prospectus represent only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers, including those used by the Company, may vary. In addition, estimates of reserves are subject to revision based upon actual production, results of future development and exploration activities, prevailing oil and gas prices, operating costs and other factors, which revisions may be material. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they are based.

    In general, the volume of production from oil and gas properties declines as reserves are depleted. Except to the extent the Company acquires properties containing proved reserves or conducts successful exploitation and development activities, the proved reserves of the Company will decline as reserves are produced. The Company's future oil and gas production is, therefore, highly dependent upon its level of success in finding or acquiring additional reserves. See "Risk Factors--Replacement of Reserves" and "--Uncertainty of Estimates of Oil and Gas Reserves and Future Net Cash Flows."

GAS GATHERING SYSTEMS

    The Company's gas gathering systems are owned by CGI. Natural gas and casinghead gas are purchased at the wellhead primarily under either market-sensitive percent-of-proceeds-index contracts or keep-whole gas purchase contracts. Under percent-of-proceeds-index contracts, CGI receives a fixed percentage of the monthly index posted price for natural gas and a fixed percentage of the resale price for natural gas liquids. CGI generally receives between 20% and 30% of the posted index price for natural gas sales and from 20% to 30% of the proceeds received from natural gas liquids sales. Under keep-whole gas purchase contracts, CGI retains all natural gas liquids recovered by its processing facilities and keeps the producers whole by returning to the producers at the tailgate of its plants an amount of residue gas equal on a BTU basis to the natural gas received at the plant inlet. The keep-whole component of the contract permits the Company to benefit when the value of natural gas liquids is greater as a liquid than as a portion of the residue gas stream.

OIL AND GAS MARKETING

    The Company's oil and gas production is sold primarily under market sensitive or spot price contracts. The Company sells substantially all of its casinghead gas to purchasers under varying percentage-of-proceeds contracts. By the terms of these contracts, the Company receives a fixed percentage of the resale price received by the purchaser for sales of natural gas and natural gas liquids recovered after gathering and processing the Company's gas. The Company normally receives between 80% and 100% of the proceeds from natural gas sales and from 80% to 100% of the proceeds from natural gas liquids sales received by the Company's purchasers when the products are resold. The natural gas and natural gas liquids sold by these purchasers are sold primarily based on spot market prices. The revenues received by the Company from the sale of natural gas liquids is included in natural gas sales. As a result of the natural gas liquids contained in the Company's production, the Company has historically improved its price realization on its natural gas sales as compared to Henry Hub or other natural gas price indexes. For the year ended December 31, 1997, purchases of the Company's natural gas production by GPM Gas Corporation, Warren NGL, Inc., and Oklahoma Natural Gas Company accounted for 14.7%, 12.7% and 12.6% of the Company's total gas sales for such period, respectively. For the year ended December 31, 1997, purchases of the Company's oil production by Koch Oil Company and Sun Oil Company accounted for 74.2% and 10.0% of the Company's total oil sales for such period. Due to the availability of other markets, the Company does not believe that the loss of Koch Oil Company or any other crude oil or gas customer would have a material adverse effect on the Company's results of operations.


    Periodically the Company utilizes various hedging strategies to hedge the price of a portion of its future oil and gas production. The Company does not establish hedges in excess of its expected production. These strategies customarily emphasize forward-sale, fixed-price contracts for physical delivery of a specified quantity of production or swap arrangements that establish an index-related price above which the Company pays the hedging partner and below which the Company is paid by the hedging partner. These contracts allow the Company to predict with greater certainty the effective oil and gas prices to be received for its hedged production and benefit the Company when market prices are less than the fixed prices provided in its forward-sale contracts. However, the Company does not benefit from market prices that are higher than the fixed prices in such contracts for its hedged production. As of June 30, 1998, no forward-sale contracts were in place with respect to the Company's future production of oil or natural gas. The Company plans to reduce its hedging transactions. In August 1998, the Company began engaging in oil trading arrangements as part of its oil marketing activities. Under these arrangements, the Company contracts to purchase oil from one source and to sell oil to an unrelated purchaser, usually at disparate prices. The Company realized gains on these arrangements, determined before $.1 million of transportation costs and related expenses, of $1.6 million for July, $1.2 million in August and $.8 million for September 1998. The Company's policy is to limit its exposure from open positions to $1 million at any one time.


EMPLOYEES


    As of August 31, 1998, the Company employed 196 people, 77 of which were administrative personnel, 14 of which were geological personnel, 11 of which were engineers and the remainder were field personnel. The Company's future success will depend partially on its ability to attract, retain and motivate qualified personnel. The Company is not a party to any collective bargaining agreements and has not experienced any strikes or work stoppages. The Company considers its relations with its employees to be satisfactory.


COMPETITION

    The oil and gas industry is highly competitive. The Company competes for the acquisition of oil and gas properties, primarily on the basis of the price to be paid for such properties, with numerous entities including major oil companies, other independent oil and gas concerns and individual producers and operators. Many of these competitors are large, well established companies and have financial and other resources substantially greater than those of the Company. The Company's ability to acquire additional oil and gas properties and to discover reserves in the future will depend upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

LEGAL PROCEEDINGS


    From time to time, the Company is party to litigation or other legal proceedings that it considers to be a part of the ordinary course of its business. The Company is not involved in any legal proceedings nor is it party to any pending or threatened claims that could reasonably be expected to have a material adverse effect on its financial condition or results of operations. However, the Company is engaged in litigation with Burlington with respect to the agreement to exchange interests in the Cedar Hills Field. See "--Rocky Mountains."


REGULATION

    GENERAL. Various aspects of the Company's oil and gas operations are subject to extensive and continually changing regulation, as legislation affecting the oil and gas industry is under constant review for amendment or expansion. Numerous departments and agencies, both federal and state, are authorized by statute to issue, and have issued, rules and regulations binding upon the oil and gas industry and its individual members.

    REGULATION OF SALES AND TRANSPORTATION OF NATURAL GAS. The Federal Energy Regulatory Commission (the "FERC") regulates the transportation and sale for resale of natural gas in interstate commerce pursuant to the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. In the past, the federal government has regulated the prices at which oil and gas could be sold. While sales by producers of natural gas and all sales of crude oil, condensate and natural gas liquids can currently be made at uncontrolled market prices, Congress could reenact price controls in the future. The Company's sales of natural gas are affected by the availability, terms and cost of transportation. The price and terms for access to pipeline transportation are subject to extensive regulation and proposed regulation designed to increase competition within the natural gas industry, to remove various barriers and practices that historically limited non-pipeline natural gas sellers, including producers, from effectively competing with interstate pipelines for sales to local distribution companies and large industrial and commercial customers and to establish the rates interstate pipelines may charge for their services. Similarly, the Oklahoma Corporation Commission and the Texas Railroad Commission have been reviewing changes to their regulations governing transportation and gathering services provided by intrastate pipelines and gatherers. While the changes being considered by these federal and state regulators would affect the Company only indirectly, they are intended to further enhance competition in natural gas markets. The Company cannot predict what further action the FERC or state regulators will take on these matters, however, the Company does not believe that any actions taken will have an effect materially different than the effect on other natural gas producers with which it competes.

    Additional proposals and proceedings that might affect the natural gas industry are pending before Congress, the FERC, state commissions and the courts. The natural gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue.

    OIL PRICE CONTROLS AND TRANSPORTATION RATES. Sales of crude oil, condensate and gas liquids by the Company are not currently regulated and are made at market prices. The price the Company receives from the sale of these products may be affected by the cost of transporting the products to market.

    ENVIRONMENTAL. Extensive federal, state and local laws regulating the discharge of materials into the environment or otherwise relating to the protection of the environment affect the Company's oil and gas operations. Numerous governmental departments issue rules and regulations to implement and enforce such laws, which are often difficult and costly to comply with and which carry substantial civil and even criminal penalties for failure to comply. Some laws, rules and regulations relating to protection of the environment may, in certain circumstances, impose strict liability for environmental contamination, rendering a person or entity liable for environmental damages and cleanup costs without regard to negligence or fault on the part of such person or entity. Other laws, rules and regulations may restrict the rate of oil and gas production below the rate that would otherwise exist or even prohibit exploration and production activities in sensitive areas. In addition, state laws often require various forms of remedial action to prevent pollution, such as closure of inactive pits and plugging of abandoned wells. The regulatory burden on the oil and gas industry increases the Company's cost of doing business and consequently affects the Company's profitability. The Company believes that it is in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on the Company's operations. However, environmental laws and regulations have been subject to frequent changes over the years, and the imposition of more stringent requirements could have a material adverse effect upon the capital expenditures or competitive position of the Company.

    The Company currently owns or leases, and has in the past owned or leased, numerous properties that have been used for the exploration and production of oil and gas and for other uses associated with the oil and gas industry. Although the Company followed operating and disposal practices that it considered appropriate under applicable laws and regulations, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by the Company or on or under other locations where such wastes were taken for disposal. In addition, the Company owns or leases properties that have been operated by third parties in the past. The Company could incur liability under the Comprehensive Environmental Response, Compensation and Liability Act or comparable state statutes for contamination caused by wastes it generated or for contamination existing on properties it owns or leases, even if the contamination was caused by the waste disposal practices of the prior owners or operators of the properties. In addition, it is not uncommon for landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of produced fluids or other pollutants into the environment.

    The Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 ("RCRA"), regulates the generation, transportation, storage, treatment and disposal of hazardous wastes and can require cleanup of hazardous waste disposal sites. RCRA currently excludes drilling fluids, produced waters and certain other wastes associated with the exploration, development or production of oil and gas from regulation as "hazardous waste." A similar exemption is contained in many of the state counterparts to RCRA. Disposal of such oil and gas exploration, development and production wastes usually is regulated by state law. Other wastes handled at exploration and production sites or used in the course of providing well services may not fall within this exclusion. Moreover, stricter standards for waste handling and disposal may be imposed on the oil and gas industry in the future. From time to time legislation has been proposed in Congress that would revoke or alter the current exclusion of exploration, development and production wastes from the RCRA definition of "hazardous wastes" thereby potentially subjecting such wastes to more stringent handling and disposal requirements. If such legislation were enacted, or if changes to applicable state regulations required the wastes to be managed as hazardous wastes, it could have a significant impact on the operating costs of the Company, as well as the oil and gas industry in general.

    The Company's operations are also subject to the Clean Air Act (the "CAA") and comparable state and local requirements. Amendments to the CAA were adopted in 1990 and contain provisions that may result in the gradual imposition of certain pollution control requirements with respect to air emissions from operations of the Company. The Company may be required to incur certain capital expenditures in the next several years for air pollution control equipment in connection with obtaining and maintaining operating permits and approvals for air emissions. However, the Company believes its operations will not be materially adversely affected by any such requirements, and the requirements are not expected to be any more burdensome to the Company than to other similarly situated companies involved in oil and gas exploration and production activities or well servicing activities.

    The Federal Water Pollution Control Act of 1972 (the "FWPCA") imposes restrictions and strict controls regarding the discharge of wastes, including produced waters and other oil and gas wastes, into navigable waters. These controls have become more stringent over the years, and it is probable that additional restrictions will be imposed in the future. Permits must be obtained to discharge pollutants into state and federal waters. The FWPCA provides for civil, criminal and administrative penalties for unauthorized discharges of oil and other hazardous substances and imposes substantial potential liability for the costs of removal or remediation. State laws governing discharges to water also provide varying civil, criminal and administrative penalties and impose liabilities in the case of a discharge of petroleum or its derivatives, or other hazardous substances, into state waters. In addition, the Environmental Protection Agency has promulgated regulations that require many oil and gas production sites, as well as other facilities, to obtain permits to discharge storm water runoff. The Company believes that compliance with existing requirements under the FWPCA and comparable state statutes will not have a material adverse effect on the Company's financial condition or results of operations.

    REGULATION OF OIL AND GAS EXPLORATION AND PRODUCTION. Exploration and production operations of the Company are subject to various types of regulation at the federal, state and local levels. Such regulations include requiring permits and drilling bonds for the drilling of wells, regulating the location of wells, the method of drilling and casing wells, and the surface use and restoration of properties upon which wells are drilled. Many states also have statutes or regulations addressing conservation matters, including provisions for the utilization or pooling of oil and gas properties, the establishment of maximum rates of production from oil and gas wells and the regulation of spacing, plugging and abandonment of such wells. Some state statutes limit the rate at which oil and gas can be produced from the Company's properties. See "Risk Factors--Laws and Regulations; Environmental Risk."

TITLE TO PROPERTIES

    The Company believes it has satisfactory title to all of its properties in accordance with standards generally accepted in the oil and gas industry. As is customary in the oil and gas industry, the Company makes only a cursory review of title to farmout acreage and to undeveloped oil and gas leases upon execution of any contracts. Prior to the commencement of drilling operations, a title examination is conducted and curative work is performed with respect to significant defects. To the extent title opinions or other investigations reflect title defects, the Company, rather than the seller of the undeveloped property, is typically responsible to cure any such title defects at its expense. If the Company were unable to remedy or cure any title defect of a nature such that it would not be prudent to commence drilling operations on the property, the Company could suffer a loss of its entire investment in the property. The Company has obtained title opinions on substantially all of its producing properties. Prior to completing an acquisition of producing oil and gas leases, the Company performs a title review on a material portion of the leases. The Company's oil and gas properties are subject to customary royalty interests, liens for current taxes and other burdens that the Company believes do not materially interfere with the use of or affect the value of such properties.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth names, ages and titles of the directors and executive officers of the Company.


NAME                                 AGE      POSITION
-------------------------------      ---      --------------------------------------------------------------------------
Harold Hamm(1)(2)..............          52   Chairman of the Board of Directors, President, Chief Executive Officer and
                                              Director

Jack Stark(1)(3)...............          43   Senior Vice President--Exploration and Director

Jeff Hume(1)(4)................          48   Senior Vice President--Drilling Operations and Director

Randy Moeder(1)(2).............          39   Senior Vice President, General Counsel, Secretary and Director

Roger Clement(1)(3)............          53   Senior Vice President, Chief Financial Officer, Treasurer and Director

Tom Luttrell...................          40   Senior Vice President--Land

Jeff White.....................          32   Senior Vice President--Business Development


--------------------------

(1) Member of the Executive, Compensation and Audit Committees.

(2) Term expires in 2001.

(3) Term expires in 2000.

(4) Term expires in 1999.

    HAROLD HAMM, LL.M. has been President and Chief Executive Officer and a Director of the Company since its inception in 1967. Mr. Hamm has served as President of the Oklahoma Independent Petroleum Association Wildcatter's Club since 1989. Mr. Hamm was the founder and is Chairman of the Oklahoma Natural Gas Industry Task Force. Mr. Hamm has served as a member of the Interstate of Oil and Gas Compact Commission and is a founding board member of the Oklahoma Energy Resources Board. Mr. Hamm was named the 1992 Oklahoma Independent Petroleum Association Member of the Year. Mr. Hamm serves on the Tax Steering Committee of the Independent Petroleum Association of America and is a director of the Rocky Mountain Oil and Gas Association.

    JACK STARK joined the Company as Vice President of Exploration in June 1992 and was promoted to Senior Vice President in May 1998. Mr. Stark has been a Director of the Company since September 1996. He holds a Masters degree in Geology from Colorado State University and has 20 years of exploration experience in the Mid-Continent, Gulf Coast and Rocky Mountain regions. Prior to joining the Company, Mr. Stark was the exploration manager for the Western Mid-Continent Region for Pacific Enterprises from August 1988 to June 1992. From 1978 to 1988, he held various staff and middle management positions with Cities Service Co. and TXO Production Corp. Mr. Stark is a member of the American Association of Petroleum Geologists, Oklahoma Independent Petroleum Association, Rocky Mountain Association of Geologists, Houston Geological Society and Oklahoma Geological Society.

    JEFF HUME has been Vice President of Drilling Operations and a Director of the Company since September 1996 and was promoted to Senior Vice President in May, 1998. From May 1983 to September 1996, Mr. Hume was Vice President of Engineering and Operations. Prior to joining the Company, Mr. Hume held various engineering positions with Sun Oil Company, Monsanto Company and FCD Oil Corporation. Mr. Hume is a Registered Professional Engineer and member of the Society of Petroleum Engineers, Oklahoma Independent Petroleum Association, and the Oklahoma and National Professional Engineering Societies.

    RANDY MOEDER has been Vice President, General Counsel and a Director of the Company since November 1990 and has served as Secretary of the Company since February 1994 and as President of

Continental Gas, Inc. since January 1995 and was Vice President of Continental Gas, Inc. from November 1990 to January 1995. Mr. Moeder was promoted to Senior Vice President of the Company in May, 1998. From January 1988 to summer 1990, Mr. Moeder was in private law practice. From 1982 to 1988, Mr. Moeder held various positions with Amoco Corporation. Mr. Moeder is a member of the Oklahoma Independent Petroleum Association, the Oklahoma and American Bar Associations. Mr. Moeder is also a Certified Public Accountant.

    ROGER CLEMENT became Vice President, Chief Financial Officer and Treasurer and a Director of the Company in March 1989 and was promoted to Senior Vice President in May, 1998. Prior to joining the Company, Mr. Clement was a partner in the accounting firm of Hunter and Clement in Oklahoma City, Oklahoma. Mr. Clement is a Certified Public Accountant.

    TOM LUTTRELL has been Vice President--Land of the Company since February 1997 and was promoted to Senior Vice President in May, 1998. From 1991 to February 1997, Mr. Luttrell was Senior Landman of the Company. Prior to joining the Company, Mr. Luttrell served as a landman for Terra Resources, Inc., Pacific Enterprises Oil & Gas Company and Alexander Energy Corporation, all independent oil and gas exploration companies. Mr. Luttrell is a member of the American Association of Petroleum Landmen.

    JEFF WHITE has been Vice President--Business Development of the Company since July 1996 and was promoted to Senior Vice President--Business Development in May, 1998. From 1993 to July 1996, Mr. White served as Special Assistant to the Chairman of the Federal Deposit Insurance Corporation and also served as a Financial Analyst for the Federal Deposit Insurance Corporation. From July, 1990 to December, 1992, Mr. White served as a financial/budget analyst on issues relating to Resolution Trust Corporation funding. Prior to 1990, Mr. White served as an analyst to the Banking Committee of the House of Representatives.

COMPOSITION OF BOARD OF DIRECTORS

    The Company's Board of Directors presently consists of five directors. Directors and executive officers of the Company are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified. Directors of the Company are elected for one-year terms at the annual meeting of stockholders. Officers of the Company are appointed at the Board's first meeting after each annual meeting of stockholders.

DIRECTOR COMPENSATION

    Directors receive no additional compensation for services rendered as directors but are reimbursed for any out-of-pocket expenses incurred in attending meetings.

EXECUTIVE COMPENSATION

    The following table sets forth the cash and non-cash compensation during 1997 earned by the Company's chief executive officer and its other four most highly compensated executive officers as of December 31, 1997 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                   SECURITIES
                                   ANNUAL COMPENSATION                             UNDERLYING
                               ---------------------------     OTHER ANNUAL       OPTION AWARDS       ALL OTHER
NAME AND PRINCIPAL POSITION      SALARY($)      BONUS($)    COMPENSATION($)(1)    (# OF SHARES)   COMPENSATION($)(2)
-----------------------------  -------------  ------------  -------------------  ---------------  ------------------
Harold Hamm..................  $  187,506.00  $    --            $  --                 --            $     857.12
  Chairman of the Board,
    President, and Chief
    Executive Officer

Jack Stark...................     116,550.32     10,249.50          --                 --                9,815.92
  Senior Vice President--
    Exploration

Jeff Hume....................     113,350.64     10,249.50          --                 --               11,162.12
  Senior Vice President--
    Operations

Randy Moeder.................      90,743.18     10,436.86          --                 --               18,666.78
  Senior Vice President,
    General Counsel and
    Secretary

Roger Clement................      89,968.00      9,718.83          --                 --                3,118.72
  Senior Vice President,
    Chief Financial Officer
    and Treasurer

------------------------

(1) Represents the value of perquisites and other personal benefits in excess of 10% of annual salary and bonus for the year ended December 31, 1997, the Company paid no other annual compensation to its Named Executive Officers.

(2) Represents contributions made by the Company to the accounts of the executive officer under the Company's profit sharing plan and under the Company's nonqualified compensation plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Continental does not have a separate compensation committee of its board of directors. The board of directors sets the compensation for its executive officers and Harold Hamm, Chairman of the Board and President, is a director and participates in these deliberations concerning executive officer compensation. Each of the directors of Continental also serve on the board of directors of subsidiaries of Continential. As such, each of the directors participates in the deliberations concerning executive officers' compensation for Continential and its subsidiaries.

EMPLOYMENT AGREEMENTS

    The Company does not have any employment agreeements with its named Executive Officers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Set forth below is a description of transactions entered into between the Company and certain of its officers, directors, employees and stockholders since January 1, 1995. Certain of these transactions will continue in the future and may result in conflicts of interest between the Company and such individuals, and there can be no assurance that conflicts of interest will always be resolved in favor of the Company.


    OIL AND GAS OPERATIONS. In its capacity as operator of certain oil and gas properties, the Company obtains oilfield services from related companies, including Hamm & Phillips Service Company, Stride Well Service Company, Oil Tool Rentals, Inc. and Catworks, Inc. These services include leasehold acquisition, well location, site construction and other well site services, saltwater trucking, use of rigs for completion and workover of oil and gas wells and the rental of oil field tools and equipment. Harold Hamm is the chief executive officer and principal shareholder of each of these related companies. The aggregate amounts paid by Continental to these related companies during 1995, 1996, 1997 and during the six months ended June 30, 1998 were $5.9 million, $5.9 million, $11.9 million, and $6.9 million, respectively. The total amount paid to these affiliated companies, a portion of which is billed to other interest owners, was approximately $11.9 million in 1997. The services discussed above were provided at costs and upon terms that management believes are no less favorable to the Company than could have been obtained from unrelated parties. In addition, Harold Hamm and certain companies controlled by him own interests in wells operated by the Company. At December 31, 1997 and June 30, 1998, the Company owed such persons an aggregate of $200,000 and $100,000, respectively, representing their shares of oil and gas production sold by the Company.



    SHAREHOLDER LOANS AND ADVANCES. In 1997 and 1998, the Company obtained loans and advances from Harold Hamm and certain of his affiliates. Such loans and advances were unsecured and were repaid from time to time in varying amounts, with interest at an annual rate of 8.25%. The maximum aggregate amount of such loans and advances outstanding at any time during 1997 and during the
six months ended June 30, 1998 was $22.0 million and $    million, respectively.
See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."



    OFFICE LEASE. The Company leases office space under operating leases directly or indirectly from Harold Hamm and Continental Management Company, L.L.C., a Company owned in part by Harold Hamm. In 1997, the Company paid rents associated with these leases of approximately $294,000. The Company believes that the terms of its lease are no less favorable to the Company than those which would be obtained from unaffiliated parties


    PARTICIPATION IN WELLS. Certain officers and directors of the Company have participated and may participate in the future in wells drilled by the Company. In 1997, Harold Hamm participated in Company wells on terms similar to those available to unrelated third parties and was billed an aggregate of $515,000, for his share of drilling, completion, equipping and operating costs. At December 31, 1997, the aggregate unpaid balance owed to the Company by such officers and directors was $4,565, none of which was past due.


    WORLAND FIELD. Effective June 1, 1998, the Company sold an undivided 50% interest in the 70,000 net leasehold acres it acquired in the Worland Field Acquisition to its principal shareholder, Harold Hamm. The Worland Field sale did not include inventory and certain items of equipment which the Company had acquired in the Worland Field Acquisition. The $42.6 million purchase price paid by Harold Hamm equals the Company's cost basis in such leasehold acres. Harold Hamm paid $19.3 million of the purchase price in cash and the balance of $23.3 million by the cancellation of indebtedness owed by Harold Hamm to the Company. Harold Hamm is subject to the applicable unit agreements in place with respect to his interests in the Worland Field. Harold Hamm intends to sell some or all of the interests acquired from the Company, although no arrangements, understandings or agreements for any such sale currently exist.

                             PRINCIPAL SHAREHOLDERS

    Harold Hamm, Chairman of the Board, President and Chief Executive Officer and a Director of the Company beneficially owns 44,496 shares (90.7%) of the Company's outstanding common stock. The remaining 4,545 shares (9.3%) of the outstanding common stock is beneficially owned by the Harold Hamm Delta Trust, an irrevocable trust over which Harold Hamm has no voting or investment power.

                         DESCRIPTION OF CREDIT FACILITY

    The following summary of the Credit Facility does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Credit Facility. Bank One, Oklahoma, N.A., as agent for the lenders under the Credit Facility ("Agent"), has consented to the terms of the Indenture and the issuance of the Notes.


    At August 31, 1998, $4.0 million was outstanding under the Credit Facility. The Credit Facility is payable in full on May 14, 2001. All amounts outstanding under the Credit Facility are secured by a first lien on substantially all of the Company's proved oil and gas reserves, wells, systems, plants, related personal property and contract rights.


    INTEREST AND FEES. Amounts advanced under the Credit Facility bear interest determined with reference to a sliding scale that takes into account the ratio of the aggregate amount outstanding to the Borrowing Base (as defined in the Credit Facility). The applicable rate may, at the Company's option, be based either on the LIBOR rate or the Agent's prime rate. The rates range from the LIBOR rate plus a margin of 100 to 175 basis points, or the Agent's prime rate with no margin. The Company pays a non-use fee of 0.1875% to 0.25% per annum on the amount by which the Borrowing Base exceeds the aggregate amount outstanding, and an agency fee equal to $50,000 per annum.

    BORROWING BASE. The amount of credit available at any time under the Credit Facility is the lesser of the commitment amount or the Borrowing Base. The commitment amount, initially, was $175.0 million. Upon completion of the Offering and application of the net proceeds therefrom, the commitment amount and the Borrowing Base was reduced to $75.0 million. The Borrowing Base is redetermined semi-annually by the banks and may be redetermined more frequently at the request of the Company, the Agent or banks holding 66 2/3% of the outstanding balance under the Credit Facility. To the extent the amount outstanding under the Credit Facility exceeds the Borrowing Base, the Company must either reduce the amount outstanding or furnish additional collateral. At June 30, 1998, the Borrowing Base was $175.0 million, which was more than the amount outstanding under the Credit Facility at that date. The next scheduled Borrowing Base redetermination date will be November 1, 1998.

    COVENANTS. The Credit Facility contains customary affirmative and restrictive covenants which, among other things, require periodic financial and reserve reporting, require that the Company not allow the ratio of its indebtedness to tangible net worth to exceed 3.25 to 1 as of the end of any fiscal quarter, require that the Company not allow its minimum debt service coverage ratio to be less than 1.2 to 1 as of the end of any fiscal quarter for the immediately preceding four quarters, maintain a current ratio of at least
1.0 to 1 at the end of any fiscal quarter, and limit the Company and its Restricted Subsidiaries with respect to indebtedness, liabilities, liens, dividends, loans, lines of business, transactions with affiliates, changes in management, investments, amendments to organizational documents, purchases and sales of assets and speculative trading activities, unless the requisite number of banks otherwise consent.

    EVENTS OF DEFAULT. The Credit Facility contains customary events of default, including, among other things and subject to applicable grace periods, payment defaults, material misrepresentations, covenant defaults, certain bankruptcy events, and judgment defaults. It also is an event of default under the Credit Facility if any indebtedness of the Company or the Restricted Subsidiaries in excess of $250,000, including the Notes, is accelerated or if a change in management occurs.

                              DESCRIPTION OF NOTES

GENERAL

    The Old Notes were issued pursuant to the Indenture among the Company, the Subsidiary Guarantors and United States Trust Company of New York, as trustee (the "Trustee"). The New Notes will be issued under the Indenture, which will be subject to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). As used herein the term "Notes" includes the Old Notes and the New Notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

    The Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to Senior Debt. The Notes will be guaranteed on a senior subordinated basis by each Restricted Subsidiary of the Company and any future Restricted Subsidiary of the Company. The obligations of the Subsidiary Guarantors under the Subsidiary Guarantees will be general unsecured obligations of each of the Subsidiary Guarantors and will be subordinated in right of payment to all obligations of the Subsidiary Guarantors in respect of Guarantor Senior Debt. See "--Subsidiary Guarantees" and "Risk Factors-- Subordination of Notes and Guarantees."

    For purposes of this section, the term "Company" means Continental Resources, Inc. As of the date of the Indenture, all of the Company's Subsidiaries will be Restricted Subsidiaries. Under certain circumstances, however, the Company will be able to designate current and future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture. See "--Certain Covenants."

TERMS OF THE NOTES

    The Notes are limited in aggregate principal amount to $150 million and will mature on August 1, 2008. Interest on the Notes will accrue at the rate of 10 1/4% per annum and will be payable semi-annually in arrears on February 1 and August 1 of each year, commencing February 1, 1999, to Holders of the Notes of record on the immediately preceding January 15 and July 15. Interest on the Notes will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from the date of original issuance.

    Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the applicable register of Holders of the Notes. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be fully registered as to principal and interest in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

OPTIONAL REDEMPTION

    Except as otherwise described below, the Notes will not be redeemable at the Company's option prior to August 1, 2003. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2003..............................................................................     105.125%
2004..............................................................................     103.417%
2005..............................................................................     101.708%
2006 and thereafter...............................................................     100.000%

    Prior to August 1, 2001, the Company may, at its option, on any one or more occasions, redeem up to 35% of the original aggregate principal amount of the Notes at a redemption price equal to 110.25% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, with all or a portion of the net proceeds of public sales of common stock of the Company; PROVIDED that at least 65% of the original aggregate principal amount of the Notes remains outstanding immediately after the occurrence of such redemption; and PROVIDED, FURTHER, that such redemption shall occur within 60 days of the date of the closing of the related sale of common stock of the Company.

    At any time on or prior to August 1, 2003, the Notes may also be redeemed as a whole at the option of the Company upon the occurrence of a Change of Control (but in no event more than 90 days after the occurrence of such Change of Control) at a redemption price equal to 100% of the principal amount thereof, plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

SELECTION AND NOTICE

    In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if such other Notes are not so listed, on a pro rata basis, by lot or by such method as such Trustee shall deem fair and appropriate; PROVIDED that no Note of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on the Notes or portions of them called for redemption unless the Company defaults in payment of the redemption price.

RANKING AND SUBORDINATION

    The payment of principal of, premium, if any, and interest on the Notes and any other payment obligations of the Company in respect of the Notes (including any obligation to repurchase the Notes) will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

    Upon any payment or distribution of property or securities to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, or in an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not a claim for such interest would be allowed in a proceeding) before the Holders of the Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Debt are paid in full, any distribution to which the Holders of the Notes would be entitled shall be made to the holders of Senior Debt (except that Holders of the Notes may receive payments made from the trust described under "--Legal Defeasance and Covenant Defeasance").

    The Company also may not make any payment (whether by redemption, purchase, retirement, defeasance or otherwise) upon or in respect of the Notes (except from the trust described under "--Legal Defeasance and Covenant Defeasance") if
(i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs ("payment default") or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits, or with the giving of notice or passage of time or both (unless cured or waived) will permit, holders of the Designated Senior Debt as to which such default relates to accelerate its maturity ("nonpayment default") and (solely with respect to this clause (ii)) the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders (or their representative) of any Designated Senior Debt. Cash payments on the Notes shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated or a default of the type described in clause (ix) under the caption "Events of Default and Remedies" has occurred and is continuing. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the date of commencement of the payment blockage period resulting from the immediately prior Payment Blockage Notice. No nonpayment default in respect of Designated Senior Debt that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of no less than 90 days.

    The Indenture further requires that the Company promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

    As a result of the subordination provisions described above, in the event of a liquidation or insolvency of the Company, Holders of the Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. As of March 31, 1998, on a pro forma basis, after giving effect to the Worland Field Acquisition and the related financings and the application of the net proceeds from the Offering, (i) the principal amount of Senior Debt outstanding would have been $3.9 million (exclusive of $75 million of unused commitments under the Credit Facility), (ii) there would have been no Senior Subordinated Debt of the Company outstanding (exclusive of the Notes) and (iii) the Subsidiary Guarantors would have had no Indebtedness outstanding other than guarantees of the Credit Facility and the Subsidiary Guarantees. The Indenture will limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Subsidiaries can incur. See "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Disqualified Stock."

SUBSIDIARY GUARANTEES


    The Company's payment obligations under the Notes will be jointly, severally and unconditionally guaranteed by the Company's two wholly owned subsidiaries, Continental Gas, Inc. and Continental Crude Co., each of which is a Subsidiary Guarantor, and by any future Restricted Subsidiary of the Company. The Subsidiary Guarantees will be subordinated to Guarantor Senior Debt of the Subsidiary Guarantors to the same extent and in the same manner as the Notes are subordinated to the Senior Debt. As of March 31, 1998, on a pro forma basis after giving effect to the Worland Field Acquisition and the relating financing and the Offering, there would have been no Guarantor Senior Debt of Subsidiary Guarantors outstanding other than the Subsidiary Guarantees and guarantees of borrowings under the Credit Facility. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company's Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Guarantor Senior Debt. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock" and "--Ranking and Subordination".

    The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any guarantees in respect of Indebtedness under the Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

    Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company or another Subsidiary Guarantor without limitation. Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all its assets to a corporation, partnership or trust other than the Company or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor). Upon the sale or disposition of a Subsidiary Guarantor (by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets) to a Person (whether or not an Affiliate of the Subsidiary Guarantor) which is not a Subsidiary of the Company, which sale or disposition is otherwise in compliance with the Indenture (including the covenant described under "--Repurchase at the Option of Holders--Asset Sales"), such Subsidiary Guarantor will be deemed released from all its obligations under the Indenture and its Subsidiary Guarantee and such Subsidiary Guarantee will terminate; PROVIDED, HOWEVER, that any such termination will occur only to the extent that all obligations in respect of Indebtedness of such Subsidiary Guarantor under the Credit Facility and all of its guarantees of, and under all of its pledges of assets or other security interests which secure, any other Indebtedness of the Company will also terminate upon such release, sale or transfer.

    Any Subsidiary Guarantor that is designated an Unrestricted Subsidiary in accordance with the terms of the Indenture shall, upon such designation, be released and relieved of its obligations under its Subsidiary Guarantee and any Unrestricted Subsidiary whose designation as such is revoked and any newly formed or newly acquired Subsidiary that becomes a Restricted Subsidiary will be required to execute a Subsidiary Guarantee in accordance with the terms of the Indenture.

MANDATORY REDEMPTION

    Except as set forth below under "--Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each Holder of the Notes will, unless the Company shall have elected to redeem the Notes prior to August 1, 2003 upon a Change of Control as permitted by the third paragraph of "--Optional Redemption," have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount of the Notes plus accrued and unpaid interest, if any, thereon to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offer to repurchase the Notes pursuant to the procedures required by the Indenture and described in such notice on a date no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date").

    On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all the Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the relevant Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of such Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of the Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each tendering Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; PROVIDED that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 30 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of the Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

    The Company will not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of the Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

    In the event that the Company makes an offer to purchase the Notes pursuant to the provisions of this "--Change of Control" covenant, the Company intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    ASSET SALES

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in an Asset Sale unless (i) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee, which determination shall be conclusive evidence of compliance with this provision) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 85% of the consideration therefor received by the Company or such Restricted Subsidiary from such Asset Sale is in the form of cash, Cash Equivalents, properties and capital assets to be used by the Company or any Restricted Subsidiary in the Oil and Gas Business or oil and gas properties owned or held by another Person which are to be used in the Oil and Gas Business of the Company or its Restricted Subsidiaries, or any combination thereof (collectively the "Cash Consideration"); PROVIDED that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted

Subsidiary from further liability and (y) any non-cash consideration received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of closing such Asset Sale, shall be deemed to be cash for purposes of this provision (to the extent of the cash received); PROVIDED, HOWEVER, that the Company and its Restricted Subsidiaries may make Asset Sales with a fair market value not exceeding $10 million in the aggregate in each fiscal year free from any of the restrictions, requirements or other provisions under this "--Asset Sales" section.

    Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, in any order or combination, (a) to reduce Senior Debt or Guarantor Senior Debt, (b) to make Permitted Investments, (c) to make investments in interests in other Oil and Gas Businesses or (d) to make capital expenditures in respect of the Company's or its Restricted Subsidiaries' Oil and Gas Business or to purchase long-term assets that are used or useful in the Oil and Gas Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Debt that is revolving debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied as provided in the first sentence of this paragraph will (after the expiration of the periods specified in this paragraph) be deemed to constitute "Excess Proceeds."

    When the aggregate amount of Excess Proceeds exceeds $15 million, the Company will be required to make an offer to all Holders of the Notes and, to the extent required by the terms thereof, to all holders or lenders of Pari Passu Indebtedness (an "Asset Sale Offer") to purchase the maximum principal amount of the Notes and any such Pari Passu Indebtedness to which the Asset Sale Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Indebtedness, as applicable. To the extent that the aggregate principal amount of the Notes and Pari Passu Indebtedness (or accreted value, as the case may be) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of the Notes surrendered by Holders thereof and other Pari Passu Indebtedness surrendered by holders or lenders thereof, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis, based on the aggregate principal amount thereof (or accreted value, as the case may be) surrendered in such Asset Sale Offer. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

    In the event that the Company makes an offer to purchase the Notes pursuant to the provisions of this "--Asset Sales" covenant, the Company intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

    The Credit Facility may prohibit the Company from purchasing any Notes and also provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale Offer occurs at a time when the Company is prohibited from purchasing the Notes by the terms of the Credit Facility or other agreements relating to other Senior Debt, the Company could seek the consent of its lenders to the purchase or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or refinance such borrowings, the Company may remain prohibited from purchasing the Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of the Notes.

CERTAIN COVENANTS

    RESTRICTED PAYMENTS

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Equity Interests of the Company or any Restricted Subsidiary (including, without limitation, any payment in connection with any merger or consolidation involving the Company) to the direct or indirect holders of Equity Interests of the Company or any Restricted Subsidiary in their capacity as such (other than dividends or distributions payable in Equity Interests of the Company or a Restricted Subsidiary (other than Disqualified Stock) and other than dividends or distributions payable to the Company or a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Subsidiary of the Company that is not a Wholly Owned Restricted Subsidiary of the Company; (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except at final maturity or as a mandatory or sinking fund repayment; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

        (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

        (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (1), (3), (4) and (6) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), PLUS (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), PLUS (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash or the receipt of properties used in the Oil and Gas Business, the lesser of (A) the net cash proceeds of such sale, liquidation or repayment or the fair market value of property received in exchange therefor and (B) the amount of such Restricted Investment, PROVIDED, however, that the foregoing provisions of this paragraph (c) will not prohibit Restricted Payments in an aggregate amount not to exceed $15 million.

    The foregoing provisions will not prohibit (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (2) the redemption, repurchase, retirement or other acquisition of any Equity

Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than a sale of Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (3) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from an incurrence of subordinated Permitted Refinancing Debt or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests (other than Disqualified Stock) of the Company; PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any of the Company's (or any of its Subsidiaries') employees pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Indenture; PROVIDED that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2 million in any twelve-month period; and PROVIDED FURTHER that no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (5) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; (6) the making of loans by the Company or any of its Restricted Subsidiaries to officers or directors of the Company; PROVIDED that the aggregate outstanding amount of such loans shall not exceed, at any time, $2 million plus any such loans outstanding on the date of the Indenture; and (7) during the period the Company is subject to Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"), and after such period to the extent relating to the liability for such period, the making of payments or distributions or the payment of dividends in amounts equal to the amounts required for the Company's stockholders to pay Federal, state and local income taxes to the extent such income taxes are attributable to the taxable income of the Company.

    The amount of all Restricted Payments (other than cash) shall be the fair market value (as determined in good faith by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or the applicable Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. In computing Consolidated Net Income of the Company under paragraph (c) above, (1) the Company shall use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (2) the Company shall be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company that are available on the date of determination.

    DESIGNATION OF UNRESTRICTED SUBSIDIARIES

    The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under clause (c) of the first paragraph of the covenant "Restricted Payments." All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of the fair market value or the book value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED STOCK

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness or issue any Disqualified Stock and the Company will not permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock to any Person other than the Company or a Wholly-Owned Restricted Subsidiary of the Company; PROVIDED, HOWEVER, that the Company and any Subsidiary Guarantor may incur Indebtedness or issue shares of Disqualified Stock if:

        (i) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.5 to 1, determined on a pro forma basis as set forth in the definition of Fixed Charge Coverage Ratio; and

        (ii) no Default or Event of Default shall have occurred and be continuing at the time such additional Indebtedness is incurred or such Disqualified Stock is issued or would occur as a consequence of the incurrence of the additional Indebtedness or the issuance of the Disqualified Stock.

    Notwithstanding the foregoing, the Indenture does not prohibit any of the following (collectively, "Permitted Indebtedness"): (a) the Indebtedness evidenced by the Notes; (b) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness pursuant to Credit Facilities, so long as the aggregate principal amount of all Indebtedness outstanding under all Credit Facilities does not, at any one time, exceed the greater of (i) $175 million and (ii) the Borrowing Base, provided that the Company may incur more than $175 million of Indebtedness pursuant to Credit Facilities only if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available would have been at least 2.0 to 1, determined on a pro forma basis as set forth in the definition of Fixed Charge Coverage Ratio; (c) the guarantee by any Subsidiary Guarantor of any Indebtedness that is permitted by the Indenture to be incurred by the Company; (d) all Indebtedness of the Company and its Restricted Subsidiaries in existence as of the date of the Indenture; (e) intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; PROVIDED, HOWEVER, that if the Company is the obligor on such Indebtedness, (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be; (f) Indebtedness in connection with one or more standby letters of credit, guarantees, performance bonds or other reimbursement obligations, in each case, issued in the ordinary course of business and not in connection with the borrowing of money or the obtaining of advances or credit (other than advances or credit on open account, includible in current liabilities, for goods and services in the ordinary course of business and on terms and conditions which are customary in the Oil and Gas Business, and other than the extension of credit represented by such letter of credit, guarantee or performance bond itself), not to exceed in the aggregate at any given time 5% of Total Assets;
(g) Indebtedness under Interest Rate Hedging Agreements entered into for the purpose of limiting interest rate risks, PROVIDED that the obligations under such agreements are related to payment obligations on Indebtedness otherwise permitted by the terms of this covenant and that the aggregate notional principal amount of such agreements does not exceed 105% of the principal amount of the Indebtedness to which such agreements relate; (h) Indebtedness under Oil and Gas Hedging Contracts, PROVIDED that such contracts were entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Company and its Restricted Subsidiaries; (i) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness not otherwise permitted to be incurred pursuant to this paragraph, PROVIDED that the aggregate principal amount of all Indebtedness incurred pursuant to this clause (i), together with all Permitted Refinancing Debt incurred pursuant to clause (j) of this paragraph in respect of Indebtedness previously incurred pursuant to this clause (i), does not exceed $20 million at any one time outstanding; (j) Permitted Refinancing Debt incurred in exchange for, or the net proceeds of which are used to refinance, extend, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be incurred (including Indebtedness previously incurred pursuant to this clause (j), but excluding Indebtedness under clauses (b), (e), (f), (g),
(h), (k), (l) and (m)); (k) accounts payable or other obligations of the Company or any Restricted Subsidiary to trade creditors created or assumed by the Company or such Restricted Subsidiary in the ordinary course of business in connection with the obtaining of goods or services; (l) Indebtedness consisting of obligations in respect of purchase price adjustments, guarantees or indemnities in connection with the acquisition or disposition of assets; (m) production imbalances occurring in the ordinary course of business that do not, at any one time outstanding, exceed 2% of the Total Assets of the Company; (n) rents and royalties due others incurred in the ordinary course of the Oil and Gas Business; and (o) Indebtedness of a Subsidiary Guarantor in respect of the Subsidiary Guarantee of such Subsidiary Guarantor.

    The Indenture provides that the Company will not permit any Unrestricted Subsidiary to incur any Indebtedness other than Non-Recourse Debt; PROVIDED, HOWEVER, if any such Indebtedness ceases to be Non-Recourse Debt, such event shall be deemed to constitute an incurrence of Indebtedness by the Company.

    NO LAYERING

    The Indenture provides that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Notes and (ii) the Subsidiary Guarantors will not directly or indirectly incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to Guarantor Senior Debt and senior in any respect in right of payment to the Subsidiary Guarantees, PROVIDED, HOWEVER, that the foregoing limitations will not apply to distinctions between categories of Indebtedness that exist by reason of any Liens arising or created in accordance with the provisions of the Indenture in respect of some but not all such Indebtedness.

    LIENS

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien securing Indebtedness of any kind (other than Permitted Liens) upon any of its property or assets, now owned or hereafter acquired, unless all payments under the Notes are secured by such Lien prior to, or on an equal and ratable basis with, the Indebtedness so secured for so long as such Indebtedness is secured by such Lien.

    SALE AND LEASEBACK TRANSACTIONS

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; PROVIDED that the Company or its Restricted Subsidiaries may enter into a sale and leaseback transaction if (i) the Company could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the test set forth in the first paragraph of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Disqualified Stock" or (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by a resolution the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the net proceeds of such transaction in compliance with, the covenant described above under the caption "Repurchase at the Option of Holders-- Asset Sales."

   DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(x) pay dividends or make any other distributions to the Company or any of the Restricted Subsidiaries of the Company (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (y) pay any Indebtedness owed to the Company or any Restricted Subsidiaries of the Company, (ii) make loans or advances to the Company or any Restricted Subsidiaries of the Company or (iii) transfer any of its properties or assets to the Company or any Restricted Subsidiaries of the Company, except for such encumbrances or restrictions existing under or by reason of (a) the Credit Facility as in effect as of the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof or any other Credit Facility, PROVIDED that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or other Credit Facilities are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Credit Facility as in effect on the date of the Indenture, (b) the Indenture and the Notes, (c) applicable law, (d) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except, in the case of Indebtedness, to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired, PROVIDED that, such Indebtedness or Capital Stock was permitted by the terms of the Indenture to be incurred, (e) customary non-assignment provisions in leases entered into in the ordinary course of business, (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause
(iii) above on the property so acquired, (g) Permitted Refinancing Debt, PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Debt are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (h) any other security agreement, instrument or document relating to Senior Debt hereafter in effect, provided that such encumbrances or restrictions are customary in connection with such documents and that the terms and conditions of such encumbrances or restrictions are no more restrictive than those encumbrances or restrictions imposed in connection with the Credit Facility, (i) Permitted Liens, (j) customary provisions in joint venture agreements and other similar agreements relating to the distribution of revenues from such joint venture or other business venture, or (k) any agreement relating to a sale and leaseback transaction or capital lease, but only on the property subject to such transaction or lease and only to the extent that such restrictions or encumbrances are customary with respect to a sale and leaseback transaction or capital lease.

   LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED
   SUBSIDIARIES

    The Indenture provides that the Company will not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except (i) to the Company or a Wholly Owned Restricted Subsidiary, (ii) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary remains a Restricted Subsidiary, (iii) shares of nonvoting Capital Stock of Restricted Subsidiaries may be issued or sold to employees or directors of the Company or any Subsidiary, or (iv) if all shares of Capital Stock of such Restricted Subsidiary are sold or otherwise disposed. In connection with any sale or disposition of Capital Stock of a Restricted Subsidiary, the

Company will be required to comply with the covenant described under the caption "Repurchase at the Option of Holders--Asset Sales" above.

    MERGER, CONSOLIDATION, OR SALE OF ASSETS

    The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, and the Company may not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions would, in the aggregate, result in a sale, assignment, transfer, lease, conveyance, or other disposition of all or substantially all of the properties or assets of the Company to another Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the "Surviving Entity") is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Surviving Entity (if the Company is not the continuing obligor under the Indenture) assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately before and after giving effect to such transaction or series of transactions no Default or Event of Default exists;
(iv) immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company and its Restricted Subsidiaries which becomes the obligation of the Company or any of its Restricted Subsidiaries as a result of such transaction as having been incurred at the time of such transaction or series of transactions), the Consolidated Net Worth of the Company or the Surviving Entity (if the Company is not the continuing obligor under the Indenture) is equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions; and (v) the Company or the Surviving Entity (if the Company is not the continuing obligor under the Indenture) will, at the time of such transaction or series of transactions and after giving pro forma effect thereto as if such transaction or series of transactions had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock." Each Subsidiary Guarantor, if any, unless it is the other party to the transactions described above, shall have confirmed by supplemental indenture that its Subsidiary Guarantee shall apply to such Person's obligations under the Indenture and the Notes. Notwithstanding the restrictions described in the foregoing clauses (iv) and (v), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company, and any Wholly Owned Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to another Wholly Owned Restricted Subsidiary.

    TRANSACTIONS WITH AFFILIATES

    The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of its Affiliates (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1 million but less than or equal to $5 million, an Officer's Certificate certifying that such Affiliate Transaction complies with clause (i) above, (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5 million but less than or equal to $10 million, a resolution of the Board of Directors set forth in an Officer's Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved in good faith by a majority of the members of the Board of Directors who have no financial interest in such Affiliate Transaction, which resolution shall be conclusive evidence of compliance with this provision, and (c) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10 million, an Officer's Certificate as described in clause (b) above and an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal, engineering or investment banking firm of national standing (for purposes of this clause (c) such opinion and the resolution described in clause (b) above shall be conclusive evidence of compliance with this provision); PROVIDED that the following shall not be deemed Affiliate
Transactions: (1) reasonable fees and compensation paid to (including issuances and grants of securities and stock options), and employment agreements and stock option and ownership plans for the benefit of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management, (2) transactions contemplated by any employment agreement or other compensation plan or arrangement entered into by the Company or any of its Subsidiaries in the ordinary course of business and consistent with past practice of the Company or such Subsidiary, (3) transactions between or among the Company and/or its Restricted Subsidiaries, (4) Restricted Payments and Permitted Investments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments" and the definition of Permitted Investments, (5) indemnification payments made to officers, directors and employees of the Company or its Subsidiaries pursuant to charter, by-law, statutory or contractual provisions, (6) any contracts, agreements and understandings existing as of the date of the Indenture, and (7) oil and gas leasehold acquisition, drilling, well servicing and leasehold operations services provided by or to such Affiliate in the ordinary course of the Oil and Gas Business on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person.

    ADDITIONAL SUBSIDIARY GUARANTEES

    The Indenture provides that if the Company or any of its Restricted Subsidiaries shall acquire or create another Restricted Subsidiary after the date of the Indenture, then such newly acquired or created Restricted Subsidiary will be required to execute a Subsidiary Guarantee in accordance with the terms of the Indenture.

    BUSINESS ACTIVITIES

    The Company will not, and will not permit any Restricted Subsidiary to, engage in any material respect in any business other than the Oil and Gas Business.

    COMMISSION REPORTS

    Notwithstanding that the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission and, within 15 days after such filing, provide the Trustee and Holders with the annual reports and the information, documents and other reports which are specified in Sections 13 and 15(d) of the Exchange Act. In the event that the Company is not permitted to file such reports, documents and information with the Commission, the Company will provide substantially similar information to the Trustee and the Holders as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within 15 days of the date the Company would have been obligated to file such reports with the Commission, were the Company permitted to file such reports with the Commission. The Company also will comply with the other provisions of Section 314(a) of the Trust Indenture Act.

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
EVENTS OF DEFAULT AND REMEDIES

    The Indenture provides that each of the following constitutes an Event of
Default: (i) a default for 30 consecutive days in the payment when due of interest on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) a default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) the failure by the Company or a Subsidiary Guarantor to comply with its obligations under "Certain Covenants--Merger, Consolidation or Sale of Assets" above; (iv) the failure by the Company for 30 days after notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with the provisions described under the captions "Repurchase at the Option of Holders" and "Certain Covenants" other than the provisions described under "--Merger, Consolidation or Sale of Assets"; (v) failure by the Company for 60 consecutive days after notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any of its other agreements in the Indenture or the Notes; (vi) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or a Subsidiary Guarantor, or any Person acting on behalf of such Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; (vii) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there is then existing a Payment Default or the maturity of which has been so accelerated, aggregates $10 million or more;
(viii) the failure by the Company or any of its Restricted Subsidiaries to pay final, non-appealable judgments aggregating in excess of $10 million, which judgments remain unpaid or discharged for a period of 60 days; and (ix) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the principal of and accrued but unpaid interest on such Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Restricted Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the Notes.

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, within five business days of becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

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LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and have each Subsidiary Guarantor's, if any, obligation discharged with respect to its Subsidiary Guarantee ("Legal Defeasance") except for (i) the rights of Holders of such outstanding Notes to receive payments in respect of the principal of, premium, if any, or interest on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to such Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes over the other creditors of the Company, or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

    A Holder may, subject to certain restrictions, transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of the Notes to be redeemed.

    The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture, the Notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing default or compliance with any provision of the Indenture or the Notes or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of the Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes as described above under "Optional Redemption" or "Repurchase at the Option of Holders", (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of such Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of the Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) make any change in the foregoing amendment and waiver provisions or (viii) except as provided under the third paragraph of "Subsidiary Guarantees" or "Legal Defeasance and Covenant Defeasance," release a Subsidiary Guarantor, if any, from its obligations under its Subsidiary Guarantee, if any, or make any change in a Subsidiary Guaranty, if any, that would adversely affect the Holders. In addition, any amendment to the provisions of Article 10 of the Indenture (which relates to subordination) will require the consent of the Holders of at least 66 2/3% in principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of such Notes. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Debt then outstanding unless the holders of such Senior Debt (or any group or representative thereof authorized to give a consent) consents to such change.

    Notwithstanding the foregoing, without the consent of any Holder of the Notes the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to provide for the assumption of the Company's obligations to Holders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the

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Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to add Guarantees with respect to the Notes or to secure the Notes, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to such Trustee security and indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

    The Indenture, the Notes and the Subsidiary Guarantees provide that they will be governed by the laws of the State of New York.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED DEBT" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

    "APPLICABLE PREMIUM" means, with respect to a Note at the redemption date, the greater of (i) 1% of the principal amount of such Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at August 1, 2003 (such redemption price being described under "--Optional Redemption"), PLUS (2) all required interest payments (excluding accrued but unpaid interest) due on such Note through August 1, 2003, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then-outstanding principal amount of such Note.

    "ASSET SALE" means (i) the sale, lease, conveyance or other disposition by the Company or any of its Restricted Subsidiaries (but excluding the creation of a Lien) of any assets including, without limitation, by

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way of a sale and leaseback (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders-- Change of Control" and/or the provisions described above under the caption "--Certain Covenants-- Merger, Consolidation, or Sale of Assets" and not by the provisions described above under "--Repurchase at the Option of Holders--Asset Sales"), and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Subsidiaries (including the sale by the Company or a Restricted Subsidiary of Equity Interests in an Unrestricted Subsidiary), in the case of either clause (i) or
(ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $5 million or (b) for Net Proceeds in excess of $5 million. Notwithstanding the foregoing, the following shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Restricted Subsidiary of the Company or by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary of the Company to the Company or to another Wholly Owned Restricted Subsidiary of the Company, (iii) the making of a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments"; provided that the sale, lease, conveyance or other disposition by the Company or any of its Restricted Subsidiaries of an Investment shall be deemed an Asset Sale, (iv) the abandonment, farm-out, lease or sublease of undeveloped oil and gas properties in the ordinary course of business, (v) the trade or exchange by the Company or any Restricted Subsidiary of the Company of any oil and gas property or interest therein owned or held by the Company or such Restricted Subsidiary for any oil and gas property or interest therein owned or held by another Person, including any cash or Cash Equivalents necessary in order to achieve an exchange of equivalent value; provided that any such cash or Cash Equivalents received by the Company or such Restricted Subsidiary will be subject to the provisions described in the second and third paragraphs under "Repurchase at the Option of Holders--Asset Sales," which the Board of Directors of the Company determines in good faith by resolution to be of approximately equivalent value, (vi) the sale or transfer of hydrocarbons or other mineral products in the ordinary course of business, (vii) the sale of oil and gas properties in connection with tax credit transactions complying with Section 29 or any successor or analogous provisions of the Internal Revenue Code or (viii) the sale or transfer of surplus or obsolete equipment in the ordinary course of business.

    "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

    "BORROWING BASE" means, as of any date, the aggregate amount of borrowing availability as of such date under all Credit Facilities that determines availability on the basis of a borrowing base or other asset-based calculation.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company or similar entity, any membership or similar interests therein and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

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    "CASH EQUIVALENTS" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than twelve months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers' acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case with any lender party to any of the Credit Facilities or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having a rating of at least P1 from Moody's Investors Service, Inc. (or its successor) and a rating of at least A1 from Standard & Poor's Rating Group (or its successor) and (vi) investments in money market or other mutual funds substantially all of whose assets comprise securities of types described in clauses (ii) through (v) above.

    "CHANGE OF CONTROL" means the occurrence of any of the following:

        (i) prior to the first public offering of Voting Stock of the Company, either (x) Permitted Holders cease to be the "beneficial owner(s)" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, or (y) Permitted Holders cease to be entitled by voting power, contract or otherwise to elect or cause the election of directors of the Company having a majority of the total voting power of the Board or Directors, in each case, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (i) and clause (ii) below, Permitted Holders shall be deemed to beneficially own any Voting Stock of an entity (the "specified entity") held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own, directly or indirectly, a majority of the Voting Stock of the parent entity;

        (ii) following the first public offering of Voting Stock of the Company, any "Person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (i) above, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire within one year), directly or indirectly, of more than 50% of the Voting Stock of the Company; PROVIDED that the Permitted Holders beneficially own (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the Voting Stock of the Company than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors;

       (iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "Person" or group of related Persons (a "Group"); (as such term is used in Sections 13(d) and 14(d) of the Exchange Act);

        (iv) the adoption of a plan relating to the liquidation or dissolution of the Company; and

        (v) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

    "COMMISSION" means the Securities and Exchange Commission.

    "CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period increased by (i) an amount equal to any extraordinary or non-recurring loss, and any net loss realized in connection with an Asset Sale (together with any related provision for taxes) to the extent such losses were included in computing such Consolidated Net Income, PLUS (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, PLUS (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, and net payments (if any) pursuant to Interest Rate Hedging Agreements), to the extent that any such expense was included in computing such Consolidated Net Income, PLUS (iv) depreciation, depletion and amortization expenses (including amortization of goodwill and other intangibles) for such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion and amortization expenses were included in computing such Consolidated Net Income, PLUS (v) exploration expenses for such Person and its Restricted Subsidiaries for such period to the extent such exploration expenses were included in computing such Consolidated Net Income, PLUS (vi) costs incurred in connection with acquisitions that would be eligible for capitalization treatment under GAAP, but have been expensed at the time of incurrence, PLUS (vii) other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period, including, without limitation, any ceiling limitation writedowns and non-cash losses or charges to net income resulting from the net change in value of such Person's mark-to-market portfolio of Oil and Gas Commodity Price Risk Management Contracts, to the extent that such other non-cash charges were included in computing such Consolidated Net Income, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation, depletion and amortization and other non-cash charges and expenses of, a Restricted Subsidiary of the relevant Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to such Person by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded; provided, however, that for

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purposes of a determination pursuant to the provisions of the covenant described above under the caption "--Certain Covenants--Restricted Payments", there will be deducted from the Net Income of the Company and its Restricted Subsidiaries for such period an amount equal to payments, distributions and dividends paid by the Company pursuant to clause (7) of the second paragraph of such covenant.

    "CONSOLIDATED NET WORTH" means the total of the amounts shown on the balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending prior to the taking of any action for the purpose of which the determination is being made and for which financial statements are available (but in no event ending more than 135 days prior to the taking of such action), as (i) the par or stated value of all outstanding Capital Stock of the Company, plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit (in each case excluding any minority interest) and (B) any amounts attributable to Disqualified Stock.

    "CREDIT FACILITY" means that certain Credit Agreement, dated as of May 14, 1998, among the Company, Bank One, Oklahoma, N.A., as Agent and lender and the other parties thereto, including any related notes, guarantees, security or pledge agreements, collateral documents, instruments and agreements executed by the Company or any Subsidiary of the Company in connection therewith, and in each case as amended, restated, modified, renewed, increased, supplemented, refunded, replaced or refinanced, in whole or in part, from time to time, whether or not with the same or other lenders or agents and whether provided under the original Credit Facility or any other credit agreement or indenture.

    "CREDIT FACILITIES" means, with respect to the Company, one or more debt facilities (including, without limitation, the Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, production payments, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, increased, supplemented, refunded, replaced or refinanced in whole or in part from time to time. Indebtedness under Credit Facilities outstanding on the date on which the Notes are first issued and authenticated under the Indenture (after giving effect to the use of proceeds thereof) shall be deemed to have been incurred on such date in reliance on the exception provided by clause (b) of the definition of Permitted Indebtedness.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DESIGNATED SENIOR DEBT" means (i) the Credit Facility and (ii) any other Senior Debt permitted under the Indenture which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $10 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Debt as "Designated Senior Debt" for purposes of the Indenture.

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, is convertible or is exchangeable for Indebtedness or Disqualified Stock or redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the date that is 91 days after (x) the date on which the Notes mature or (y) the date on which there are no Notes outstanding.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "FIXED CHARGES" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Interest Rate Hedging Agreements), (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or any of its Restricted Subsidiaries or secured by a Lien on assets of such Person or any of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary, unless paid in Equity Interests that are not Disqualified Stock) on any series of preferred stock of such Person or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP. When calculating the amount of Fixed Charges, any interest expense attributable to any Person shall be included in such calculation to the same extent the Net Income of such Person was included in the calculation of Consolidated Net Income in connection with calculating the Fixed Charge Coverage Ratio.

    "FIXED CHARGE COVERAGE RATIO" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above,
(i) acquisitions that have been made by the referent Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date (including, without limitation, any acquisition to occur on the Calculation
Date) shall be deemed to have occurred on the first day of the four-quarter reference period and any cost savings or expense reductions attributable at the time of such computation or to be attributable in the future to such acquisition, shall be included in such computation, to the extent that such adjustments would be permitted under Article 11 of Regulation S-X and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the net proceeds of Indebtedness incurred or Disqualified Stock issued by the referent Person pursuant to the first paragraph of the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock" during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have been received by the referent Person or any of its Restricted Subsidiaries on the first day of the four-quarter reference period and applied to its intended use on such date, (iii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iv) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issuance Date.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "GUARANTOR SENIOR DEBT" means any Indebtedness of a Subsidiary Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor, including interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition of bankruptcy, whether or not such interest is an allowable claim in such bankruptcy proceeding. Notwithstanding anything to the contrary in the foregoing sentence, Guarantor Senior Debt will not include (a) any liability for federal, state, local or other taxes owed or owing by any Subsidiary Guarantor, (b) any obligation of a Subsidiary Guarantor to the Company or to any other Restricted Subsidiary of the Company, (c) any accounts payable or trade liabilities of a Subsidiary Guarantor arising in the ordinary course of business (including instruments evidencing such liabilities), (d) any Indebtedness of a Subsidiary Guarantor that is incurred in violation of the Indenture, (e) Indebtedness of a Subsidiary Guarantor which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Subsidiary Guarantor, and (f) Indebtedness evidenced by a Subsidiary Guarantee.

    "INDEBTEDNESS" means, with respect to any Person, without duplication, (a) any indebtedness of such Person, whether or not contingent, (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) evidenced by letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances, (iv) representing Capital Lease Obligations, (v) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, (vi) representing any obligations in respect of Interest Rate Hedging Agreements or Oil and Gas Hedging Contracts, and (vii) in respect of any production payment, (b) all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), (c) obligations of such Person in respect of production imbalances, (d) Acquired Debt of such Person, (e) Attributable Debt of such Person, and (f) to the extent not otherwise included in the foregoing, the guarantee by such Person of any Indebtedness of any other Person.

    The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, on the occurrence of the contingency giving rise to the obligation, of any contingent obligations described above. The amount of Indebtedness at any date in respect of (i) Credit Facilities shall be the outstanding principal amount thereof at such date plus any outstanding letters of credit (or reimbursement obligations in respect thereof) issued thereunder at such date and (ii) Interest Rate Hedging Agreements or Oil and Gas Hedging Contracts at such date shall be an amount equal to the net termination value of such agreement or arrangement giving rise to such obligation that would be payable at such time.

    "INTEREST RATE HEDGING AGREEMENTS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations but excluding trade credit and other ordinary course advances customarily made in the Oil and Gas Business), advances (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), capital contributions, purchases or other acquisitions for

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consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; PROVIDED that the following shall not constitute Investments: (i) an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company, (ii) Interest Rate Hedging Agreements entered into in accordance with the limitations set forth in clause (g) of the second paragraph of the covenant described under the caption "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Disqualified Stock," (iii) Oil and Gas Hedging Agreements entered into in accordance with the limitations set forth in clause
(h) of the second paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock", (iv) endorsements of negotiable instruments and documents in the ordinary course of business, (v) extensions of trade credit on commercially reasonable terms in accordance with normal trade practices, and (vi) Cash Equivalents, bonds, notes, debentures or other securities received in compliance with covenants described under the caption "--Repurchase at the Option of Holders--Asset Sales." If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

    "NET PROCEEDS" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding cash amounts placed in escrow, until such amounts are released to the Company), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting, investment banking and other professional fees and expenses, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under any Senior Debt) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and any reserve established for future liabilities.

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
    "NON-RECOURSE DEBT" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable (as guarantor or otherwise); and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time, or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) the explicit terms of which provide that there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "OIL AND GAS BUSINESS" means (i) the acquisition, exploration, exploitation, development, operation and disposition of interests in oil, gas and other hydrocarbon properties, (ii) the gathering, marketing, distribution, treating, processing, storage, selling and transporting of any production from such interests or properties of the Company and its Subsidiaries and the marketing of oil and gas obtained from unrelated Persons, (iii) any business relating to exploration for or development, production, treatment, processing, storage, transportation, gathering or marketing of oil, gas and other minerals and products produced in association therewith, (iv) any business relating to oilfield sales and service and (v) any activity that is ancillary to or necessary or appropriate for the activities described in clauses (i) through
(iv) of this definition.

    "OIL AND GAS HEDGING CONTRACTS" means any oil and gas purchase or commodity price risk management hedging agreement, and other agreement or arrangement, entered into in the ordinary course of business, in each case, that is designed to provide protection against oil and gas price fluctuations.

    "PARI PASSU INDEBTEDNESS" means Indebtedness that ranks PARI PASSU in right of payment to the Notes.

    "PERMITTED HOLDERS" means (i) any stockholder of the Company on the Issue Date; (ii) family members or relatives of the persons described in clause (i);
(iii) any trusts created for the benefit of the persons described in clauses (i) or (ii); (iv) in the event of the incompetence or death of any of the persons described in clauses (i) or (ii), such person's estate, executor, administrator, committee or other personal representatives or beneficiaries; and (v) any Permitted Holder Subsidiary.

    "PERMITTED HOLDER SUBSIDIARY" means, with respect to any Permitted Holder,
(i) any corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by one or more Permitted Holders, or by one or more other Permitted Holder Subsidiaries of such Permitted Holders, or by one or more Permitted Holders and one or more other Permitted Holder Subsidiaries of such Permitted Holders, (ii) any general partnership, limited liability company, joint venture or similar entity more than 50% of the outstanding partnership, membership or similar interest of which is owned directly or indirectly, by one or more Permitted Holders, or by one or more other Permitted Holder Subsidiaries of such Permitted Holders, or by one or more Permitted Holders and one or more other Permitted Holder Subsidiaries of such Permitted Holders and (iii) any limited partnership of which one or more Permitted Holders or any Permitted Holder Subsidiary of such Permitted Holders is a general partner.

    "PERMITTED INDEBTEDNESS" has the meaning given in the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock."

    "PERMITTED INVESTMENTS" means (a) any Investment in the Company or in a Restricted Subsidiary of the Company; (b) any Investment in Cash Equivalents;
(c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person if, as a result of such Investment and any related transactions that at the time of such Investment are contractually mandated to occur, (i) such Person becomes a Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted

                                       91
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Subsidiary of the Company; (d) any Investment made as a result of the receipt of non-cash portion of the Cash Consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales" or not constituting an Asset Sale by reason of the 5 million threshold contained in the definition thereof; (e) any Investment by the Company in any Person engaged in the Oil and Gas Business or assets used in the Oil and Gas Business in exchange for Equity Interests in the Company (other than Disqualified Stock), (f) shares of Capital Stock received in connection with any good faith settlement of a bankruptcy proceeding involving a trade creditor, (g) Interest Rate Hedging Agreements or Oil and Gas Hedging Contracts; (h) loans and advances to employees in the ordinary course of business for bona fide business purposes; (i) operating agreements, joint ventures, partnership agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out or farm-in agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business, excluding however, Investments in corporations other than any Investment received pursuant to the Asset Sale provision; and (j) any other Investments in any Person or Persons not otherwise permitted to be made pursuant to clauses (a)-(i) above, when taken together with all other Investments made pursuant to this clause (j) that are at the time outstanding, having an aggregate amount (such amount to be calculated on a cost basis) not to exceed the greater of (i) $15 million and
(ii) 5% of Total Assets, as calculated at the time of such Investment.

    "PERMITTED LIENS" means

        (i) Liens securing Indebtedness of a Subsidiary or Liens securing Senior Debt that is outstanding on the date of issuance of the Notes and Liens securing Senior Debt that is permitted by the terms of the Indenture to be incurred;

        (ii) Liens in favor of the Company or any Restricted Subsidiary;

       (iii) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company and Liens on property or assets of a Subsidiary existing at the time it became a Subsidiary, provided that such Lien was not created in contemplation of the acquisition of the property, and provided further that no such Lien shall extend to any assets other than the acquired property or the property of the acquired Subsidiary;

        (iv) Liens incurred on deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other kinds of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including lessee or operator obligations under statutes, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state or federal lands or waters);

        (v) Liens existing on the date of the Indenture;

        (vi) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

       (vii) statutory liens of landlords, mechanics, suppliers, vendors, warehousemen, carriers or other like Liens arising in the ordinary course of business;

      (viii) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceeding that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

        (ix) Liens on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of the Oil and Gas Business for the exploration, exploitation, drilling, development, production, gathering, processing, transportation, marketing, storage or operation thereof;

        (x) Liens on pipeline or pipeline facilities that arise under operation of law;

        (xi) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out or farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements that are customary in the Oil and Gas Business;

       (xii) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

      (xiii) Liens securing the Notes;

       (xiv) Liens constituting survey exceptions, encumbrances, easements, and reservations of, and rights to others for, rights-of-way, zoning and other restrictions as to the use of real properties, and minor defects of title which, in the case of any of the foregoing, do not secure the payment of borrowed money, and in the aggregate do not materially adversely affect the value of the assets of the Company and its Restricted Subsidiaries, taken as a whole, or materially impair the use of such properties for the purposes for which such properties are held by the Company or such subsidiaries;

       (xv) any interest or title of a lessor under any Capital Lease Obligation or operating lease;

       (xvi) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any of the Restricted Subsidiaries;

      (xvii) Liens securing obligations under Interest Rate Hedging Agreements or Oil and Gas Commodity Price Risk Management Contracts;

      (xviii) Liens upon specific items of inventory or other goods and proceeds of the Company or any Restricted Subsidiary securing the Company's or such Restricted Subsidiary's, as the case may be, obligations in respect of bankers' acceptances issued or created for the account of the Company or such Restricted Subsidiary, as the case may be, to facilitate the purchase, shipment or storage of such inventory or other goods;

       (xix) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

       (xx) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

       (xxi) Liens encumbering deposits made to secure Obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

      (xxii) Liens securing Purchase Money Debt; provided however that the related Purchase Money Debt shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets acquired by the Company with the proceeds of such Purchase Money Debt;

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
      (xxiii) Liens on the Capital Stock of Unrestricted Subsidiaries;

      (xxiv) Liens to secure any Permitted Refinancing Debt, provided that the Indebtedness so exchanged, extended, refinanced, renewed, replaced, defeased or refunded was secured by Liens permitted pursuant to clause (iii) or (v) of this definition, provided however, that (a) such new Liens shall be limited to all or part of the same property that secured the original Lien, plus improvements on the property and (b) the Permitted Refinancing Debt secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, the committed amount of the Indebtedness secured by Liens described under clause
    (iii) or (v) of this definition at the time the original Lien became a Lien permitted in accordance with the Indenture and (y) an amount necessary to pay any fees and expenses, including premiums, related to such exchange, extension, refinancing, renewal, replacement, defeasement or refunding;

      (xxv) Liens securing Attributable Debt under any sale and leaseback transaction permitted by the terms of the Indenture, but only on the property subject to such sale and leaseback transaction; and

      (xxvi) Liens not otherwise permitted by clauses (i) through (xxv) that are incurred in the ordinary course of business of the Company or any Subsidiary with respect to obligations that do not exceed $5 million at any one time outstanding.

    "PERMITTED REFINANCING DEBT" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness (other than Indebtedness incurred under a Credit Facility) of the Company or any of its Restricted Subsidiaries; PROVIDED that: (i) the principal amount of such Permitted Refinancing Debt does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith (other than increases resulting from the capitalization of interest or fees)); (ii) such Permitted Refinancing Debt has a final maturity date on or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Subsidiary Guarantees, as the case may be, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes or the Subsidiary Guarantees, as the case may be, on terms at least as favorable taken as a whole to the Holders of the Notes, or the Subsidiary Guarantees, as the case may be, as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "PURCHASE MONEY DEBT" means Indebtedness incurred in connection with the purchase by the Company or any of its Subsidiaries of any equipment, real or personal property, or any other asset, other than Equity Interests of any Person
(i) as to which the obligee expressly waives the provisions of Section 1111 (b) of Title 11, United States Code; (ii) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable (as guarantor or otherwise) other than the pledge of the equipment, real or personal property or other assets acquired with the proceeds of such Indebtedness; (iii) no default with respect to which (including any rights that the holders thereof may have to take enforcement actions against an Unrestricted Subsidiary) would permit (upon notice, lapse of time, or both) any holder of any other

Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iv) the explicit terms of which provide that there is no recourse against any of the assets of the Company or its Restricted Subsidiaries, other than recourse against the equipment, real or personal property or other assets acquired with the proceeds of such Indebtedness.

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" means any direct or indirect Subsidiary of the Company that is not an Unrestricted Subsidiary.

    "SENIOR DEBT" means (i) Indebtedness of the Company or any Subsidiary of the Company under or in respect of any Credit Facility, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not the claim for such interest is allowed as a claim in such proceeding), reimbursement obligations, fees, commissions, expenses, indemnities or other amounts, and (ii) any other Indebtedness permitted under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes. Notwithstanding anything to the contrary in the foregoing sentence, Senior Debt will not include
(w) any liability for federal, state, local or other taxes owed or owing by the Company, (x) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Indenture (other than Indebtedness under (i) the Credit Facility or (ii) any other Credit Facility that is incurred on the basis of a representation by the Company to the applicable lenders that it is permitted to incur such Indebtedness under the Indenture).

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock, entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

    "SUBSIDIARY GUARANTEE" means any guarantee of any Subsidiary of the Company under the Indenture and the Notes in accordance with the provisions of the Indenture.

    "SUBSIDIARY GUARANTORS" means each Restricted Subsidiary of the Company existing on the date of the Indenture (such Subsidiaries being Continental Gas, Inc. and Continental Crude Co.), and any future Restricted Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and, in each case, their respective successors and assigns.

    "TOTAL ASSETS" means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as shown on the most recent balance sheet of such Person.

    "TREASURY RATE" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to August 1, 2003; PROVIDED that if the period from the redemption date to August 1, 2003 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to August 1, 2003 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

    "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary of the Company which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if
(a) such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; (b) all the Indebtedness of such Subsidiary shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt; (c) the Company certifies that such designation complies with the limitations of the "Restricted Payments" covenant; (d) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries; (e) such Subsidiary does not, directly or indirectly, own any Indebtedness of or Equity Interest in, and has no investments in, the Company or any Restricted Subsidiary; (f) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and
(g) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company or such Restricted Subsidiary than those that might have been obtained from Persons who are not Affiliates of the Company. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, if shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED, that (i) immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could incur at least $1.00 of additional Indebtedness (excluding Permitted Indebtedness) pursuant to the first paragraph of the "Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant on a pro forma basis taking into account such designation and (ii) such Subsidiary executes a Subsidiary Guarantee pursuant to the terms of the Indenture.

    "VOTING STOCK" of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned, directly or indirectly, by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

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BOOK-ENTRY; DELIVERY AND FORM

    The certificates representing the New Notes will initially be represented by one or more permanent global Notes in definitive, fully registered form without interest coupons (each a "Restricted Global Note"; and together with the Regulation S Global Note, the "Global Notes") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC. Old Notes sold in offshore transactions in reliance on Regulation S under the Securities Act were initially represented by one or more temporary global Notes in definitive, fully registered form without interest coupons (each a "Temporary Regulation S Global Note") and were deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC for the accounts of Euroclear and Cedel Bank. The Temporary Regulation S Global Note is exchangeable for one or more permanent global Notes (each a "Permanent Regulation S Global Note"; and together with the Temporary Regulation S Global Notes, the "Regulation S Global Note") on or after the 40th day following July 24, 1998 upon certification that the beneficial interests in such global Note are owned by non-U.S. persons. Prior to the 40th day after the Closing Date, beneficial interests in the Temporary Regulation S Global Note may only be held through Euroclear or Cedel Bank.

    Ownership of beneficial interests in a Global Note are limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in a Restricted Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

    Investors may hold their interests in a Regulation S Global Note directly through Cedel Bank or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Cedel Bank and Euroclear will hold interests in the Regulation S Global Notes on behalf of their participants through DTC.

    So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Cedel Bank.

    Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

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    The Company expects that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants and which may be legended as set forth under the heading "Transfer Restrictions."

    The Company understands that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    Although DTC, Euroclear and Cedel Bank are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, Euroclear and Cedel Bank, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel Bank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes, which may bear the legend referred to under "Transfer Restrictions," in exchange for the Global Notes. Holders of an interest in a Global Note may receive Certificated Notes, which may bear the legend referred to under "Transfer Restrictions," in accordance with DTC's rules and procedures in addition to those provided for under the Indenture.

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                     CERTAIN UNITED STATES TAX CONSEQUENCES


    The following summary describes certain United States federal income and estate tax consequences resulting from the purchase, ownership, and disposition of Notes as of the date hereof. It deals only with Notes held as "capital assets" within the meaning of Section 1221 of the Code by initial purchasers who purchased Notes at the initial issue price. Further, this discussion does not address the situation of persons who may be subject to special tax rules, including, by way of illustration and not limitation, rules applicable to dealers in securities or currencies, financial institutions, tax-exempt entities, life insurance companies, persons who hold Notes as a hedge, as part of a constructive sale, or as a position in a "straddle" for income tax purposes, or to persons who have a "functional currency" other than the U.S. Dollar. As used herein, a "United States Holder" means a beneficial owner who is a citizen or resident of the United States, a corporation, limited liability company or partnership (unless the Treasury regulations provide otherwise) created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust which is subject to the supervision of a court within the United States and the control of one or more U.S. persons as described in Section 7701(a)(30) of the Code. As used herein, the term "Non-United States Holder" means any person or entity that is not a United States Holder. An individual may, subject to certain exceptions, be deemed to be a resident (as opposed to a non-resident alien) of the United States by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year, determined by counting each day present in the U.S. during the current calendar year as a full day, each day present in the U.S. during the immediately preceding calendar year as one-third of a day, and each day present in the U.S. during the second preceding year as one-sixth of a day.


    The discussion set forth below is based upon the provisions of the Code, the Treasury Regulations, and administrative and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified with possible retroactive effect so as to result in federal income tax consequences different from those discussed below. This summary does not purport to cover all possible tax consequences associated with the purchase, ownership, and disposition of Notes, such as any applicable foreign, state, local, or other tax laws, nor to address all relevant estate or gift tax considerations. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP, OR DISPOSITION OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

    INTEREST ON THE NOTES

    The Notes were not issued with original issue discount ("OID"). Except as described below, interest on a Note will be taxable to a United States Holder as ordinary income from domestic cources at the time it is paid or accrued in accordance with the United States Holder's regular method of accounting for United States tax purposes.

    SALE, RETIREMENT, OR OTHER DISPOSITION OF NOTES

    Upon the sale, retirement, or other disposition of a Note (including any sale to the Company in connection with the Company's option to purchase the
Note), a holder will recognize gain or loss equal to the difference between the amount realized on the sale, retirement, or other disposition and the holder's tax basis in the Note. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, at the time of the sale, retirement, or other disposition, the Note has been held for more than one year. The Taxpayer Relief Act of 1997 includes substantial changes to the federal taxation of capital gains recognized by certain noncorporate taxpayers, such as individuals, including a 20% maximum tax rate for certain gains from the sale of capital assets held for more than 18 months. The deductibility of capital losses is subject to certain limitations. A holder's tax basis in a Note will, in general, equal the cost of the Note to the holder.

TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

    INTEREST ON NOTES

    Subject to the discussion below concerning backup withholding, no withholding of United States federal income tax will be required with respect to the payment by the Company or any paying agent of principal or interest on a Note owned by a Non-United States Holder, provided that the beneficial owner (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of Section 871(h)(3) of the Code and the regulations thereunder, (ii) is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, (iii) is not a bank whose receipt of interest on a Note is described in Section 881(c)(3)(A) of the Code and (iv) satisfies the statement requirement (described generally below) set forth in Section 871(h) and Section 881(c) of the Code and the regulations thereunder.

    To satisfy the requirement referred to in clause (iv) above, the beneficial owner of such Note, or a financial institution holding the Note on behalf of such owner, must provide, in accordance with specified procedures, the Company or its paying agent with a statement to the effect that the beneficial owner is not a U.S. person. These requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a U.S. person (which certification may be made on an IRS Form W-8 (or successor form)) or (2) a financial institution holding the Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof. Under finalized Treasury Regulations, the statement requirement referred to in clause
(iv) above may also be satisfied with other documentary evidence for interest paid after December 31, 1999 with respect to an offshore account or through certain foreign intermediaries.

    In the event any of the above requirements are not satisfied, the Company will nonetheless not withhold federal income tax on interest paid to a Non-United States Holder if it receives IRS Form 4224 (or successor form) from the Non-United States Holder, establishing that such income is effectively connected with the conduct of a trade or business in the United States, unless the Company has knowledge to the contrary. Interest paid to a Non-United States Holder (other than a partnership) which is effectively connected with the conduct by the holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, such effectively connected income may also be subject to the United States federal branch profits tax (which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits) at a 30% rate (unless the rate is reduced or eliminated by an applicable income tax treaty and the holder is a qualified resident of the treaty country). In the case of a partnership that has foreign partners (i.e., persons who would be Non-United States Holders if they held the Notes directly), such effectively connected income allocable to the foreign partner would generally be subject to United Stated federal withholding tax (regardless of whether such income is, in fact, distributed to such foreign partner) at a 35% rate if the foreign partner is a corporation, or at a 39.6% rate if the foreign partner is not a corporation. Any foreign partner of such a partnership would be entitled to a credit against his United States federal income tax for his share of the withholding tax paid by the partnership.

    If a Non-United States Holder cannot satisfy the requirements of any of the above-described exceptions to withholding, payments of interest made to a Non-United States Holder will be subject to a 30% withholding tax unless the beneficial owner of the Note provides the Company or its paying agent, as the case may be, with a properly executed IRS Form 1001 (or successor form) claiming an exemption from or reduced rate of withholding under the benefit of an applicable tax treaty.

    Under the Final Regulations, Non-United States Holders will generally be required to provide IRS Form W-8 in lieu of IRS Form 4224 or IRS Form 1001, although alternative documentation may be applicable in certain situations.

    SALE, EXCHANGE, REDEMPTION OR OTHER DISPOSITION OF NOTES

    A Non-United States Holder will generally not be subject to United States federal income tax with respect to gain recognized on a sale, exchange, redemption or other disposition of Notes unless (i) the gain is effectively connected with a trade or business of the Non-United States Holder in the United States, (ii) in the case of a Non-United States Holder who is an individual and holds the Notes as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) the Non-United States Holder is subject to tax pursuant to certain provisions of the Code applicable to United States expatriates. Subject to the discussion below concerning backup withholding, no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange, retirement or other disposition of a Note.

    Gains derived by a Non-United States Holder (other than a partnership) from the sale or other disposition of Notes that are effectively connected with the conduct by the Holder of a trade or business in the United States are generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, such effectively connected income may also be subject to the United States branch profits tax. In the case of a partnership that has foreign partners (i.e., persons who would be Non-United States Holders if they held the Notes directly) withholding will be made at a 35% rate if the foreign partner is a corporation, or at 39.6% rate if the foreign partner is not a corporation. Any foreign partner of such a partnership would be entitled to a credit against his United States federal income tax for his share of the withholding tax paid by the partnership. If an individual Non-United States Holder falls under clause (ii) of the immediately preceding paragraph of this discussion, he will be subject to a flat 30% tax on the gain derived from the sale or other disposition, which may be offset by United States capital losses recognized within the same taxable year as such sale or other disposition (notwithstanding the fact that he is not considered a resident of the United States).

    FEDERAL ESTATE TAX

    A Note beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of
Section 871(h)(3) of the Code and provided that the interest payments with respect to such Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, information reporting requirements will apply to certain payments of principal and interest on the Notes and to the proceeds of sale of a Note made to United States Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

    No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement described in clause

(iv) under "Tax Consequences to Non-United States Holders--Interest on Notes" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

    Information reporting and backup withholding will not apply if payments of interest on a Note are made outside the United States to an account maintained at an office or branch of a United States or foreign bank or other financial institution, provided certain procedures are in place, and are observed, between the Company and the foreign bank or financial institution.

    Payments on the sale, exchange or other disposition of a Note made to or through a foreign office of a broker generally will not be subject to backup withholding. However, payments made by a broker that is a United States person, a controlled foreign corporation for United States federal income tax purposes, a foreign person 50 percent or more of whose gross income is effectively connected with a United States trade or business for a specified three year period, or (with respect to payments after December 31, 1999) a foreign partnership with certain connections to the United States, will be subject to information reporting unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a custodian, nominee or agent or the payment by the United States office of a broker of the proceeds of a sale will be subject to information reporting and backup withholding unless the Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

    For payments made after December 31, 1999, with respect to Notes held by foreign partnerships, Treasury regulations require that the certification described in (iv) under "Tax Consequences to Non-United States Holders--Interest on Notes" above be provided by the partners, rather than by the foreign partnership, and that the partnership provide certain information, including a United States taxpayer identification number. A look-through rule will apply in the case of tiered partnerships.

    Non-United States Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the Non-United States Holder's U.S. federal income tax liability and may entitle such Holder to a refund, provided the required information is furnished to the IRS.

EFFECT OF EXCHANGE

    The exchange of Old Notes for New Notes in the Exchange Offer should not constitute a taxable event to holders. Consequently, no gain or loss will be recognized by a holder upon receipt of an Exchange Note, the holding period of the New Note will include the holding period of the Old Note exchanged therefor, and the basis of the New Note will be the same as the basis of the Note immediately before the exchange. In any event, persons considering the exchange of Old Notes for New Notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

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                              PLAN OF DISTRIBUTION

    There has previously been only a limited secondary market and no public market for the Old Notes. The Company does not intend to apply for the listing of the Notes on a national securities exchange or for their quotation through The Nasdaq Stock Market. The Notes are eligible for trading in the PORTAL market. The Company has been advised by the Initial Purchaser that the Initial Purchaser currently intends to make a market in the Notes; however, the Initial Purchaser is not obligated to do so and any market making may be discontinued by any Placement Agent at any time. In addition, such market making activity may be limited during the Exchange Offer. Therefore, there can be no assurance that an active market for the Old Notes or the New Notes will develop. If a trading market does not develop or is not maintained, holders of Notes may experience difficulty in reselling Notes. If a trading market develops for the Notes, future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on such factors, such securities may trade at a discount from their offering price.

    BROKER-DEALERS WHO DID NOT ACQUIRE OLD NOTES AS A RESULT OF MARKET MAKING ACTIVITIES OR TRADING ACTIVITIES MAY NOT PARTICIPATE IN THE EXCHANGE OFFER.

    With respect to resale of New Notes, based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder (other than a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act or a "broker" or "dealer" registered under the Exchange Act) who exchanges Old Notes for New Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes, will be allowed to resell the New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 thereof. However, if any holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such holder cannot rely on the position of the staff of the Commission enunciated in EXXON CAPITAL HOLDINGS CORPORATION (available May 13, 1988) or similar no-action letters or any similar interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available.

    As contemplated by the no-action letters mentioned above and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the New Notes are to be acquired by the holder in the ordinary course of business,
(ii) the holder is not engaging and does not intend to engage in the distribution of the New Notes, and (iii) the holder acknowledges that, if such holder participates in the Exchange Offer for the purpose of distributing the New Notes, such holder must comply with the registration and prospectus delivery requirements of the Securities Act and cannot rely on the above no-action letters.

    Any broker or dealer registered under the Exchange Act (each a "Broker-Dealer") who holds Old Notes that were acquired for its own account as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company or an affiliate of the Company) may exchange such Old Notes for New Notes pursuant to the Exchange Offer; however, such Broker-Dealer may be deemed an underwriter within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the New Notes received by it in the Exchange Offer, which prospectus delivery requirement may be satisfied by the delivery by such Broker-Dealer of this Prospectus. The Company has agreed to cause the Exchange Offer Registration Statement, of which this Prospectus is a part, to remain continuously effective for a period of 180 days, if required, from the Exchange Date, and to make this Prospectus, as amended or supplemented, available to any such Broker-Dealer for use in connection with resales. Any Broker-Dealer participating in

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
the Exchange Offer will be required to acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of New Notes received by it in the Exchange Offer. The delivery by a Broker-Dealer of a prospectus in connection with resales of New Notes shall not be deemed to be an admission by such Broker-Dealer that it is an underwriter within the meaning of the Securities Act. The Company will not receive any proceeds from any sale of New Notes by a Broker-Dealer.

    New Notes received by Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Broker-Dealer and/or the purchasers of any such New Notes.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the Notes are being passed upon for the Company by McAfee & Taft A Professional Corporation, Oklahoma City, Oklahoma.

                                    EXPERTS

    The Financial Statements of the Company and of the oil and gas properties included in the Worland Field Acquisition included in this Prospectus, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    Certain information relating to the estimated proved reserves of oil and natural gas and the related estimates of future net cash flows and present values thereof as of December 31, 1997, included in this Prospectus and in the notes to the financial statements of the Company have been prepared by Ryder Scott Company Petroleum Engineers, Denver, Colorado.

                               GLOSSARY OF TERMS

    The definitions set forth below shall apply to the indicated terms as used in this Prospectus. All volumes of natural gas referred to herein are stated at the legal pressure base to the state or area where the reserves exit and at 60 degrees Fahrenheit and in most instances are rounded to the nearest major multiple.

    BBL.  One stock tank barrel, or 42 U.S. gallons liquid volume.

    BCF.  One billion cubic feet of natural gas.

    BOE. One barrel of oil equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

    COMMERCIAL WELL; COMMERCIALLY PRODUCTIVE WELL. An oil and gas well which produces oil and gas in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

    COMPLETION. The installation of permanent equipment for the production of oil and natural gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

    DEVELOPED ACREAGE. The number of acres which are allocated or assignable to producing wells or wells capable of production.

    DEVELOPMENT WELL. A well drilled within the proved areas of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

    DRY HOLE OR WELL. A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

    EXPLORATORY WELL. A well drilled to find and produce oil or natural gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir or to extend a known reservoir.

    FIELD. An area consisting of a single reservoir or multiple reservoirs all grouped or related to the same individual geological structural feature and/or stratigraphic condition.

    FORMATION. A succession of sedimentary beds that were deposited under the same general geologic conditions.

    GROSS ACRES OR GROSS WELLS. The total acres or wells, as the case may be, in which a working interest is owned.

    HORIZONTAL DRILLING. A drilling technique that permits the operator to contact and intersect a larger portion of the producing horizon than conventional vertical drilling techniques and can result in both increased production rates and greater ultimate recoveries of hydrocarbons. Horizontal wells are drilled at angles greater than 70 degrees from vertical.

    MBBLS.  One thousand barrels of oil.

    MBOE. One thousand barrels of oil equivalent, determined using the ratio of one Bbl of crude oil, condensate or natural gas liquids to six Mcf of natural gas.

    MCF.  One thousand cubic feet.

    MCFE. One thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

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
    MMBBLS.  One million barrels of oil.

    MMBOE. One million barrels of oil equivalent, determined using the ratio of one Bbl of crude oil, condensate or natural gas liquids to six Mcf of natural gas.

    MMCF.  One million cubic feet.

    MMCFE. One million cubic feet of gas equivalent determined using the ratio of one Bbl of crude oil, condensate or natural gas liquids to six Mcf of natural gas.

    NET ACRES OR NET WELLS. The sum of the fractional working interests owned in gross acres or gross wells, as the case may be.

    OIL.  Crude oil, condensate and natural gas liquids.


    PV-10. When used with respect to oil and natural gas reserves, the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date indicated, without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expenses or to depreciation, depletion and amortization, discounted using an annual discount rate of 10%. PV-10, as used in this Prospectus, is determined on the same basis as the Standardized Measure of Discounted Future Net Cash Flows as required by the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 69 except that PV-10 gives no effect to future income tax expense because the Company is an "S Corporation" for federal income tax purposes and is not a federal income tax-paying entity.


    PRODUCTIVE WELL. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

    PROVED DEVELOPED PRODUCING RESERVES. Proved developed reserves that are expected to be recovered from completion intervals currently open in existing wells and capable of production.


    PROVED DEVELOPED RESERVES. Proved reserves that are expected to be recovered from existing wellbores with existing equipment and operating methods, whether or not currently producing, without drilling additional wells. Production of such reserves may require a recompletion includes additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery only after testing by pilot project or after operation of an installed program has confirmed through production response that increased recovery will be achieved.



    PROVED RESERVES. The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Includes reserves which can be produced economically through application of improved recovery techniques when successful testing by a pilot project, the operation of a installed program in the reservoir, provide support for the engineering analysis on which the project or program was based.


    PROVED UNDEVELOPED LOCATION. A site on which a development well can be drilled consistent with spacing rules for purposes of recovering proved undeveloped reserves.


    PROVED UNDEVELOPED RESERVES. Proved reserves that are expected to be recovered from new wells drilled to a known reservoir on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion does not include acreage for which an application of fluid injection or other improved recovery technique is contemplated unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

    RECOMPLETION. The completion for production of an existing wellbore in another formation from that in which the well has been previously completed.

    RESERVE LIFE. A ratio determined by dividing the existing reserves by production from such reserves for the prior twelve month period.

    RESERVOIR. A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reserves.

    ROYALTY INTEREST. An interest in an oil and natural gas property entitling the owner to a share of oil or natural gas production free of costs of production.

    UNDEVELOPED ACREAGE. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

    WELLBORE.  The hole drilled by the bit.

    WORKING INTEREST. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

    WORKOVER.  Operations on a producing well to restore or increase production.

                         INDEX TO FINANCIAL STATEMENTS


CONTINENTAL RESOURCES, INC.

Report of Independent Public Accountants.............................................        F-2

Consolidated Balance Sheets as of December 31, 1996 and 1997, and
  June 30, 1998 (Unaudited)..........................................................        F-3

Consolidated Statements of Operations for the Years Ended December 31, 1995, 1996 and
  1997, and for the Six Months Ended June 30, 1997 and 1998 (Unaudited)..............        F-4

Consolidated Statements of Stockholders' Equity for the Years Ended December 31,
  1995, 1996 and 1997, and for the Six Months Ended June 30, 1998 (Unaudited)........        F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 1995, 1996 and
  1997, and for the Six Months Ended June 30, 1997 and 1998 (Unaudited)..............        F-6

Notes to Consolidated Financial Statements...........................................        F-7

BASS ENTERPRISES PRODUCTION CO.

Report of Independent Public Accountants.............................................       F-19

Statements of Revenues and Direct Operating Expenses of Oil and Gas Properties
  Included in the Purchase Agreement Between Continental Resources, Inc. and Bass
  Enterprises Production Co. for the Years Ended December 31, 1995, 1996 and 1997,
  and for the Six Months Ended June 30, 1997 and for the Five Months Ended May 31,
  1998 (Unaudited)...................................................................       F-20

Notes to Statements of Revenues and Direct Operating Expenses of Oil and Gas
  Properties Included in the Purchase Agreement Between Continental Resources, Inc.
  and Bass Enterprises Production Co.................................................       F-21

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
of Continental Resources, Inc.:

We have audited the accompanying consolidated balance sheets of Continental Resources, Inc. (an Oklahoma corporation) and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements and the supplementary information referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Continental Resources, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                   ARTHUR ANDERSEN LLP

Oklahoma City, Oklahoma,
April 22, 1998

                   CONTINENTAL RESOURCES, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS


                                                                            DECEMBER 31,              JUNE 30,
                                                                   ------------------------------  --------------
                                                                        1996            1997            1998
                                                                   --------------  --------------  --------------
                                                                                                    (UNAUDITED)
CURRENT ASSETS:
  Cash...........................................................  $    3,320,130  $    1,301,115  $    1,336,110
  Accounts receivable--
    Oil and gas sales............................................      15,249,670      11,432,273       6,349,546
    Joint interest and other, net................................       5,923,216      13,711,270       9,383,015
  Inventories....................................................       3,556,190       3,548,547       4,962,746
  Prepaid income taxes...........................................       1,764,484        --              --
  Prepaid expenses...............................................       2,072,124         382,725         359,898
  Advances to affiliates.........................................         460,551          59,541      19,624,860
                                                                   --------------  --------------  --------------
      Total current assets.......................................      32,346,365      30,435,471      42,016,174
                                                                   --------------  --------------  --------------
PROPERTY AND EQUIPMENT:
  Oil and gas properties (successful efforts method)--
    Producing properties.........................................     137,403,821     195,785,302     233,600,015
    Nonproducing leaseholds......................................      16,878,253      17,047,404      49,029,303
  Gas gathering and processing facilities........................       8,430,318      20,794,944      22,561,309
  Service properties, equipment and other........................       8,453,513      12,848,701      13,650,019
                                                                   --------------  --------------  --------------
      Total property and equipment...............................     171,165,905     246,476,351     318,840,647
      Less--Accumulated depreciation, depletion and
        amortization.............................................      57,845,700      88,559,352    (103,918,055)
                                                                   --------------  --------------  --------------
      Net property and equipment.................................     113,320,205     157,916,999     214,922,591
                                                                   --------------  --------------  --------------
OTHER ASSETS.....................................................          26,195          33,696         924,487
                                                                   --------------  --------------  --------------
      Total assets...............................................  $  145,692,765  $  188,386,166  $  257,863,253
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable...............................................  $   17,635,561  $   19,614,068  $   12,234,726
  Current portion of long-term debt..............................       3,422,447         315,113         315,113
  Revenues and royalties payable.................................       6,807,664       7,497,011       3,653,778
  Accrued liabilities and other..................................       2,212,397       3,164,735       2,951,451
                                                                   --------------  --------------  --------------
      Total current liabilities..................................      30,078,069      30,590,927      19,155,068
                                                                   --------------  --------------  --------------
LONG-TERM DEBT, net of current portion...........................      51,336,696      79,316,913     163,737,232
DEFERRED INCOME TAXES............................................      11,978,570        --              --
OTHER NONCURRENT LIABILITIES.....................................         222,207         213,877         205,862
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value, 75,000 shares authorized, 49,045
    shares issued, 49,041 shares outstanding.....................          49,045          49,045          49,041
  Additional paid-in capital.....................................       2,731,075       2,731,075       2,721,079
  Treasury stock, 4 shares, at cost..............................        --               (10,000)       --
  Retained earnings..............................................      49,297,103      75,494,329      71,994,971
                                                                   --------------  --------------  --------------
      Total stockholders' equity.................................      52,077,223      78,264,449      74,765,091
                                                                   --------------  --------------  --------------
      Total liabilities and stockholders' equity.................  $  145,692,765  $  188,386,166  $  257,863,253
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------


   The accompanying notes are an integral part of these consolidated balance sheets.

                   CONTINENTAL RESOURCES, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                         FOR THE SIX MONTHS
                                                   FOR THE YEARS ENDED DECEMBER 31         ENDED JUNE 30,
                                                 ------------------------------------  ----------------------
                                                    1995        1996         1997         1997        1998
                                                 ----------  -----------  -----------  ----------  ----------
                                                                                            (UNAUDITED)
REVENUES:
  Oil and gas sales............................  $30,575,937 $75,016,352  $78,599,075  $39,135,128 $31,291,036
  Gathering, marketing and processing..........  20,638,962   25,765,782   25,020,764  15,522,153   9,803,962
  Oil and gas service operations...............   6,148,487    6,490,759    6,405,387   3,714,776   3,062,320
                                                 ----------  -----------  -----------  ----------  ----------
    Total revenues.............................  57,363,386  107,272,893  110,025,226  58,372,057  44,157,318
                                                 ----------  -----------  -----------  ----------  ----------
OPERATING COSTS AND EXPENSES:
  Production expenses and taxes................   7,610,850   19,337,987   20,748,414  10,621,812   9,074,294
  Exploration expenses.........................   6,184,239    4,512,355    6,806,491   3,409,693   2,649,514
  Gathering, marketing and processing..........  13,223,476   21,789,861   22,715,336  12,872,663   8,408,877
  Oil and gas service operations...............   3,680,089    4,033,547    3,654,277   1,854,812   1,824,746
  Depreciation, depletion and amortization.....   9,613,747   22,875,743   33,354,430  16,712,641  16,482,968
  General and administrative...................   8,260,416    9,154,725    8,988,984   3,986,405   4,914,457
                                                 ----------  -----------  -----------  ----------  ----------
    Total operating costs and expenses.........  48,572,817   81,704,218   96,267,932  49,458,026  43,354,856
                                                 ----------  -----------  -----------  ----------  ----------
OPERATING INCOME...............................   8,790,569   25,568,675   13,757,294   8,914,031     802,462
                                                 ----------  -----------  -----------  ----------  ----------
OTHER INCOME AND EXPENSES
  Interest income..............................     136,757      311,981      241,456     103,665     779,897
  Interest expense.............................  (2,395,626)  (4,550,488)  (4,803,837) (2,313,297) (5,174,113)
  Other income (expense).......................     410,765      232,947    8,060,863     685,348      92,396
                                                 ----------  -----------  -----------  ----------  ----------
    Total other income and (expenses)..........  (2,669,634)  (4,005,560)   3,498,482  (1,524,284) (4,301,820)
                                                 ----------  -----------  -----------  ----------  ----------
INCOME BEFORE INCOME TAXES.....................   6,120,935   21,563,115   17,255,776   7,389,747  (3,499,358)
INCOME TAX BENEFIT (EXPENSE)...................  (2,251,591)  (8,238,124)   8,941,450   8,941,450      --
                                                 ----------  -----------  -----------  ----------  ----------
NET INCOME.....................................  $3,869,344  $13,324,991  $26,197,226  $16,331,197 $(3,499,358)
                                                 ----------  -----------  -----------  ----------  ----------
                                                 ----------  -----------  -----------  ----------  ----------
EARNINGS PER COMMON SHARE......................  $    78.89  $    271.69  $    534.18  $   333.00  $   (71.36)
                                                 ----------  -----------  -----------  ----------  ----------
                                                 ----------  -----------  -----------  ----------  ----------


  The accompanying notes are an integral part of these consolidated financial statements.

                   CONTINENTAL RESOURCES, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
        FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND FOR THE
                   SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED)



                                                            ADDITIONAL                                  TOTAL
                                                 COMMON      PAID-IN      TREASURY     RETAINED     STOCKHOLDERS'
                                                  STOCK      CAPITAL       STOCK       EARNINGS        EQUITY
                                                ---------  ------------  ----------  -------------  -------------
BALANCE, December 31, 1994....................  $  49,045  $  2,731,075  $   --      $  32,102,768  $  34,882,888
  Net income..................................     --           --           --          3,869,344      3,869,344
                                                ---------  ------------  ----------  -------------  -------------
BALANCE, December 31, 1995....................     49,045     2,731,075      --         35,972,112     38,752,232
  Net income..................................     --           --           --         13,324,991     13,324,991
                                                ---------  ------------  ----------  -------------  -------------
BALANCE, December 31, 1996....................     49,045     2,731,075      --         49,297,103     52,077,223
  Purchase shares of treasury stock...........     --           --          (10,000)      --              (10,000)
  Net income..................................     --           --           --         26,197,226     26,197,226
                                                ---------  ------------  ----------  -------------  -------------
BALANCE, December 31, 1997....................     49,045     2,731,075     (10,000)    75,494,329     78,264,449
                                                ---------  ------------  ----------  -------------  -------------
  Retirement of treasury stock (unaudited)....         (4)       (9,996)     10,000       --             --
  Net income (unaudited)......................     --           --           --         (3,499,358)    (3,499,358)
                                                ---------  ------------  ----------  -------------  -------------
BALANCE, June 30, 1998 (unaudited)............  $  49,041  $  2,721,079  $   --      $  71,994,971  $  74,765,091
                                                ---------  ------------  ----------  -------------  -------------
                                                ---------  ------------  ----------  -------------  -------------


  The accompanying notes are an integral part of these consolidated financial statements.

                   CONTINENTAL RESOURCES, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                            FOR THE SIX MONTHS ENDED
                                                        FOR THE YEARS ENDED DECEMBER 31             JUNE 30,
                                                     -------------------------------------  ------------------------
                                                        1995         1996         1997         1997         1998
                                                     -----------  -----------  -----------  -----------  -----------
                                                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.......................................  $ 3,869,344  $13,324,991  $26,197,226  $16,331,198  $(3,499,358)
  Adjustments to reconcile net income to net cash
    provided by operating activities--
      Depreciation, depletion and amortization.....    9,613,747   22,875,743   33,354,430   16,712,641   16,482,968
      (Gain)/loss on sale of assets................      410,765     (232,947)    (674,091)    (643,279)     (21,696)
      Dry hole cost and impairment of undeveloped
        leases.....................................    2,417,378    1,167,204    1,467,235    2,238,969      129,925
      Deferred income taxes........................    1,618,130    8,238,124  (11,978,570) (11,978,570)     --
      Other noncurrent assets......................      --           --           --          (321,492)      (8,015)
  Changes in current assets and liabilities--
    Increase in accounts receivable................   (5,273,021) (10,238,194)  (3,970,657)   2,164,717    9,410,982
    Decrease/(increase) in inventories.............     (102,471)    (624,052)       7,643     (439,566)  (1,414,199)
    Decrease/(increase) in prepaid income taxes and
      expenses.....................................      (58,964)   1,246,074    3,453,883    2,508,048       22,822
    Increase in accounts payable...................    9,561,493      264,922    1,978,507    3,519,245   (7,379,342)
    Increase/(decrease) in revenues and royalties
      payable......................................     (504,304)   5,230,072      689,347   (1,666,771)  (3,843,233)
    Increase/(decrease) in accrued liabilities and
      other........................................   (2,567,587)     471,680      952,338     (476,926)    (213,284)
                                                     -----------  -----------  -----------  -----------  -----------
        Net cash provided by operating
          activities...............................   18,984,510   41,723,617   51,477,291   27,948,214    9,667,570
                                                     -----------  -----------  -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Exploration and development....................  (37,212,880) (43,588,567) (63,701,798) (36,120,893) (28,866,225)
    Gas gathering and processing facilities and
      service properties, equipment and other......   (4,720,755)  (3,428,080) (16,759,814)  (5,352,478)  (2,567,683)
    Purchase of producing properties...............  (16,292,607)  (3,323,952)    (475,535)    (204,810) (85,100,000)
    Proceeds from sale of assets...................      204,116      182,040    2,176,948    2,010,800      387,124
    Advances from (to) affiliates..................           --     (460,551)     401,010       (5,809)      16,168
                                                     -----------  -----------  -----------  -----------  -----------
        Net cash used in investing activities......  (58,022,126) (50,619,110) (78,359,189) (39,673,190) (116,130,616)
                                                     -----------  -----------  -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Purchase of treasury stock.......................      --           --           (10,000)     --           --
  Proceeds from line of credit and other...........   41,034,977   14,144,383   33,493,240   20,000,000  109,014,597
  Repayment of line of credit and other............   (3,041,181)  (3,650,610) (30,570,357) (11,443,740)  (1,625,765)
  Loans from majority stockholder..................      --           --        21,950,000      --          (890,791)
                                                     -----------  -----------  -----------  -----------  -----------
        Net cash provided by financing
          activities...............................   37,993,796   10,493,773   24,862,883    8,556,260  106,498,041
                                                     -----------  -----------  -----------  -----------  -----------
NET INCREASE (DECREASE) IN CASH....................   (1,043,820)   1,598,280   (2,019,015)  (3,168,716)      34,995
CASH, beginning of period..........................    2,765,670    1,721,850    3,320,130    3,320,130    1,301,115
                                                     -----------  -----------  -----------  -----------  -----------
CASH, end of period................................  $ 1,721,850  $ 3,320,130  $ 1,301,115  $   151,414  $ 1,336,110
                                                     -----------  -----------  -----------  -----------  -----------
                                                     -----------  -----------  -----------  -----------  -----------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid....................................  $ 2,395,626  $ 4,550,488  $ 4,301,977  $ 2,313,297  $ 5,174,113
  Income taxes paid................................  $ 2,713,000  $   589,000  $   300,000  $   --       $23,315,151

NONCASH INVESTING AND FINANCING ACTIVITIES:
  Advance to affiliate made with sale of 50%
    interest in producing properties...............      --           --           --           --       $19,581,487
  Satisfaction of note payable to principal
    stockholder through sale of 50% interest in
    producing properties...........................      --           --           --           --       $22,968,513


  The accompanying notes are an integral part of these consolidated financial statements.

                   CONTINENTAL RESOURCES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION:

    Continental Resources, Inc. ("CRI") was incorporated in Oklahoma on November 16, 1967, as Shelly Dean Oil Company. On September 23, 1976, the name was changed to Hamm Production Company. In January 1987, the Company acquired all of the assets and assumed the debt of Continental Trend Resources, Inc. Affiliated entities, J.S. Aviation and Wheatland Oil Co. were merged into Hamm Production Company, and the corporate name was changed to Continental Trend Resources, Inc. at that time. In 1991, the Company's name was changed to Continental Resources, Inc.

    The Company has one wholly-owned subsidiary, Continental Gas, Inc. ("CGI"). CGI was incorporated in April 1990.

    CRI's principal business is oil and natural gas exploration, development and production. CRI has interests in approximately 1,000 wells and serves as the operator in the majority of such wells. CRI's operations are primarily in Oklahoma, North Dakota, South Dakota, Montana, Illinois and Texas.

    CGI is engaged principally in natural gas marketing, gathering and processing activities and operates six gas gathering systems and two gas processing plants in Oklahoma. In addition, CGI participates with CRI in certain oil and natural gas wells.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    BASIS OF PRESENTATION

    The accompanying consolidated financial statements include the accounts and operations of CRI and CGI (collectively the "Company"). All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

    INTERIM FINANCIAL INFORMATION


    The interim consolidated financial statements as of March 31, 1998, and for the six months ended June 30, 1997 and 1998, are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principals have been omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the consolidated interim financial statements have been included.


    ACCOUNTS RECEIVABLE

    The Company operates exclusively in the oil and natural gas exploration and production, gas gathering and processing and gas marketing industries. The Company's joint interest receivables at December 31, 1996 and 1997, are recorded net of an allowance for doubtful accounts of approximately $200,000 and $467,000, respectively, in the accompanying consolidated balance sheets.

    INVENTORIES

    Inventories consist primarily of tubular goods, production equipment and crude oil in tanks, which are stated at the lower of average cost or market. At December 31, 1996 and 1997, tubular goods and production equipment totaled approximately $2,773,000 and $2,692,000, respectively; crude oil in tanks totaled approximately $783,000 and $856,000, respectively.

                   CONTINENTAL RESOURCES, INC. AND SUBSIDIARY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    PROPERTY AND EQUIPMENT

    The Company utilizes the successful efforts method of accounting for oil and gas activities whereby costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves and to drill and equip development wells are capitalized. These costs are amortized to operations on a unit-of-production method based on proved developed oil and gas reserves, allocated property by property, as estimated by petroleum engineers. Geological and geophysical costs, lease rentals and costs associated with unsuccessful exploratory wells are expensed as incurred. Nonproducing leaseholds are periodically assessed for impairment based on exploration results and planned drilling activity. Maintenance and repairs are expensed as incurred, except that the costs of replacements or renewals that expand capacity or improve production are capitalized. Gas gathering systems and gas processing plants are depreciated using the straight-line method over an estimated useful life of 14 years. Service properties and equipment and other is depreciated using the straight-line method over estimated useful lives of 5 to 40 years.

    INCOME TAXES

    The Company filed a consolidated income tax return based on a May 31 fiscal tax year end. Through May 31, 1997, deferred income taxes were provided for temporary differences between financial reporting and income tax bases of assets and liabilities. The estimated Federal and state income taxes on income or loss generated between June 1 and December 31 is included in deferred income taxes at each calendar year end prior to December 31, 1997.

    Effective June 1, 1997, the Company converted to an "S-corporation" under Subchapter S of the Internal Revenue Code. As a result, income taxes attributable to Federal taxable income of the Company after May 31, 1997, if any, will be payable by the stockholders of the Company. The effect of eliminating the deferred tax assets and liabilities were recognized in the results of operations for the year ended December 31, 1997, the year of adoption.

    EARNINGS PER COMMON SHARE

    Earnings per common share includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of shares outstanding for the period. There are no common stock equivalents or securities outstanding which would result in material dilution. The weighted-average number of shares used to compute earnings per common share was 49,045 in 1995 and 1996 and 49,042 in 1997.

    FUTURES CONTRACTS

    CGI, in the normal course of business, enters into fixed price contracts for either the purchase or sale of natural gas at future dates. Due to fluctuations in the natural gas market, CGI buys or sells natural gas futures contracts to hedge the price and basis risk associated with the specifically identified purchase or sales contracts. CGI accounts for changes in the market value of futures contracts as a deferred gain or loss until the production month of the hedged transaction, at which time the gain or loss on the natural gas futures contract is recognized in the results of operations. At December 31, 1996 and 1997, there were no open natural gas futures contracts. Net gains and losses on futures contracts are included in gas gathering,

                   CONTINENTAL RESOURCES, INC. AND SUBSIDIARY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) marketing and processing revenues in the accompanying consolidated statements of operations and were immaterial for the years ended December 31, 1995, 1996 and 1997.

    GAS BALANCING ARRANGEMENTS

    The Company follows the "sales method" of accounting for its gas revenue whereby the Company recognizes sales revenue on all gas sold to its purchasers, regardless of whether the sales are proportionate to the Company's ownership in the property. A liability is recognized only to the extent that the Company has a net imbalance in excess of their share of the reserves in the underlying properties. The Company's aggregate imbalance positions at December 31, 1996 and 1997 were not material.

    SIGNIFICANT CUSTOMER

    During 1995, 1996 and 1997 approximately 13.1%, 41.3% and 46.6%, respectively, of the Company's total revenue were derived from sales made to a single customer.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist primarily of cash, trade receivables, trade payables and bank debt. The carrying value of cash, trade receivables and trade payables are considered to be representative of their respective fair values, due to the short maturity of these instruments. The fair value of bank debt approximates its carrying value based on the borrowing rates currently available to the Company for bank loans with similar terms and maturities.

    PRESENTATION

    Certain prior year information has been reclassified to conform to the 1997 presentation.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Of the estimates and assumptions that affect reported results, the estimate of the Company's oil and natural gas reserves, which is used to compute depreciation, depletion, amortization and impairment on producing oil and gas properties, is the most significant.

                   CONTINENTAL RESOURCES, INC. AND SUBSIDIARY

3. LONG-TERM DEBT:

    Long-term debt as of December 31, 1996 and 1997, consists of the following:

                                                                               1996           1997
                                                                           -------------  -------------
Line of credit agreement (a).............................................  $  54,759,143  $  53,725,403
Notes payable to majority stockholder (b)................................       --           21,950,000
Note payable to General Electric Capital Corporation (c).................       --            3,865,962
Capital lease agreements (d).............................................       --               90,661
                                                                           -------------  -------------
  Outstanding debt.......................................................     54,759,143     79,632,026
Less--Current portion....................................................      3,422,447        315,113
                                                                           -------------  -------------
  Total long-term debt...................................................  $  51,336,696  $  79,316,913
                                                                           -------------  -------------
                                                                           -------------  -------------

(a) The line of credit with a bank allows borrowings up to $75,000,000. The Company has collateralized the loan with substantially all of its oil and natural gas interests, and gathering, marketing and processing properties. This loan bears interest at either Wall Street Journal Prime (8.5% at December 31, 1997) or Adjusted LIBOR which includes the LIBOR rate (5.9% for ninety day LIBOR at December 31, 1997) posted in the Wall Street Journal adjusted for a capacity fee. The LIBOR rate can be locked in for thirty, sixty or ninety days as determined by the Company through the use of various principal tranches; or the Company can elect to leave the interest amount based on the Prime interest rate. Interest is payable monthly on Prime balances and at the expiration of LIBOR tranches with all outstanding principal and interest due at maturity on December 31, 2000.

(b) Throughout 1997 (May to December), CRI and CGI entered into various notes with the majority stockholder of the Company. These notes bear interest at 8.25% with interest payments due monthly or quarterly for twenty-four to thirty-six months. On December 31, 1997, the notes between CRI and the majority shareholder were combined into one note totaling $21,750,000 bearing interest at 8.25% with interest payments due on a quarterly basis for twenty-four months. The balance is to be paid in full by December 31, 2002. The note between CGI and the majority shareholder bears interest at 8.25% with interest payments due on a quarterly basis for thirty-six months. After the three-year period, the balance owed by CGI can be converted to an amortization schedule payable by November 2002. Subsequent to December 31, 1997, the CGI note was paid in full.

(c) In July 1997, the Company borrowed $4,000,000 from General Electric Capital Corporation to finance the purchase of an airplane. The note accrues interest at 7.91% to be paid in one hundred nineteen (119) consecutive monthly installments of principal and interest of $48,341 each and a final installment of approximately $48,000. It is secured by the airplane.

(d) During 1997, the Company entered into two capital lease agreements to purchase a copier and computer equipment. The agreements require monthly payments of principal and interest for forty-two and sixty months, respectively.

                   CONTINENTAL RESOURCES, INC. AND SUBSIDIARY

3. LONG-TERM DEBT: (CONTINUED)
    The annual maturities of debt subsequent to December 31, 1997, are as follows:

1998...................................................  $  315,113
1999...................................................     338,423
2000...................................................  61,335,261
2001...................................................   7,711,569
2002 and thereafter....................................   9,931,660
                                                         ----------
  Total maturities.....................................  $79,632,026
                                                         ----------
                                                         ----------

4. INCOME TAXES:

    The Company follows Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." As mentioned in Note 2, effective June 1, 1997, the Company converted to an S-Corporation resulting in the taxable income or loss of the Company from that date being reported to the shareholders and included in their respective Federal and state income tax returns. Accordingly, the deferred income tax assets and liabilities at May 31, 1997, were eliminated through recording a provision for income tax benefit. The components of income tax expense (benefit) are as follows:

                                                                          (IN THOUSANDS)
                                                                   1995       1996        1997
                                                                 ---------  ---------  ----------
Current........................................................  $     633  $  --      $    3,038
Deferred.......................................................      1,619      8,238     (11,979)
                                                                 ---------  ---------  ----------
    Income tax expense (benefit)...............................  $   2,252  $   8,238  $   (8,941)
                                                                 ---------  ---------  ----------
                                                                 ---------  ---------  ----------

    The provision for income taxes differs from an amount computed at the statutory rates at December 31, as follows:

                                                                          (IN THOUSANDS)
                                                                   1995       1996        1997
                                                                 ---------  ---------  ----------
Federal income tax at statutory rates..........................  $   2,142  $   7,547  $    6,040
State income taxes.............................................        184        647         518
Statutory depletion............................................        (73)     -          -
Nondeductible expenses.........................................          4         21          30
Conversion to S-corporation....................................      -          -         (15,529)
Other..........................................................         (5)        23      -
                                                                 ---------  ---------  ----------
  Income tax expense (benefit).................................  $   2,252  $   8,238  $   (8,941)
                                                                 ---------  ---------  ----------
                                                                 ---------  ---------  ----------

                   CONTINENTAL RESOURCES, INC. AND SUBSIDIARY

4. INCOME TAXES: (CONTINUED)
    Deferred tax assets and (liabilities) at December 31, 1996, arising from temporary differences between tax bases and the financial reporting carrying amounts for certain assets and liabilities are as follows (in thousands):

Exploration and development costs.................................  $ (11,532)
Alternative minimum tax carryforward..............................      1,789
Investment tax credit carryforward................................        717
Net operating loss carryforward...................................      1,836
Income between tax year end and December 31.......................     (5,537)
Other.............................................................        748
                                                                    ---------
                                                                    $ (11,979)
                                                                    ---------
                                                                    ---------

    The investment tax credit carryforward was utilized during the Company's tax year ended May 31, 1997.

5. COMMITMENTS AND CONTINGENCIES:

    The Company maintains a defined contribution pension plan for its employees under which it contributes to the plan 4% of the annual compensation of all employees at least 21 years old with a minimum of six months service. Pension expense for the years ended December 31, 1995, 1996 and 1997, was approximately $144,000, $152,000 and $242,000, respectively.

    The Company and other affiliated companies participate jointly in a self-insurance pool (the "Pool") covering health and workers' compensation claims made by employees up to the first $50,000 and $500,000, respectively, per claim. Any amounts paid above these are reinsured through third-party providers. Premiums charged to the Company are based on estimated costs per employee of the Pool. Premiums are expensed as incurred. No additional premium assessments are anticipated for periods prior to December 31, 1997. Property and general liability insurance is maintained through third-party providers with a $50,000 deductible on each policy.

    The Company is involved in various legal proceedings in the normal course of business, none of which, in the opinion of management, will have a material adverse effect on the financial position or results of operations of the Company. The Company has been successful in Federal courts in its lawsuit against a gas purchaser arising from tortious interference with business relations. A judgment was awarded for actual and punitive damages under the Federal lawsuit totaling $30,269,000 plus accrued interest. In May 1996, this decision was remanded by the U.S. Supreme Court back to the Tenth Circuit Court of Appeals for further consideration. No amounts were included in the accompanying financial statements for this judgment as the ultimate outcome was uncertain at December 31, 1996. During 1997, this lawsuit was settled with an aggregate judgment of $9,500,000 of which the Company's share was approximately $7,500,000. It is included in other income in the accompanying statement of operations for the year ended December 31, 1997.

    Due to the nature of the oil and gas business, the Company is exposed to possible environmental risks. The Company has implemented various policies and procedures to avoid environmental contamination and risks from environmental contamination. The Company is not aware of any material potential environmental issues or claims.

                   CONTINENTAL RESOURCES, INC. AND SUBSIDIARY

6. RELATED PARTY TRANSACTIONS:

    The Company, acting as operator on certain properties, utilizes affiliated companies to provide oilfield services such as drilling and trucking. The total amount paid to these companies, a portion of which is billed to other interest owners, was approximately $5,899,000, $5,870,000 and $11,852,000 during the years ended December 31, 1995, 1996 and 1997, respectively. These services are provided at amounts which management believes approximate the costs which would have been paid to an unrelated party for the same services. At December 31, 1996 and 1997, the Company owed approximately $826,000 and $1,094,000, respectively, to these companies which is included in accounts payable and accrued liabilities in the accompanying consolidated balance sheets. These companies and other companies owned by the Company's majority stockholder also own interests in wells operated by the Company. At December 31, 1996 and 1997, approximately $461,000 and $336,000, respectively, from affiliated companies is included in joint interest accounts receivable in the accompanying consolidated balance sheets.


    Beginning in 1996, a portion of the Company's Oklahoma, South Dakota, North Dakota and Montana crude oil production sold by the Company to an unrelated purchaser. In unrelated transactions, Independent Trading and Transportation Company ("ITT") an affiliate of the Company, purchased, resold and traded crude oil at various delivery points. The Company realized no gain or loss on transactions by ITT.


    During the years ended December 31, 1996 and 1997, the Company and CGI advanced certain amounts to affiliates primarily for operating expenditures. The advances outstanding to affiliates at December 31, 1996 and 1997, totaled approximately $461,000 and $60,000, respectively. Interest income earned during the years ended December 31, 1995, 1996 and 1997, was approximately $13,000, $33,000 and $33,000, respectively, on advances to affiliates.

    The Company leases office space under operating leases directly or indirectly from the majority stockholder. Rents paid associated with these leases totaled approximately $228,000, $232,000 and $294,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

    During 1997, advances were made to the Company from the majority stockholder. Interest paid or accrued during the year related to these advances totaled approximately $744,000.

7. IMPAIRMENT OF LONG-LIVED ASSETS:

    In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company adopted SFAS No. 121 in the year ended December 31, 1996. During 1996 and 1997, the Company reviewed its oil and gas properties which are maintained under the successful efforts method of accounting, to identify properties with excess of net book value over projected future net revenue of such properties. Any such excess net book values identified were evaluated further considering such factors as future price escalation, probability of additional oil and gas reserves and a discount to present value. If an impairment was determined appropriate an additional charge was added to depreciation, depletion and amortization ("DD&A") expense. The Company recognized additional DD&A impairment in 1996 and 1997 of approximately $2,100,000 and $5,000,000, respectively.

                   CONTINENTAL RESOURCES, INC. AND SUBSIDIARY

8. SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED):

    PROVED OIL AND GAS RESERVES (UNAUDITED)

    The following reserve information was developed from reserve reports as of December 31, 1996 and 1997, prepared by independent reserve engineers and by the Company's internal reserve engineers and set forth the changes in estimated quantities of proved oil and gas reserves of the Company during each of the three years presented. Information prior to December 31, 1996, was determined from the Company's production, drilling, acquisition and sale data as applied to the December 31, 1996, reserve reports as reports on a December 31 year-end basis prior to 1996 were not available.

                                                                                                 CRUDE OIL AND
                                                                                 NATURAL GAS      CONDENSATE
                                                                                   (MMCF)     (BBLS IN THOUSANDS)
                                                                                 -----------  -------------------
Proved reserves as of December 31, 1994........................................      55,900            7,591
  Revisions of previous estimates..............................................      --               --
  Extensions, discoveries and other additions..................................       4,747            4,150
  Production...................................................................      (5,880)          (1,199)
  Sale of minerals in place....................................................      --               --
  Purchase of minerals in place................................................          53            6,959
                                                                                 -----------          ------
Proved reserves as of December 31, 1995........................................      54,820           17,501
  Revisions of previous estimates..............................................      --               --
  Extensions, discoveries and other additions..................................       2,232            4,874
  Production...................................................................      (6,527)          (2,888)
  Sale of minerals in place....................................................        (387)            (236)
  Purchase of minerals in place................................................         397              241
                                                                                 -----------          ------
Proved reserves as of December 31, 1996........................................      50,535           19,492
  Revisions of previous estimates..............................................       3,640            6,731
  Extensions, discoveries and other additions..................................       2,903            2,072
  Production...................................................................      (5,789)          (3,518)
  Sale of minerals in place....................................................      (1,911)             (58)
  Purchase of minerals in place................................................      --               --
                                                                                 -----------          ------
Proved reserves as of December 31, 1997........................................      49,378           24,719
                                                                                 -----------          ------
                                                                                 -----------          ------

    Proved reserves are estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

    There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves. Oil and gas reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be precisely measured, and estimates of engineers other than the Company's might differ materially from the estimates set forth herein. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimate. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered.

                   CONTINENTAL RESOURCES, INC. AND SUBSIDIARY

8. SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED): (CONTINUED)
    Gas imbalance receivables and liabilities for each of the three years ended December 31, 1995, 1996 and 1997, were not material and have not been included in the reserve estimates.

    PROVED DEVELOPED OIL AND GAS RESERVES (UNAUDITED)

    The following reserve information was developed by the Company and set forth the estimated quantities of proved developed oil and gas reserves of the Company as of the beginning of each year.

                                                                             CRUDE OIL AND
                                                             NATURAL GAS      CONDENSATE
                 PROVED DEVELOPED RESERVES                     (MMCF)     (BBLS IN THOUSANDS)
-----------------------------------------------------------  -----------  -------------------
                      January 1, 1995                            55,900            7,591
                      January 1, 1996                            52,588           12,627
                      January 1, 1997                            49,082           15,265
                      January 1, 1998                            47,676           19,411

    Proved developed reserves are proved reserves which are expected to be recovered through existing wells with existing equipment and operating methods.

    COSTS INCURRED IN OIL AND GAS ACTIVITIES

    Costs incurred in connection with the Company's oil and gas acquisition, exploration and development activities during the year are shown below (in thousands of dollars). Amounts are presented in accordance with SFAS No. 19, and may not agree with amounts determined using traditional industry definitions.

                                                                           1995       1996       1997
                                                                         ---------  ---------  ---------
Property acquisition costs:
  Proved...............................................................  $  16,293  $   3,327  $     476
  Unproved.............................................................     14,697      6,085      4,641
                                                                         ---------  ---------  ---------
    Total property acquisition costs...................................     30,990      9,412      5,117
Exploration costs......................................................     18,276     16,901      9,792
Development costs......................................................      4,240     20,600     49,268
                                                                         ---------  ---------  ---------
    Total..............................................................  $  53,506  $  46,913  $  64,177
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

    AGGREGATE CAPITALIZED COSTS

    Aggregate capitalized costs relating to the Company's oil and gas producing activities, and related accumulated DD&A, as of December 31 (in thousands of dollars):

                                                                                     1996        1997
                                                                                  ----------  ----------
Unproved oil and gas properties.................................................  $   16,878  $   17,047
Proved oil and gas properties...................................................     137,404     195,785
                                                                                  ----------  ----------
  Total.........................................................................     154,282     212,832
Less--Accumulated DD&A..........................................................      51,282      82,157
                                                                                  ----------  ----------
Net capitalized costs...........................................................  $  103,000  $  130,675
                                                                                  ----------  ----------
                                                                                  ----------  ----------

                   CONTINENTAL RESOURCES, INC. AND SUBSIDIARY

8. SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED): (CONTINUED)
    OIL AND GAS OPERATIONS (UNAUDITED)

    Aggregate results of operations for each period ended December 31, in connection with the Company's oil and gas producing activities are shown below (in thousands of dollars):

                                                                           1995       1996       1997
                                                                         ---------  ---------  ---------
Revenues...............................................................  $  30,576  $  75,016  $  78,599
Production costs.......................................................      7,611     19,338     20,748
Exploration expenses...................................................      6,184      4,512      6,806
DD&A and valuation provision*..........................................      8,999     21,635     30,202
                                                                         ---------  ---------  ---------
Income.................................................................      7,782     29,531     20,843
Income tax expense**...................................................      2,957     11,222      3,300
                                                                         ---------  ---------  ---------
Results of operations from producing activities (excluding corporate
  overhead and interest costs).........................................  $   4,825  $  18,309  $  17,543
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

--------------------------

* Includes $2.1 million and $5 million in 1996 and 1997, respectively, of additional DD&A as a result of adoption of SFAS No. 121.

** The 1997 income tax provision was computed based on estimated oil and gas operations income for the five months ended May 31, 1997, times the estimated effective income tax rate. The Company's S-Corporation status was effective June 1, 1997.

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL
  AND GAS RESERVES (UNAUDITED)

    The following information is based on the Company's best estimate of the required data for the Standardized Measure of Discounted Future Net Cash Flows as of December 31, 1995, 1996, and 1997 as required by Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 69. The Standard requires the use of a 10 percent discount rate. This information is not the fair market value nor does it represent the expected present value of future cash flows of the Company's proved oil and gas reserves (in thousands of dollars).

                                                                      1995         1996         1997
                                                                   -----------  -----------  -----------
Future cash inflows..............................................  $   619,081  $   612,158  $   576,330
Future production and development costs..........................     (213,752)    (191,947)    (189,520)
Future income tax expenses.......................................     (145,620)    (141,487)     --
                                                                   -----------  -----------  -----------
Future net cash flows............................................      259,709      278,724      386,810
10% annual discount for estimated timing of cash flows...........     (105,182)    (101,591)    (145,185)
                                                                   -----------  -----------  -----------
Standardized measure of discounted future net cash flows.........  $   154,527  $   177,133  $   241,625
                                                                   -----------  -----------  -----------
                                                                   -----------  -----------  -----------

    Future cash inflows are computed by applying year-end prices of oil and gas relating to the Company's proved reserves to the year-end quantities of those reserves. The year-end weighted average oil price utilized in the computation of future cash inflows was approximately $18.06 per BBL at December 31, 1997 and $23.00 per BBL at December 31, 1995 and 1996. The year-end weighted average gas price utilized in the computation of future cash inflows was approximately $2.25 per MCF at December 31, 1997 and $3.28 per MCF at December 31, 1995 and 1996.

                   CONTINENTAL RESOURCES, INC. AND SUBSIDIARY

8. SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED): (CONTINUED)
    Future production and development costs, which include dismantlement and restoration expense, are computed by estimating the expenditures to be incurred in developing and producing the Company's proved oil and gas reserves at the end of the year, based on year-end costs, and assuming continuation of existing economic conditions.

    Future income tax expenses are computed by applying the appropriate year-end statutory tax rates to the future pretax net cash flows relating to the Company's proved oil and gas reserves, less the tax bases of the properties involved. The future income tax expenses give effect to tax credits and allowances, but do not reflect the impact of general and administrative costs and exploration expenses of ongoing operations relating to the Company's proved oil and gas reserves. Income taxes were not computed at December 31, 1997, as the Company elected S-Corporation status effective June 1, 1997.

    Principal changes in the aggregate standardized measure of discounted future net cash flows attributable to the Company's proved oil and gas reserves at year-end are shown below (in thousands of dollars):

                                                                        1995        1996        1997
                                                                     ----------  ----------  ----------
Standardized measure of discounted future net cash flows at the beginning of the year............................................  $  126,687  $  154,527  $  177,133
Extensions, discoveries and improved recovery, less related
  costs............................................................      23,489      28,815      16,352
Revisions of previous quantity estimates...........................      --          --          58,001
Changes in estimated future development costs......................      --          --         (36,901)
Purchases/sales of minerals in place...............................      27,615      --          (3,233)
Net changes in prices and production costs.........................      --          --         (51,456)
Accretion of discount..............................................      12,669      15,453      17,713
Sales of oil and gas produced, net of production costs.............     (22,965)    (55,678)    (57,851)
Development costs incurred during the period.......................      --          23,212      32,474
Net change in income taxes.........................................     (15,787)      3,200      89,915
Change in timing of estimated future production, and other.........       2,819       7,604        (522)
                                                                     ----------  ----------  ----------
Standardized measure of discounted future net cash flows at the end of the year......................................................  $  154,527  $  177,133  $  241,625
                                                                     ----------  ----------  ----------
                                                                     ----------  ----------  ----------

    The standardized measure and changes in standardized measure prior to December 31, 1996, were determined from production, drilling, acquisition and sale records of the Company applied to the reserve reports as of December 31, 1996, without revision for oil and gas price assumptions.


9. SUBSEQUENT EVENTS (UNAUDITED):



    On May 18, 1998, the Company consummated the purchase of approximately $86,500,000 of producing and non-producing oil and gas properties and certain other related assets in the Worland Field (the "Worland Field Properties") effective as of June 1, 1998, which the Company funded through borrowings on its line of credit. Subsequently, and effective June 1, 1998, the Company sold an undivided 50% interest in the Worland Field Properties (excluding inventory and certain equipment) to the Company's principal stockholder for approximately $42.6 million. Of the total sale price to the stockholder, approximately $23.0 million plus interest of approximately $0.3 million was offset against the outstanding balance of notes

                   CONTINENTAL RESOURCES, INC. AND SUBSIDIARY

9. SUBSEQUENT EVENTS (UNAUDITED): (CONTINUED)


payable to the stockholder and approximately $19.6 million was recorded as an increase in advances to affiliates in the accompanying June 30, 1998 consolidated condensed balance sheet.



    In May 1998, the Company entered into a forward interest rate swap contract to hedge its exposure to changes in prevailing interest rates on the anticipated debt offering described in the following paragraph. Due to changes in treasury note rates, the Company paid $3.9 million to settle the forward interest rate swap contract. This payment will result in an increase of approximately 0.5% to the Company's effective interest rate or an increase in interest expense of approximately $0.4 million per year over the next 10 years.



    On July 24, 1998, the Company issued $150 million of 10 1/4% Senior Subordinated Notes due August 1, 2008 (the "Notes") in a private transaction under Securities Act Rule 144A. In connection with the issuance of the Notes, the Company incurred debt issuance costs of approximately $4.6 million, which has been capitalized as other assets and is being amortized on a straight-line basis over the life of the Notes.



    On July 24, 1998, the outstanding balance under the line of credit of approximately $162.8 million was repaid using approximately $19.6 million in proceeds received from the principal stockholder relating to the sale of a 50% undivided interest in the Worland Properties and approximately $143.2 million in proceeds from the Notes. Upon issuance of the Notes and payment of the outstanding balance under the line of credit, the line of credit was amended to allow borrowings up to $75.0 million.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Continental Resources, Inc.:

We have audited the accompanying statements of revenues and direct operating expenses of the oil and gas properties included in the Purchase Agreement between Continental Resources Inc. and Bass Enterprises Production Co. (the "Properties") for the three years in the period ended December 31, 1997. These statements are the responsibility of Continental Resources management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of revenues and direct operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements of revenues and direct operating expenses were prepared in connection with the purchase of the Properties and, as described in
Note 1, exclude general and administrative expenses, depreciation, depletion and amortization, interest, income tax expenses, and other items as these expenses would not be comparable to those resulting from the proposed future operations of the Properties.

In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Properties for the three years in the period ended December 31, 1997.

                                                   ARTHUR ANDERSEN LLP

Oklahoma City, Oklahoma,
June 4, 1998

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
      OF OIL AND GAS PROPERTIES INCLUDED IN THE PURCHASE AGREEMENT BETWEEN
        CONTINENTAL RESOURCES, INC. AND BASS ENTERPRISES PRODUCTION CO.


                                                                                       FOR THE SIX
                                                FOR THE YEARS ENDED DECEMBER 31,       MONTHS ENDED  FOR THE FIVE
                                           ------------------------------------------    JUNE 30,    MONTHS ENDED
                                               1995          1996           1997           1997      MAY 31, 1998
                                           ------------  -------------  -------------  ------------  ------------
                                                                                              (UNAUDITED)

REVENUES:

  Oil sales..............................  $  9,002,941  $  13,463,786  $   9,993,174  $  5,605,242  $  1,883,222

  Gas sales..............................       189,592        110,020        132,750        63,297       243,345
                                           ------------  -------------  -------------  ------------  ------------

    Total revenues.......................     9,192,533     13,573,806     10,125,924     5,668,539     2,126,567

DIRECT OPERATING EXPENSES:

  Production and operating expenses......     3,634,950      4,845,364      5,209,488     3,109,314     1,268,409
                                           ------------  -------------  -------------  ------------  ------------

REVENUES IN EXCESS OF DIRECT OPERATING
  EXPENSES...............................  $  5,557,583  $   8,728,442  $   4,916,436  $  2,559,225  $    858,150
                                           ------------  -------------  -------------  ------------  ------------
                                           ------------  -------------  -------------  ------------  ------------


   The accompanying notes are an integral part of these financial statements.

         NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
      OF OIL AND GAS PROPERTIES INCLUDED IN THE PURCHASE AGREEMENT BETWEEN
        CONTINENTAL RESOURCES, INC. AND BASS ENTERPRISES PRODUCTION CO.

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES:

    BASIS OF PRESENTATION

    The accompanying statements present revenues and direct operating expenses of working and royalty interests in oil and gas properties located near the town of Worland in the Bighorn Basin of Wyoming included in the Purchase Agreement between Continental Resources, Inc. ("Continental") and Bass Enterprises Production Co., adjusted for Continental's sale of a 50% interest in the oil and gas properties to Continental's majority shareholder (the "Properties").

    The accompanying statements of revenues and direct operating expenses were prepared on the accrual basis of accounting and relate only to the Properties described above. These historical results may not be indicative of future operations. The statements do not include general and administrative expenses, interest, depreciation, depletion and amortization, Federal and state income taxes and other items because such amounts would not be indicative of those expenses which will be incurred by Continental.


    The unaudited statements of revenues and direct operating expenses for the six month period ended June 30, 1997 and the five month period ended May 31, 1998, in the opinion of Continental management, were prepared on a basis consistent with the audited statements of revenues and direct operating expenses of the Properties for the three years in the period ended December 31, 1997, and include all adjustments, consisting only of normal recurring accruals, necessary to present fairly the revenues and direct operating expenses for the indicated periods. The statement of revenues and direct operating expenses for the five month period ended May 31, 1998 represents the revenues and direct operating expenses of the Properties up to the time of their acquisition by Continental on June 1, 1998.


    USE OF ESTIMATES

    The preparation of the statements of revenues and direct operating expenses in conformity with generally accepted accounting principles requires Continental to make estimates and assumptions that affect the reported amounts of revenues and direct operating expenses during the reporting periods. Actual results could differ from those estimates as additional information becomes available.

    CONCENTRATION OF REVENUE AND LIMITED NUMBER OF CUSTOMERS

    Approximately 84%, 78% and 75% of revenues were derived from one property during 1995, 1996 and 1997, respectively. In addition, virtually all of the production of the properties was purchased by three purchasers during the periods.

2. SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED):

    PROVED OIL AND GAS RESERVES (UNAUDITED)

    The following reserve information was developed from reserve reports as of January 1, 1998, prepared by independent reserve engineers and set forth the changes in estimated quantities of proved oil and gas reserves of the Properties during each of the three years presented. Information prior to January 1, 1998,

         NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
      OF OIL AND GAS PROPERTIES INCLUDED IN THE PURCHASE AGREEMENT BETWEEN CONTINENTAL RESOURCES, INC. AND BASS ENTERPRISES PRODUCTION CO. (CONTINUED)

2. SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED): (CONTINUED) was determined from production and drilling as applied to the January 1, 1998, reserve reports as reports prior to January 1, 1998, were not available.

                                                                                       CRUDE OIL AND
                                                                       NATURAL GAS      CONDENSATE
                                                                         (MMCF)     (BBLS IN THOUSANDS)
                                                                       -----------  -------------------

Proved reserves as of December 31, 1994..............................      29,791           26,783

  Extensions, discoveries and other additions........................      --                  592

  Production.........................................................        (367)            (565)
                                                                       -----------          ------

Proved reserves as of December 31, 1995..............................      29,424           26,810

  Extensions, discoveries and other additions........................         177            1,119

  Production.........................................................        (521)            (675)
                                                                       -----------          ------

Proved reserves as of December 31, 1996..............................      29,080           27,254

  Extensions, discoveries and other additions........................      --                  622

  Production.........................................................        (610)            (628)
                                                                       -----------          ------

Proved reserves as of December 31, 1997..............................      28,470           27,248
                                                                       -----------          ------
                                                                       -----------          ------

    Proved reserves are estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

    There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves. Oil and gas reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be precisely measured, and estimates of other engineers might differ materially from the estimates set forth herein. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimate. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered.

    PROVED DEVELOPED OIL AND GAS RESERVES (UNAUDITED)

    The following reserve information was developed by Continental and set forth the estimated quantities of proved developed oil and gas reserves of the Properties as of the beginning of each year.

                                                                                       CRUDE OIL AND
                                                                       NATURAL GAS  CONDENSATE (BBLS IN
PROVED DEVELOPED RESERVES                                                (MMCF)         THOUSANDS)
---------------------------------------------------------------------  -----------  -------------------

January 1, 1995......................................................      13,889           10,879

January 1, 1996......................................................      13,699           10,906

January 1, 1997......................................................      13,355           11,350

January 1, 1998......................................................      12,565           11,344

         NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
      OF OIL AND GAS PROPERTIES INCLUDED IN THE PURCHASE AGREEMENT BETWEEN CONTINENTAL RESOURCES, INC. AND BASS ENTERPRISES PRODUCTION CO. (CONTINUED)

2. SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED): (CONTINUED)
    Proved developed reserves are proved reserves which are expected to be recovered through existing wells with existing equipment and operating methods.

    STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED
     OIL AND GAS RESERVES (UNAUDITED)

    The following information is based on Continental's best estimate of the required data for the Standardized Measure of Discounted Future Net Cash Flows as of December 31, 1995, 1996, and 1997 as required by Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 69. The Standard requires the use of a 10 percent discount rate. This information is not the fair market value nor does it represent the expected present value of future cash flows of Continental's proved oil and gas reserves (in thousands of dollars).

                                                                        1995        1996        1997
                                                                     ----------  ----------  ----------

Future cash inflows................................................  $  361,538  $  348,847  $  339,212

Future production and development costs............................     204,874     192,407     180,945
                                                                     ----------  ----------  ----------

Future net cash flows..............................................     156,664     156,440     158,267

10% annual discount for estimated timing of cash flows.............     137,116     135,184     132,876
                                                                     ----------  ----------  ----------

Standardized measure of discounted future net cash flows...........  $   19,548  $   21,256  $   25,391
                                                                     ----------  ----------  ----------
                                                                     ----------  ----------  ----------

    Future cash inflows are computed by applying year-end prices of oil and gas relating to the Properties' proved reserves to the year-end quantities of those reserves. The year-end weighted average oil price utilized in the computation of future cash inflows was approximately $11.44 per BBL at December 31, 1995, 1996 and 1997. The year-end weighted average gas price utilized in the computation of future cash inflows was approximately $1.00 per MCF at December 31, 1995, 1996 and 1997.

    Future production and development costs, which include dismantlement and restoration expense, are computed by estimating the expenditures to be incurred in developing and producing the Properties' proved oil and gas reserves at the end of the year, based on year-end 1997 costs, and assuming continuation of existing economic conditions.

         NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
      OF OIL AND GAS PROPERTIES INCLUDED IN THE PURCHASE AGREEMENT BETWEEN CONTINENTAL RESOURCES, INC. AND BASS ENTERPRISES PRODUCTION CO. (CONTINUED)

2. SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED): (CONTINUED)
    Principal changes in the aggregate standardized measure of discounted future net cash flows attributable to the Properties' proved oil and gas reserves at year-end are shown below (in thousands of dollars):

                                                                        1995        1996        1997
                                                                     ----------  ----------  ----------

Standardized measure of discounted future net cash flows at the
  beginning of the year............................................  $   16,715  $   19,548  $   21,256

Extensions, discoveries and improved recovery, less related
  costs............................................................         468         884         491

Accretion of discount..............................................       1,778       1,932       2,308

Sales of oil and gas produced, net of production costs.............      (5,558)     (8,729)     (4,917)

Development costs incurred during the period.......................       6,145       7,621       6,253
                                                                     ----------  ----------  ----------

Standardized measure of discounted future net cash flows at the end
  of the year......................................................  $   19,548  $   21,256  $   25,391
                                                                     ----------  ----------  ----------
                                                                     ----------  ----------  ----------

    The standardized measure and changes in standardized measure prior to December 31, 1997, were determined from production and drilling records of the Properties applied to the reserve reports as of January 1, 1998, without revision for oil and gas price assumptions.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by the Oklahoma General Corporation Act under which the Company is incorporated, the Company's Certificate of Incorporation, as amended, provides for indemnification of each of the Company's officers and directors against (a) expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding brought by reason of his being or having been a director, officer, employee or agent of the Company, or of any other corporation, partnership, joint venture, or other enterprise at the request of the Company, other than an action by or in the right of the Company, provided that he acted in good faith and in a manner he reasonably believed to be in the best interest of the Company, and with respect to any criminal action, he had no reasonable cause to believe that his conduct was unlawful and (b) expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the Company brought by reason of his being or having been a director, officer, employee or agent of the Company, or any other corporation, partnership, joint venture, or other enterprise at the request of the Company, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the Company, unless and only to the extent that the court in which such action or suit was decided has determined that the person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper. The Company's bylaws provide for similar indemnification. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933, as amended.

    The Company's directors and officers are also insured against claims arising out of the performance of their duties in such capacities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits


  EXHIBIT
  NUMBERS                                             DESCRIPTION
-----------  ----------------------------------------------------------------------------------------------
       3.1   Registrant's Certificate of Incorporation, as amended and restated
       3.2   Registrant's Bylaws, as amended and restated
      3.3*   Certificate of Incorporation of Continental Gas, Inc.
      3.4*   Bylaws of Continental Gas, Inc., as amended and restated
      3.5*   Certificate of Incorporation of Continental Crude Co.
      3.6*   Bylaws of Continental Crude Co.
       4.1   Restated Credit Agreement dated May 12, 1998 among Continental Resources, Inc. and Continental
               Gas, Inc., as Borrowers and Bank One, Oklahoma, N.A. and the Institutions named therein as
               Banks and Bank One, Oklahoma, N.A., as Agent (the "Credit Agreement")
       4.2   Form of Revolving Note under the Credit Agreement
      4.3*   Indenture dated as of July 24, 1998 between the Registrant, as Issuer, the Subsidiary
               Guarantors named therein and United States Trust Company of New York, as Trustee
       4.4   Exchange and Registration Rights Agreement dated July 24, 1998 between the Registrant, the
               Subsidiary Guarantors named therein and Chase Securities, Inc.
         5   Opinion of McAfee & Taft A Professional Corporation

  EXHIBIT
  NUMBERS                                             DESCRIPTION
-----------  ----------------------------------------------------------------------------------------------
     10.1*   Purchase and Sale Agreement dated March 28, 1998 by and between Bass Enterprises Production
               Co., et al. as Sellers and Continental Resources, Inc. as Buyer
     10.2*   Worland Area Purchase and Sale Agreement, as amended, dated June 25, 1998 by and between
               Continental Resources, Inc. as Seller and Harold G. Hamm, Trustee of the Harold G. Hamm
               Revocable Intervivos Trust dated April 23, 1984 as Buyer
     12.1*   Statement re computation of ratio of debt to EBITDA
     12.2*   Statement re computation of ratio of earnings to fixed charges
     12.3*   Statement re computation of ratio of EBITDA to interest expense
        21   Subsidiaries
      23.1   Consent of McAfee & Taft A Professional Corporation is contained in Exhibit 5 hereto
     23.2*   Consent of Arthur Andersen LLP
     23.3*   Consent of Ryder Scott Company Petroleum Engineers
       24*   Power of Attorney
        25   Statement of eligibility of Trustee
       27*   Financial Data Schedule
     99.1*   Letter of Transmittal
      99.2   Notice of Guarantee of Delivery
      99.3   Company letter
      99.4   Client letter
      99.5   Guidelines for certification of taxpayer identification number


------------------------


* Filed herewith.


    (b) Financial Statement Schedules

    None

ITEM 22. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registration pursuant to the provisions described under Item 20, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnifications against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on October 19, 1998.


                                CONTINENTAL RESOURCES, INC.

                                By:               /s/ HAROLD HAMM
                                     -----------------------------------------
                                                    Harold Hamm
                                     CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF
                                                 EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on October 19, 1998.


             NAME                         TITLE
------------------------------  --------------------------

                                Chairman of the Board,
       /s/ HAROLD HAMM            President and Chief
------------------------------    Executive Officer
         Harold Hamm              (Principal Executive
                                  Officer) and Director

      /s/ JACK H. STARK
------------------------------  Senior Vice President and
        Jack H. Stark             Director

                                Senior Vice President,
                                  Treasurer and Chief
     /s/ ROGER V. CLEMENT         Financial Officer
------------------------------    (Principal Financial and
       Roger V. Clement           Accounting Officer) and
                                  Director

        /s/ JEFF HUME
------------------------------  Senior Vice President,
          Jeff Hume               Director

       /s/ RANDY MOEDER         Senior Vice President,
------------------------------    General Counsel,
         Randy Moeder             Secretary and Director

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the following additional Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on October 19, 1998.


                                CONTINENTAL GAS, INC.

                                By:               /s/ HAROLD HAMM
                                     -----------------------------------------
                                                    Harold Hamm
                                     CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE
                                                      OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on October 19, 1998.


          SIGNATURE                              TITLE
------------------------------  ----------------------------------------

       /s/ HAROLD HAMM          Chairman of the Board, Chief Executive
------------------------------    Officer (Principal Executive Officer)
         Harold Hamm              and Director of Continental Gas, Inc.

       /s/ RANDY MOEDER
------------------------------  President and Director of Continental
         Randy Moeder             Gas, Inc.

                                Assistant Secretary and Chief Financial
     /s/ ROGER V. CLEMENT         Officer (Principal Financial Officer
------------------------------    and Principal Accounting Officer) of
       Roger V. Clement           Continental Gas, Inc.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the following additional Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on October 19, 1998.



                                CONTINENTAL CRUDE CO.

                                By:                /s/ JEFF WHITE
                                     -----------------------------------------
                                                     Jeff White
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER



    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on October 19, 1998.


          SIGNATURE                              TITLE
------------------------------  ----------------------------------------

        /s/ JEFF WHITE          President, Chief Executive Officer
------------------------------    (Principal Executive Officer) and
          Jeff White              Director of Continental Crude Co.

                                Treasurer and Chief Financial Officer
     /s/ ROGER V. CLEMENT         (Principal Financial Officer and
------------------------------    Principal Accounting Officer) and
       Roger V. Clement           Director of Continental Crude Co.

       /s/ RANDY MOEDER
------------------------------  Secretary
         Randy Moeder

    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 20, 1998

                                                      REGISTRATION NO. 333-61547
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    EXHIBITS

                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                            ------------------------

                          CONTINENTAL RESOURCES, INC.

             (Exact name of registrant as specified in its charter)

           OKLAHOMA                          1311                  73-0767549
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                            ------------------------

        302 NORTH INDEPENDENCE                        ROGER CLEMENT
              SUITE 300                           302 NORTH INDEPENDENCE
         ENID, OKLAHOMA 73701                           SUITE 300
            (580) 233-8955                         ENID, OKLAHOMA 73701
  (Address, including Zip Code, and                   (580) 233-8955
              telephone                       (Name, address, including Zip
   number, including area code, of             Code, and telephone number,
        registrant's principal                   including area code, of
          executive offices)                        agent for service)

                            ------------------------

                                   COPIES TO:

                             THEODORE M. ELAM, ESQ.
                              BRICE TARZWELL, ESQ.
                    MCAFEE & TAFT A PROFESSIONAL CORPORATION
                       TENTH FLOOR, TWO LEADERSHIP SQUARE
                         OKLAHOMA CITY, OKLAHOMA 73102
                                 (405) 235-9621

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               INDEX TO EXHIBITS


  EXHIBIT
  NUMBERS                                             DESCRIPTION
-----------  ----------------------------------------------------------------------------------------------
       3.1   Registrant's Certificate of Incorporation, as amended and restated
       3.2   Registrant's Bylaws, as amended and restated
      3.3*   Certificate of Incorporation of Continental Gas, Inc.
      3.4*   Bylaws of Continental Gas, Inc., as amended and restated
      3.5*   Certificate of Incorporation of Continental Crude Co.
      3.6*   Bylaws of Continental Crude Co.
       4.1   Restated Credit Agreement dated May 12, 1998 among Continental Resources, Inc. and Continental
               Gas, Inc., as Borrowers and Bank One, Oklahoma, N.A. and the Institutions named therein as
               Banks and Bank One, Oklahoma, N.A., as Agent (the "Credit Agreement")
       4.2   Form of Revolving Note under the Credit Agreement
      4.3*   Indenture dated as of July 24, 1998 between the Registrant, as Issuer, the Subsidiary
               Guarantors named therein and United States Trust Company of New York, as Trustee
       4.4   Exchange and Registration Rights Agreement dated July 24, 1998 between the Registrant, the
               Subsidiary Guarantors named therein and Chase Securities, Inc.
         5   Opinion of McAfee & Taft A Professional Corporation
     10.1*   Purchase and Sale Agreement dated March 28, 1998 by and between Bass Enterprises Production
               Co., et al. as Sellers and Continental Resources, Inc. as Buyer
     10.2*   Worland Area Purchase and Sale Agreement, as amended, dated June 25, 1998 by and between
               Continental Resources, Inc. as Seller and Harold G. Hamm, Trustee of the Harold G. Hamm
               Revocable Intervivos Trust dated April 23, 1984 as Buyer
     12.1*   Statement re computation of ratio of debt to EBITDA
     12.2*   Statement re computation of ratio of earnings to fixed charges
     12.3*   Statement re computation of ratio of EBITDA to interest expense
        21   Subsidiaries
      23.1   Consent of McAfee & Taft A Professional Corporation is contained in Exhibit 5 hereto
     23.2*   Consent of Arthur Andersen LLP
     23.3*   Consent of Ryder Scott Company Petroleum Engineers
       24*   Power of Attorney
        25   Statement of eligibility of Trustee
       27*   Financial Data Schedule
     99.1*   Letter of Transmittal
      99.2   Notice of Guarantee of Delivery
      99.3   Company letter
      99.4   Client letter
      99.5   Guidelines for certification of taxpayer identification number
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* Filed herewith.